Exhibit 10.I

ALUMINIUM PROJECT FRAMEWORK SHAREHOLDERS’ AGREEMENT

between

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

and

ALCOA INC.

	8.4	Meetings of the Board of Managers of each Company	36
	8.5	Voting Thresholds	37
	8.6	Resolutions	38
	8.7	Information	38
	8.8	Duties of Managers	38
	8.9	Company Policies	38
	8.10	Project Steering Committee	39
9.	Deadlock		39
	9.1	Deadlock Arising	39
	9.2	Deadlock Referral	39
	9.3	Sole Remedies	40
10.	Senior Debt Financing of the Project		41
	10.1	Support For Financing Plan	41
	10.2	Several Obligations	41
	10.3	No Further Liability	41
11.	Distributions Policy; Taxes		41
	11.1	Distributions Policy	41
	11.2	Local Community Projects; Research and Development Programme	42
	11.3	Tax and Zakat	43
12.	Accounting System, Books and Budgets		43
	12.1	Accounting System and Standards	43
	12.2	Language of Reporting to the Shareholders	43
	12.3	Financial Statements	43
	12.4	Books and Audit Rights	44
	12.5	Statutory Obligations	44
	12.6	Auditors	44
	12.7	Rights of Managers not Limited	45
	12.8	Annual and Special Budgets	45
	12.9	Emergency Funding	46
13.	Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials		46
	13.1	Payment of Entry Payment and Pre-Incorporation Costs	46
	13.2	Reimbursement of Pre-Incorporation Costs	47
14.	Events of Default and Consequences		47
	14.1	Events of Default	47
	14.2	Consequences of Events of Default	48
	14.3	Transfer Upon Event of Default of Alcoa	48
	14.4	Additional Consequences of a Funding Default	50
	14.5	Ma’aden as the Defaulting Party	52
	14.6	Default Prior to Incorporation of any Company	53
	14.7	Other Remedies	53
15.	Failure to Achieve Financial Completion Date for Phase 1 by the Financing Longstop Date		54
	15.1	Compensation on Buy-Out	54
	15.2	Transfer on Financing Longstop Date	55
16.	Termination and Expiry		56
	16.1	Full Termination and Expiry	56
	16.2	Partial Termination	56
	16.3	Consequences of Termination at the Expiry of the Term	56
	16.4	Consequences following Termination	56
	16.5	Survival and Rights Unaffected	57
17.	Sale or Transfer of Shares, Pledge		57
	17.1	General Prohibition	57
	17.2	Transfers to Affiliates	58
	17.3	Permitted Transfers	58
	17.4	Transfers of Shares	58
	17.5	Notice of Offers	59

	17.6	Notice of Right to Match the Offer	59
	17.7	Right of Remaining Party to Match the Offer	59
	17.8	Transfer Requirements	59
	17.9	Completion of Transfer	60
	17.10	General	60
	17.11	Further Assurances; Sole Shareholder	60
18.	Valuations		61
	18.1	Fair Market Value	61
	18.2	Valuation Panel	61
	18.3	Submission of Valuation	61
	18.4	Valuation Approach	61
19.	Assignment		62
20.	Warranties		62
21.	Governing Law, Dispute Resolution and Language		63
	21.1	Governing Law	63
	21.2	Reference to Senior Management	63
	21.3	Dispute Resolution	63
	21.4	Continuing Obligations	63
	21.5	Jurisdiction	64
	21.6	Process Agent	64
	21.7	Language	64
22.	Confidentiality and Public Announcements		65
	22.1	Confidentiality	65
	22.2	Disclosure of Information by Managers to Shareholders and Parties	66
	22.3	Announcements	66
	22.4	Survival	66
23.	Notices		66
	23.1	Notices	66
	23.2	Effect	67
24.	Further Assurances		67
	24.1	Undertakings	67
	24.2	Further Assurances	68
	24.3	Business Conduct	68
25.	Competing Businesses		68
	25.1	Acknowledgement	68
	25.2	No Obligation to Offer	68
	25.3	Competing Projects Following Termination	69
26.	General Provisions		69
	26.1	Severability	69
	26.2	Waiver	69
	26.3	Compliance with Law and Permits	69
	26.4	Intellectual Property	69
	26.5	Entire Agreement	71
	26.6	Improper Inducements	71
	26.7	Language	71
	26.8	Amendments	71
	26.9	No Partnership	71
	26.10	Priority of Documents	72
	26.11	Waiver of Immunity	72
	26.12	No Liability for Consequential Losses, etc.	72

Schedule

SCHEDULE 1
Parent Company Guarantee	74
SCHEDULE 2
Articles of Association of the Companies	80
SCHEDULE 3
Pre-Incorporation Costs	107
SCHEDULE 4
Gas Allocation Letter	108
SCHEDULE 5
Adherence Agreement	117
SCHEDULE 6
Cast House Users’ Agreement	119
SCHEDULE 7
Description of the Ras Az ZawrComplex	128
SCHEDULE 8
Description of the Mine	131
SCHEDULE 9
Project Agreements	133
SCHEDULE 10
Project Economics	140
Part 1 - Estimate of Project Costs	140
Part 2 - Pre-Financing Budget	142
Part 3 - Project Model	142
SCHEDULE 11
Ma’aden Existing Project Assets	144
SCHEDULE 12
Alcoa Existing Project Assets	145
SCHEDULE 13
Pre-Incorporation Development Committee, Project Account and Steering Committees	146
Part 1 - Development Committee Procedures	146
Part 2 - Payment Mechanism	152
Part 3 - Project Organisation (graphic depiction)	153
SCHEDULE 14
Alcoa Services	170
Part 1 - Alcoa Services	170
Part 2 - Technology Licenses and Support Services	175
SCHEDULE 15
Project Milestones	177

ALUMINIUM PROJECT FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (hereinafter referred to as the “Agreement”), is made and entered into on                      H, corresponding to the      day of              2009 G, by and between:

(1)	SAUDI ARABIAN MINING COMPANY (MA’ADEN), a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No. 1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as “Ma’aden”); and

(2)	ALCOA INC., a corporation under the laws of the Commonwealth of Pennsylvania, USA, whose principal place of business is at 390 Park Avenue, New York, NY 1022, USA, (together with its legal successors and permitted assigns, hereinafter referred to as “Alcoa”),

(hereinafter jointly referred to as the “Parties” or individually as a “Party”).

RECITALS:

(A)	WHEREAS the Parties desire to enter into a joint venture for the development, construction, ownership and operation of an integrated mine, refinery, smelter and rolling mill in the Kingdom of Saudi Arabia (the “Joint Venture”), initially to be developed for (i) the extraction of approximately 4,000,000 tpa of bauxite from the Al Ba’itha bauxite deposit in the Kingdom, (ii) the production of approximately 1,800,000 tpa of alumina and approximately 740,000 tpa of aluminium, and (iii) the production of approximately 250,000 tpa, which may be increased to 460,000 tpa of rolling mill product ((i), (ii) and (iii) hereinafter referred to as the “Project”), as well as potential future expansions of the Project;

(B)	WHEREAS Ma’aden and Alcoa entered into a Memorandum of Understanding dated 15 July 2009 (the “MOU”) for the implementation of the Project.

(C)	WHEREAS the Parties fully accept the obligations set out in the Gas Allocation Letter, without condition or qualification;

(D)	WHEREAS the Parties intend to establish several limited liability companies in, and under the laws of, the Kingdom, one for the Mine and Refinery, one for the Smelter, and one for the Rolling Mill (each referred to as a “Company” and collectively as the “Companies”) to implement the Joint Venture and to undertake the Project;

(E)	WHEREAS the Parties wish to operate the Companies to undertake the Project as an integrated joint venture for the purposes and on the terms set out in this Agreement;

(F)	WHEREAS the Parties have agreed that they will offtake the Aluminium in accordance with the principles set out in this Agreement and the terms of the Offtake Agreements; and

(G)	WHEREAS the Parties are developing the Estimate of Project Costs, the Pre-Financing Budget and the Project Model as described in Schedule 10.

NOW, THEREFORE, in consideration of the covenants contained herein, the Parties hereto agree as follows:

1.	Definitions and Interpretation

1.1	Definitions

Whenever used herein and written in initial capital letters, the following terms shall have the meanings respectively defined:

“Act of Insolvency” means, in respect of any person, the occurrence of one or more of the following events (or any event analogous to the following events in any jurisdiction):

(a)	such person is unable, or admits inability, to pay its debts as they fall due in the ordinary course;

(b)	a moratorium is declared in respect of any indebtedness of such person; or

(c)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person other than a solvent liquidation or reorganisation of such person;

(ii)	a composition, compromise, assignment or arrangement with any creditor of such person; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of such person), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such person or any of its assets, and such action, legal proceedings or other procedure or step is acquiesced to by such person or shall result in the entry of an order for relief or shall remain undismissed for sixty (60) days;

“Additional Pre-Incorporation Costs” shall bear the meaning given in Clause 13.1(a);

“Additional Term” shall bear the meaning set out in Clause 2.2(b);

“Adherence Agreement” shall bear the meaning set out in Clause 4.8;

“Affiliate” means, in relation to any person, any entity which Controls, or is directly or indirectly Controlled by or under common Control with, such person, provided that (i) no Company shall be deemed to be an Affiliate of any Party, and (ii) no person shall be deemed to be an Affiliate of another person solely because both persons are under common Control of the Government of the Kingdom;

“Agent” means any person engaged to obtain business or regulatory advantage, develop customer relationships, or interface with Governmental Authorities and/or Government Officials;

“Agreed Form” means a form of document which has been agreed by or on behalf of the parties thereto and initialled by or on behalf of the parties thereto for the purposes of identification;

“Agreed Pre-Incorporation Costs” shall bear the meaning given in Clause 13.1(a);

“Agreement” means this Framework Agreement;

“Alcoa” has the meaning set out in the parties clause;

“Alcoa Existing Project Assets” shall bear the meaning set out in Clause 6.2;

“Alcoa LOC” shall bear the meaning given in Clause 5.12(c);

“Alumina” means alumina produced by the Refinery as described in Clause 3.6(b)(ii);

“Aluminium” means aluminium produced by the Smelter (and does not include the products of the Rolling Mill) as described in Clause 3.6(b)(iii);

“Applicable Laws” means all legally binding and applicable laws, decrees, directives, orders, regulations or rules of any Governmental Authority, including (for the avoidance of doubt) laws relating to the prohibition of the corruption of public officials which are applicable to the relevant Party, Shareholder, Affiliate or Company (as the case may be) such as the U.S. Foreign Corrupt Practices Act;

“Ancillary Agreements” means the agreements set out in Part 1 of Schedule 9 and any other agreements that the Parties may agree to identify as Ancillary Agreements from time to time;

“Annual Programme and Budget” shall bear the meaning set out in Clause 12.8(a);

“Approved Accounting Firm” means an internationally recognised accounting firm as mutually agreed between the Parties or, failing agreement within five (5) Business Days of being required to agree such firm, any firm from among the largest four international accounting firms at the relevant time;

“Articles of Association” means the articles of association of a particular Company in effect from time to time;

“Auditors” means an Approved Accounting Firm providing audit services that has been appointed in accordance with this Agreement to audit the financial statements of a particular Company and otherwise to perform the functions of an auditor as set out herein;

“Base Case Model” means the base case financial model for each of the Phases which is to be developed and approved by the Parties or, following incorporation of a particular Company, the Board of Managers of that Company by the milestone dates therefor set out in Schedule 15, as the same may be amended, modified, implemented or replaced from time to time in accordance with this Agreement;

“Bauxite” means bauxite extracted from the Mine as described in Clause 3.6;

“Board of Managers” or “Board” means the board of managers from time to time of a particular Company appointed in accordance with this Agreement and the Articles of Association;

“Break-Off Project” shall bear the meaning set out in Clause 5.10(a);

“Break-Off Project Notice” shall bear the meaning set out in Clause 5.10(a);

“Break-Off Right” shall bear the meaning set out in Clause 5.10(a);

“Break-Off Project Company” shall bear the meaning set out in Clause 5.10(a);

“Budget” means the Project Budget, an Annual Programme and Budget or a Special Programme and Budget and “approved Budget” means a Budget of a particular Company that is approved by the Parties and/or the Board of Managers of that Company (as applicable) in accordance with this Agreement;

“Business Day” means any day on which banks in the Kingdom and New York, U.S.A. are generally open for business and on which instructions to transfer same-day funds can be executed;

“Calculation Date” shall bear the meaning set out in Clause 13.1(a);

“Call Date” shall bear the meaning set out in Clause 14.3(a)(i);

“Cash Call” means all calls for (a) Equity Subscriptions and (b) if determined by the Parties in accordance with this Agreement, advances under Shareholder Loans, made by the relevant Board of Managers to the Parties in their respective Shareholder Percentages in accordance with Clause 4;

“Cast House” means the casting facilities owned and operated by the Smelter, in accordance with the Cast House Users’ Agreement substantially in the form of Schedule 6.

“Chairman” means the chairman of the relevant Board of Managers;

“Closing Date” shall bear the meaning set out in Clause 14.3(a)(iv);

“Commercial Production Date” means the later of, (a) in respect of the Mine, the Refinery and the Smelter, the last day of the period of the first three (3) months of continuous and stable operations of each of the Mine, the Refinery and the Smelter at not less than ninety percent (90%) capacity, as determined by the Parties on written advice from each relevant Board of Managers; and (b) in respect of the Rolling Mill, after all major pieces of equipment and all instrumentation and systems related to process and quality control successfully complete acceptance testing, the date at which the first customer has given acceptance of qualification for supply of beverage can stock, provided that for the purpose of Clauses 8.5(b)(iv), 12.3(d)(iii) and 18.4(c) it shall mean the above date applicable to the relevant Company;

“Commercial Register” means the commercial register at the Ministry;

“Commercial Registration” means registration of a particular Company on the Commercial Register;

“Commission Rate” means a commission rate which is calculated as being equivalent to:

(1)	the offered rate per annum for one month deposits in US Dollars which appears on the appropriate page of the Reuters screen or such other page as may replace that page for the purpose of displaying offered rates of lending banks for London interbank deposits at or about 11:00 a.m. (London time) on the first London Banking Day of each month, or, if more than one such rate appears on such page on such day, the arithmetic mean of such rates (rounded upward to the nearest five decimal places); and

(2)	if no such rate appears on the Reuters screen page referred to in paragraph (1) above (or any such replacement page), the arithmetic mean (rounded upwards to the nearest five decimal places) of the offered rates per annum quoted by Barclays Bank, London Branch, and HSBC Bank, London Branch (or their successors in interest), at which deposits in US Dollars for one month are being offered by such banks (or their successors in interest) to prime banks in the London interbank market at or about 11:00 a.m. (London time) on the first London Banking Day of each month; or

(3)	if none or only one of the banks referred to in paragraph (2) above are offering rates for deposits on the terms referred to in that paragraph, the rate per annum quoted by such bank as the Party who does not owe such commission in consultation with the Party that owes such commission may select from time to time at which deposits in US Dollars for one month are being offered by such bank to prime banks in the London interbank market at or about 11.00 a.m. (London time) on the first London Banking Day of each month;

“Commitment Date” shall bear the meaning set out in Clause 3.3(b);

“Companies” and “Company” shall each bear the meaning set out in Recital D;

“Company Law” means the Saudi Arabian Regulations for Companies, Royal Decree No. M/6 dated 22/3/1385H, as amended from time to time;

“Company Policies” shall bear the meaning set out in Clause 8.9;

“Completion Agreements” means any and all completion debt service undertakings and/or obligations to fund construction cost overruns up to an agreed maximum amount granted by the Parties or members of their respective groups for the benefit of Senior Lenders in connection with the Senior Debt for the Project;

“Complex” means the manufacturing facility to be constructed by the Companies for the production of the Products, at Ras Az Zawr in the Kingdom, including the Refinery, Smelter and Rolling Mill together with certain related facilities to be owned by each relevant Company, as further described and defined in Schedule 7;

“Confidentiality & Non-Disclosure Agreement” means the confidentiality and non-disclosure agreement dated 26/4/1430 H, corresponding to 22/4/2009 G, between Ma’aden and Alcoa;

“Construction Agreement” means (i) any engineering, procurement and construction contract entered into by a particular Company in respect of any material component of the Project or any relevant Expansion, (ii) any engineering, procurement and construction management (EPCM) contract entered into by a particular Company in respect of any material component of the Project or any relevant Expansion or (iii) any contract, agreement or arrangement substantially similar to the foregoing;

“Control” shall mean in relation to any non-natural person (the “First Person”), the right of another person or persons acting together, whether in law or in fact (including by way of contract), to secure by means of the holding of shares bearing fifty percent (50%) or more of the voting rights attaching to all the shares in the First Person, or by having the power to control the composition of the board of managers/directors or other governing body of the First Person, that all or a substantial proportion of the affairs of the First Person are conducted in accordance with the wishes of that person or persons acting together, and the expressions “Controls” or “Controlled” shall be construed accordingly;

“Cure Period” shall bear the meaning set out in Clause 14.4(e)(ii);

“Deadlock” shall bear the meaning set out in Clause 9.1(a);

“Deadlock Committee” shall bear the meaning set out in Clause 9.2(b)(i);

“Deadlock Referral Notice” shall bear the meaning set out in Clause 9.2(a);

“Deadlock Resolution Procedure” shall bear the meaning set out in Clause 9.2(b);

“Default Amount” shall bear the meaning set out in Clause 14.1(a);

“Default Commission” shall bear the meaning set out in Clause 4.5;

“Default Notice” shall bear the meaning set out in Clause 14.4(a);

“Defaulting Party” shall bear the meaning set out in Clause 14.1;

“Development Committee” shall bear the meaning set out in Clause 3.1;

“Development Committee Funding Call” shall bear the meaning set out in Clause 4.2(a);

“Distribution” means: (i) any Share Distribution; (ii) any payment by a particular Company to any of its Shareholders or any of that Shareholder’s Affiliates in respect of any Shareholder Loan; or (iii) any payment by a particular Company of any other amount (including by way of loan) to any of its

Shareholders or any of that Shareholder’s Affiliates (other than pursuant to the terms of any Project Agreement);

“DZIT” means the Department of Zakat and Income Tax of the Kingdom;

“EBIT” means earnings before interest and taxes;

“Effective Date” shall mean the date determined in accordance with Clause 2.1;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre emption) and any mortgage, charge, pledge, lien (other than liens arising by operation of law and securing indebtedness arising in the ordinary course of business not more than seven (7) days overdue), assignment, hypothecation or other priority interest, deferred purchase, title retention, rental, hire purchase, conditional sale, trust, leasing, sale and repurchase and sale and leaseback arrangements, rights of set off and any other agreement or arrangement whatsoever having the same commercial or economic effect as security (including any hold back or “flawed asset” arrangement) over or in any property, asset or right of whatsoever nature and including any agreement for any of the foregoing;

“Entry Payment” shall bear the meaning set out in Clause 13.1(b);

“Equity Subscription” means the subscription by the Parties (or any of them) directly or through any of their respective Affiliates for additional Shares on the basis of a subscription price of ten thousand Saudi Riyals (SR10,000) per Share, or such other basis as may be approved by the relevant Board in accordance with this Agreement and the Applicable Laws of the Kingdom;

“Estimate of Project Costs” means the Parties’ estimate as at the Effective Date of the Project Costs, as may be amended from time to time by mutual agreement of the Parties, as more fully described in Part 1 of Schedule 10 and which shall be superseded by the Project Budget;

“Event of Default” shall bear the meaning set out in Clause 14.1;

“Excess Alumina” means, in any period, any Alumina produced at the Refinery that is not required for the production of Aluminium at the Smelter and/or to maintain normal Alumina inventory levels during such period;

“Expansion” shall bear the meaning set out in Clause 5.9(a);

“Fair Market Value” shall bear the meaning set out in Clause 18.1;

“Financial Close” means the date on which all conditions precedent to first draw down under the Financing Agreements for the relevant Phase of the Project have been satisfied or, if capable of waiver, waived;

“Financial Year” means the financial year of a particular Company from January 1 to December 31 each year;

“Financing Agreements” means the credit agreements and associated documents entered into or to be entered into by a particular Company pursuant to which credit facilities will be made available to such Company in connection with the Project;

“Financing Completion Date” shall mean the date on which the Financing Agreements are signed on behalf of each relevant Company and the Senior Lenders for the relevant Phase;

“Financing Longstop Date” means 31 December 2010 being the date by which the Parties require the Financing Completion Date for Phase 1 to have occurred as may be extended in accordance with Clause 15.1(a);

“Financing Plan” means the financing plan to be developed by the Parties for each Phase and which is intended to be approved by the Parties by the milestone date therefor set out in Schedule 15;

“Foreign Investment Licence” means the foreign investment licence issued by SAGIA authorizing the formation of a particular Company, as the same may be amended from time to time;

“Free Cash” in respect of each relevant Financial Year, means (i) the net profit after allowing for Income Tax and Zakat of a particular Company for such Financial Year as reflected in the audited financial statements of that Company for such Financial Year, (ii) plus depreciation and amortization, (iii) plus adjustments for movement between opening and closing working capital, (iv) less amounts disbursed in the Financial Year on account of capital expenditures, (v) less amounts paid by that Company in respect of such Financial Year pursuant to Clause 11.3, and (vi) less amounts paid or reserved for repayment of debt, (vii) plus cumulative undistributed Free Cash from previous Financial Years;

“Funding Deadline” shall bear the meaning set out in Clause 4.4(a)(ii);

“Funding Default” shall bear the meaning set out in Clause 14.1(a);

“Gas Allocation Letter” means the gas allocation letter dated 28/10/1430 H, corresponding to 17/10/2009 G, reference 3157/P/F, in respect of the Project from Saudi Aramco (based on the authorisation of the Ministry of Petroleum) to Ma’aden and SWCC, a copy of which is attached at Schedule 4;

“Gate 3 Review” means the formal review of the final feasibility report produced at the completion of the stage 2 engineering for each component of the Project in accordance with the agreed stage gate process. This report shall describe the basic engineering of the facilities, class 1 cost estimate within a range of +/- ten percent (10%) (or such other level as agreed by the Parties), HAZOP study, technical and financial risk assessment, constructability and operability review, operational readiness review, level 1 master schedule, value improving processes, final project execution plan, EPC/EPCM contract documentation and any other items as agreed by the Parties;

“GCC countries” means Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, the United Arab Emirates and any other country which may be designated as a Gulf Cooperative Country from time to time;

“Governmental Authority” means any court or governmental authority, department, commission, board, agency or other instrumentality of any country or jurisdiction or any part thereof having jurisdiction over this Agreement, a Company, a Shareholder, a Party or any asset or transaction contemplated by this Agreement;

“Government Official” means an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority;

“IFRS” shall bear the meaning set out in Clause 12.1;

“Initial Term” shall bear the meaning set out in Clause 2.2(a);

“Intellectual Property” means rights in and in relation to confidential information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

“IP Information” shall bear the meaning set out in Clause 26.4(d);

“Joint Venture” shall bear the meaning set out in Recital A;

“Kingdom” means the Kingdom of Saudi Arabia;

“KSA Controlled Transferee” shall bear the meaning set out in Clause 17.3(a);

“LME” means the London Metals Exchange;

“London Banking Day” means any day on which banks in London, England are generally open for business;

“Ma’aden” has the meaning set out in the parties clause;

“Ma’aden Existing Project Assets” shall bear the meaning set out in Clause 6.1(a);

“Ma’aden LOC” shall bear the meaning given in Clause 5.12(a);

“Manager” means a member from time to time of the relevant Board of Managers;

“Material Adverse Effect” means any effect or result which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition, effective management, results or prospects of a particular Company or a subsidiary Controlled by such Company (if any);

“Material Breach” shall bear the meaning set out in Clause 14.1(d);

“Mine” means the Al Ba’itha mine in the Kingdom for extracting approximately 4,000,000 tpa of bauxite as more fully described in Schedule 8, as modified pursuant to any Expansion that may occur in accordance with this Agreement;

“Mining & Refining Company” shall bear the meaning set out in Clause 3.5 (c);

“Mining Licenses” means the mining and quarrying licenses in respect of the Mine referred to in Schedule 8 and included in Schedule 11;

“Ministry” means the Ministry of Commerce and Industry of the Kingdom;

“Ministry of Petroleum” means the Ministry of Petroleum and Mineral Resources of the Kingdom;

“MOU” shall bear the meaning set out in Recital B;

“Non-Defaulting Party” means the Party who is not the Defaulting Party;

“Notice of the Right to Match the Offer” shall bear the meaning set out in Clause 17.6;

“NTP for Phase 1” means an irrevocable written notice to proceed in full or substantially in full with construction or similar steps given by the relevant Company pursuant to the Construction Agreements in respect of Phase 1 in accordance with Clause 3.3;

“Offer” shall bear the meaning set out in Clause 17.4;

“Offtake Agreements” means the offtake agreements in the Agreed Form in respect of Aluminium and the Excess Alumina to be entered into by the relevant Companies with each of the Parties;

“Other Project Agreements” means the Project Agreements set out in Part 2 of Schedule 9;

“Paid In Capital” means the aggregate amount of money paid by each Party directly or through any of their respective Affiliates to a Company in connection with the subscription for Shares by such Party or Affiliates in that Company from time to time in accordance with this Agreement including the amount of money set out under the headings “Paid In Capital” in Clause 4.1;

“Phase” means Phase 1 or Phase 2, as the case may be and “Phases” means both Phase 1 and Phase 2;

“Phase 1” means (following the Gate 3 Review) the design, construction and operation of the Smelter and the Rolling Mill;

“Phase 2” means (following the Gate 3 Review) the design, construction and operation of the Mine and the Refinery;

“Pre-Financing Budget” means the development budget for the Project detailing the Project Costs which the Parties have incurred and estimate will be likely to be incurred on the Project up to Financial Close for each Phase, including an appropriate level of contingency, as attached in Part 2 of Schedule 10;

“Pre-Incorporation Costs” means the aggregate of the costs properly incurred by a Party prior to the incorporation of each Company in accordance with Clause 13;

“Pre-Incorporation Materials” means the relevant documents and materials developed by the Parties jointly or otherwise provided by a Party for the purposes of the Project prior to the incorporation of the Companies;

“President” means the president of a particular Company as appointed in accordance with Clause 8.3(a);

“Product” or “Products” means Alumina, Aluminium and Rolling Mill products produced at the Complex as described in Clause 3.6;

“Project” shall bear the meaning set out in Recital A;

“Project Account” means the joint bank account set up by the Parties for the purposes of funding Project costs approved by the Parties through the Development Committee prior to the incorporation of each particular Company and appointment of the Board of such Company;

“Project Agreements” means the agreements entered into or to be entered into by a particular Company and/or the Parties and/or either of the Parties (on behalf of that Company) in connection with the Project, with the inclusion of the Ancillary Agreements, the Other Project Agreements, the Financing Agreements and any other agreements which are identified as Project Agreements in accordance with the terms of this Agreement;

“Project Budget” means the overall budget of the Project Costs for the Project to be developed and approved by the Parties by the milestone date therefor set out in Schedule 15, as may be amended, modified, implemented or replaced from time to time pursuant to a resolution of the Parties pursuant to Clause 7.2 and which shall supersede the Pre-Financing Budget and the Estimate of Project Costs;

“Project Costs” means the total costs of the Project, including direct project costs, contingency, owner’s development costs, penalties for delay to implement the Project by required deadlines, interest due on construction and other financing costs and net working capital funding requirements;

“Project Model” means the financial model for the Project at the Effective Date referred to in Part 3 of Schedule 10 from which the Base Case Model will be developed by the Parties;

“Project Steering Committee” shall bear the meaning set out in Clause 8.10;

“Proposed Resolution” shall bear the meaning set out in Clause 9.1(a);

“Ras Az Zawr Site” means that portion of the industrial area at Ras Az Zawr as described in Schedule 7;

“Refinery” means the refinery to be constructed in Ras Az Zawr in the Kingdom initially to produce approximately 1,800,000 tpa of alumina, as more fully described in Schedule 7, as modified pursuant any Expansion that may take place in accordance with this Agreement;

“Remaining Party(s)” shall bear the meaning set out in Clause 17.5;

“Required Shareholder Funding” shall bear the meaning set out in Clause 4.2;

“Right to Match the Offer Period” shall bear the meaning set out in Clause 17.7(a);

“Rolling Company” shall bear the meaning set out in Clause 3.5 (c);

“Rolling Mill” means the rolling mill to be constructed at Ras Az Zawr in the Kingdom initially to produce approximately 250,000 tpa, which may be increased to 460,000 tpa of rolling mill product, as more fully described in Schedule 7, as modified pursuant to any Expansion that may take place in accordance with this Agreement;

“SAGIA” means the Saudi Arabian General Investment Authority;

“Saudi Riyal” or “SR” means the lawful currency of the Kingdom;

“Security Interest” shall bear the meaning set out in Clause 4.7;

“Selling Party” shall bear the meaning set out in Clause 17.4;

“Senior Debt” means the financing provided by the Senior Lenders for the Project;

“Senior Lenders” means one or more commercial banks, Islamic finance participants, Saudi Arabian public financing institutions and other financial institutions and/or capital markets investors (which for the avoidance of doubt, may include one or more of the Parties and any of their Affiliates) providing debt finance in respect of the Project other than in respect of Shareholder Loans;

“Senior Lenders Commitment Letters” means the letters issued by prospective Senior Lenders evidencing a commitment to provide Senior Debt to the relevant Companies undertaking the relevant Phase of the Project;

“Senior Officers” means the President and other senior officers of a particular Company as set out in Clause 8.3(a);

“Share” means any share of SR10,000 each in the capital of any Company, and “Shareholding” shall be construed accordingly;

“Share Capital” means the capital which constitutes the Paid In Capital from time to time of a Company as set out in its Articles of Association;

“Share Distribution” means any dividend (in cash, property or otherwise) or any other distribution or payment made by a particular Company on or in respect of its Shares, including any distribution of the distributable profits of such Company, or any distribution of the assets of such Company upon any liquidation or winding up of such Company;

“Shared Services Agreement” shall have the meaning set out in Clause 5.10(b);

“Shareholder” means any person directly holding Shares from time to time in accordance with the terms of this Agreement;

“Shareholder Loan” means a subordinated interest free loan by a Shareholder or its Affiliate to a Company pursuant to a Shareholder Loan Agreement;

“Shareholder Loan Agreements” shall bear the meaning set out in Clause 4.3;

“Shareholder Percentage” means, in respect of a Party, the amount (expressed as a percentage) equal to (a) the total Paid In Capital by such Party or its Affiliate in a Company at such time, divided by (b) the total Paid In Capital by all the Shareholders in such Company at such time, and “Shareholder Percentages” collectively refers to the Shareholder Percentage of each of the Parties, which, at the time of formation of a Company, are as set out in Clause 4.1;

“Smelter” means the smelter to be constructed in Ras Az Zawr in the Kingdom initially to produce approximately 740,000 tpa of aluminium, as more fully described in Schedule 7, as modified pursuant any Expansion that may take place in accordance with this Agreement;

“Smelter Onsite Services Agreement” or “Smelter OSA” means the agreement for the provision of onsite services to the Company by Rio Tinto Alcan Inc. relating to aluminium smelting technologies, as more fully described in Part 2 of Schedule 9;

“Smelter Technology Transfer Agreement” or “Smelter TTA” means the agreement for the licensing of certain of Aluminium Pechiney’s Intellectual Property in aluminium smelting technologies and provision of related services to a particular Company, as more fully described in Part 2 of Schedule 9;

“Smelting Company” shall bear the meaning set out in Clause 3.5 (c);

“SOCPA” shall bear the meaning set out in Clause 12.1;

“Special Programme and Budget” shall bear the meaning set out in Clause 12.8(a);

“SWCC” means the Saline Water Conversion Corporation in the Kingdom;

“Transfer Date” means, in respect of any transfer of Shares, the date of signature before the competent notary public in the Kingdom of the amendment of the Articles of Association necessary to give effect to such transfer in accordance with Clause 17.9;

“Transferable Interests” means, in respect of any Party, all Shares and Shareholder Loans held by such Party and its Affiliates;

“Transfer Notice” shall bear the meaning set out in Clause 17.5;

“US Dollar” or “US$” shall mean the lawful currency of the United States of America;

“Value Added Project” means any capital investment project to be implemented after the date of this Agreement and which is intended to be located within the Kingdom which relates to (a) downstream add-on products which could be produced using outputs generated by the Project (for the avoidance of doubt, not including the Rolling Mill or any Expansions thereto) or (b) upstream inputs used in the Project (for the avoidance of doubt, not including the Refinery or any Expansions thereto);

“Valuer” shall bear the meaning set out in Clause 18.2; and

“year”, “month”, “week” and “day” mean a calendar year, calendar week, calendar month and a calendar day respectively of the Gregorian calendar.

1.2	Interpretation

In this Agreement:

(a)	References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof).

(b)	References to Recitals, Clauses, Schedules and paragraphs are to Recitals and Clauses in, and to Schedules and paragraphs of Schedules to, this Agreement. The Recitals and Schedules shall be deemed to form part of this Agreement.

(c)	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(d)	Headings are inserted for convenience only and shall not affect construction.

(e)	References to the Shareholders include their respective successors and permitted assigns.

(f)	References to persons shall include any individual, any form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, association, organization or trust (in each case whether or not having a separate legal personality).

(g)	The word “include” and its derivatives shall be deemed to include the proviso that it is “without limitation”.

(h)	The masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

1.3	Third Party Rights

Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement has no right to rely upon or enforce any term of this Agreement.

2.	Effective Date; Term of the Agreement; Parent Company Guarantee

2.1	Effective Date

This Agreement shall be effective as of the date of execution of this Agreement by both Parties (the “Effective Date”).

2.2	Term of the Agreement

(a)	The term of this Agreement and the Joint Venture shall be from the Effective Date until thirty (30) years after the date that the last of the three Companies is registered in the Commercial Register (the “Initial Term”).

(b)	At the expiry of the Initial Term, this Agreement shall be automatically renewed for an additional term of twenty (20) years on the same terms and conditions, unless the Parties agree otherwise at least two (2) years prior to the expiry of the Initial Term or unless terminated earlier in accordance with this Agreement (“Additional Term”).

(c)	The Parties may agree to extend the term of this Agreement and the Joint Venture beyond the end of the Additional Term, by successive ten (10) year periods, by mutual agreement of the Shareholders at least five (5) years prior to expiry of the then current term

(d)	If the Parties are unable to agree on an extension of the term of this Agreement and the Joint Venture pursuant to paragraph (c) above, prior to a liquidation of the Companies pursuant to the provisions of Clause 16.3, the Parties will seek to negotiate a purchase by one Party of the other Party’s Transferable Interests at a Fair Market Value pursuant to the procedures, and consistent with the valuation principles, set forth in Clause 18.

2.3	Parent Company Guarantee

Alcoa shall procure the issuance by its ultimate parent company of a parent company guarantee in respect of its Affiliates that are Shareholders in a Company in the form set out in Schedule 1. Such parent company guarantee shall be issued to Ma’aden prior to or simultaneously with the first issuance of Shares to any Alcoa Affiliate.

3.	Development Committee and Establishment of a particular Company

3.1	Development Committee

The Parties shall proceed to incorporate each Company and appoint the relevant Board of Managers as soon as possible after the Effective Date. If it is not practicable to incorporate a Company immediately following the Effective Date then, for the period between the Effective Date and the incorporation of such Company and appointment of its Board of Managers, a project development committee (the “Development Committee”) shall be formed by the Parties for the overall coordination of the development of the project in the period up to incorporation of such Company and appointment of its Board of Managers. The Development Committee shall have the authority and duties and shall act in accordance with the procedures set out in Part 1 of Schedule 13.

The Development Committee shall be subject to the same Company Policies as described in Clause 8.9 of the Agreement once such policies are determined by the Parties.

3.2	Project Costs and Pre-Financing Budget

Prior to the Effective Date, the Parties have agreed on:

(i)	the Estimate of Project Costs;

(ii)	the Project Model; and

(iii)	the Pre-Financing Budget.

3.3	Project Milestones

(a)	From the Effective Date, the Parties shall use their best efforts to progress the development of the Project including achieving the milestones set out in Schedule 15 by the respective milestone dates. As the Project is progressed as aforesaid, the Parties shall, and shall procure that each Company shall, further develop and approve:

(i)	the Project Budget which shall supersede and replace the Estimate of Project Costs and Pre-Financing Budget;

(ii)	the Base Case Model for each Phase;

(iii)	the Financing Plan for each Phase including a commitment by each of the Parties to provide the Required Shareholder Funding specified in the Financing Plan together with the Senior Lenders Commitment Letters in respect of such Phase; and

(iv)	the material Project Agreements as specified in Schedule 15.

(b)	Without prejudice to the above, the Parties shall use their best efforts to obtain signed Senior Lenders Commitment Letters and the key signed Construction Agreements (as agreed by the Parties) for Phase 1 by no later than 30 June 2010 (the “Commitment Date”).

(c)	In the event that the Senior Lenders Commitment Letters and the key Construction Agreements (as aforesaid) have not been signed by the Commitment Date, the Parties will liaise with the Ministry of Petroleum to seek appropriate extensions of time or other relief under the Gas Allocation Letter and the Parties will continue to use all their respective best efforts to progress the Senior Lenders Commitment Letters and the key Construction Agreements so that they may be signed by the respective parties as soon as practicable following the Commitment Date. In the event that the Gas Allocation Letter is terminated or the gas allocation is withdrawn by reason of any failure to achieve the signing of the Senior Lenders Commitment Letters or the relevant key Construction Agreements by the Commitment Date, or for any other reason, then this Agreement will terminate in accordance with Clause 16.1(e) and neither Party shall have any liability to the other (including in respect of the reimbursement of Pre-Incorporation Costs or Paid In Capital or Shareholder Loans in respect of any Company) arising from any such termination.

(d)	Subject to obtaining signed Senior Lenders Commitment Letters for Phase 1, the Parties: agree to continue to develop the Project; commit to provide the Required Shareholder Funding in respect of Phase 1; and to procure that each relevant Company shall sign the Financing Agreements for Phase 1, subject only to the Financing Agreements being on materially the same terms as those contained in the Senior Lenders Commitment Letters.

(e)	Following the development and approval of all items listed in paragraph (a) above and, subject to paragraph (f) below, the occurrence of the Financing Completion Date for Phase 1 (or earlier, should the Parties so agree), the Parties shall procure that the NTP for Phase 1 is issued.

(f)	The Parties shall use their best efforts to progress the Project as aforesaid such that the Financing Completion Date for Phase 1 occurs no later than the Financing Longstop Date. In the event that the Financing Completion Date for Phase 1 has not occurred by the Financing Longstop Date, Clause 15 shall apply.

(g)	The Parties acknowledge that the Project is an integrated project to be developed in two Phases. The Parties shall use their best efforts to obtain signed Senior Lenders Commitment Letters and the key signed Construction Agreements (as agreed by the Parties) for Phase 2 by no later than 30 June 2011. The Parties shall proceed to develop Phase 2 upon signing the relevant Financing Agreements.

3.4	Establishment of each Company

(a)	The Parties acknowledge and shall procure that each Company will be established by the relevant Shareholders in accordance with the Applicable Laws of the Kingdom.

(b)	Promptly following the Effective Date, the Parties shall procure that the relevant Shareholders shall apply to SAGIA for the issuance of the Foreign Investment Licence in relation to each Company.

(c)

Promptly following the issuance of the Foreign Investment Licence for each particular Company, the Articles of Association of such Company shall be submitted to the Ministry and the Parties shall procure that the relevant Shareholders shall use all reasonable efforts to complete the incorporation of each Company. The Parties agree that each Company’s Articles of Association will be in the Agreed Form attached hereto as Schedule 2, an Arabic version of which shall be submitted to the Ministry for approval. If any changes are requested by the Ministry, the Articles of Association will be amended and resubmitted only after the Parties have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed. Promptly following approval of the Articles of Association by the Ministry, the Parties will cause the authorized representatives of the relevant Shareholders to execute the Articles of Association before the competent notary public in the Kingdom and thereafter shall take such further actions as shall be necessary to complete the incorporation and registration of each Company in the Commercial Register as soon as possible, and in accordance with the requirements of Clauses 3.5, 3.6 and 4.1(a).

3.5	Details of each Company

The Parties acknowledge and agree that:

(a)	Each Company will be formed for a period of fifty (50) years starting from the date of its registration in the Commercial Register, as may be extended pursuant to the terms of the Articles of Association and this Agreement;

(b)	Notwithstanding paragraph (a) above, the term of the Joint Venture shall be as specified in Clause 2.2;

(c)	The names of the Companies shall be (i) Ma’aden Bauxite & Alumina Company, which will operate the Mine at Al Ba’itha and the Refinery at Ras Az Zawr (the “Mining & Refining Company”); (ii) Ma’aden Aluminium Company, which will operate the Smelter at Ras Az Zawr (the “Smelting Company”); and (iii) Ma’aden Rolling Company, which will operate the Rolling Mill at Ras Az Zawr (the “Rolling Company”), or in each case such other name as may be approved by the Parties from time to time in accordance with this Agreement and set out in, or in an amendment to the Articles of Association of such Company which have been duly filed and/or registered in the Commercial Register in accordance with Applicable Laws of the Kingdom;

(d)	The registered office of each Company shall be in Jubail in the Kingdom, or such other place in the Kingdom as may be approved by the Parties from time to time in accordance with this Agreement and set out in an amendment to the Articles of Association of such Company which has been duly filed and/or registered with the Commercial Register in accordance with Applicable Laws of the Kingdom;

(e)	Each Company shall be domiciled in the Kingdom and shall not conduct business in any jurisdiction other than the Kingdom, except as may be necessary or incidental to the Project, without the prior approval of the relevant Board of Managers given in accordance with this Agreement.

3.6	Purpose

(a)	The Parties acknowledge and agree that (i) the Companies are a profit centre separate to each of the Parties’ other business(es), and (ii) subject to the terms and conditions of this Agreement, the Parties shall procure (either directly or through the relevant Shareholders appointed by them) that each Company shall conduct its affairs, and each of the Parties shall (and shall procure that the relevant Shareholders appointed by them shall) conduct its dealings with such Company, in such a way as to promote the Company’s business and the profitability of the Project.

(b)	The Parties acknowledge and agree that the purpose of each Company is and shall be to engage in the following commercial activities, subject to the terms and conditions of this Agreement and in accordance with the contractual arrangements by which it is bound:

(i)	Collectively, the development, construction, ownership and operation of the Mine, the Refinery, the Smelter and the Rolling Mill in the Kingdom;

(ii)	In the case of the Mining & Refining Company, initially the extraction of approximately 4,000,000 tpa of Bauxite from the Al Ba’itha bauxite deposit in the Kingdom and the production of approximately 1,800,000 tpa of Alumina;

(iii)	In the case of the Smelting Company, initially the production of approximately 740,000 tpa of Aluminium;

(iv)	In the case of the Rolling Company, initially the production of approximately 250,000 tpa, which may be increased to 460,000 tpa of Rolling Mill products (the “Products”); and

(v)	Implementation of Expansions of the Project, and production of the resulting increased quantities of the Products.

(c)	The Parties acknowledge that priority on the allocation and marketing of Excess Alumina will be given to Expansions of the Smelter, followed by domestic demand and then to export to international markets.

(d)	In accordance with the Gas Allocation Letter and as referred to in Clause 5.5, the Parties acknowledge and agree that the Companies are required to support the development of downstream businesses in the Kingdom.

4.	Share Capital, Funding by Shareholders and Financing Completion Date

4.1	Share Capital as of Incorporation

(a)	The Parties acknowledge that each Company shall be incorporated with an initial Share Capital, and the ownership of such shares as at the date of incorporation shall be, as set out in the tables below:

(i)	In the case of the Mining & Refining Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	60%	306,000	SR 3,060,000,000
Alcoa	40%	204,000	SR 2,040,000,000
TOTAL	100%	510,000	SR 5,100,000,000

(ii)	In the case of the Smelting Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	60%	459,000	SR 4,590,000,000
Alcoa	40%	306,000	SR 3,060,000,000
TOTAL	100%	765,000	SR 7,650,000,000

(iii)	In the case of the Rolling Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	60%	234,000	SR 2,340,000,000
Alcoa	40%	156,000	SR 1,560,000,000
TOTAL	100%	390,000	SR 3,900,000,000

(b)	Each Share shall entitle the holder thereof to one (1) vote on each matter coming before the Shareholders.

(c)	Notwithstanding anything to the contrary contained in the Articles of Association of each Company, each Share shall entitle the holder thereof to receive Share Distributions in accordance with Clause 11 of this Agreement.

4.2	Required Shareholder Funding

(a)	From the Effective Date until the date of incorporation of each Company and appointment of the Board of Managers for such Company, funding calls will be issued by the Development Committee (a “Development Committee Funding Call”) in accordance with the Pre-Financing Budget and shall be funded by the Parties and/or their Affiliates into the Project Account in proportion to their proposed Shareholder Percentages for each relevant Company set out in Clause 4.1 within fourteen (14) days of the request, subject to the Parties’ rights to reimbursement in accordance with Clause 13.

(b)	Following the incorporation of a Company and appointment of its Board of Managers, the Board of Managers may from time to time issue a Cash Call to the Shareholders in accordance with their Shareholder Percentages for Equity Subscriptions and, Shareholder Loans (in the proportions determined by the Parties), in accordance with approved Budgets including initially the Pre-Financing Budget and, when superseded, the Project Budget. The Equity Subscriptions and Shareholder Loans shall each separately be proportionate to the Shareholder Percentages of the respective Shareholders. The Parties shall procure that the relevant Shareholders nominated by them shall pay or advance such funds to such Company and, in respect of any Equity Subscription, the Paid In Capital of each of the Shareholders in the Company shall be adjusted accordingly. For the purposes of this Agreement, “Required Shareholder Funding” shall comprise all funding that the Shareholders (or any of them) have advanced or are required to advance (or procure the advancing of) to each Company in accordance with the approved Budgets or as otherwise required in accordance with this Agreement, including by way of Equity Subscriptions and Shareholder Loans (but shall exclude any Senior Debt provided by a Shareholder or its Affiliates).

4.3	Shareholder Loans

In the event that the Parties determine that a Cash Call issued by a particular Board of Managers should comprise in whole or part Shareholder Loans, the Parties shall procure that the Shareholders shall each, and shall also procure that such Company shall, within fifteen (15) days of the request by the Board of Managers to do so, execute one or more subordinated loan agreements between the relevant Shareholders and such Company (the “Shareholder Loan Agreements”) requiring the relevant Shareholders, conditional on achieving the Financing Completion Date for the relevant Phase, to advance amounts to such Company pursuant to Cash Calls in accordance with Clause 4.2(b).

4.4	Form and Manner of Funding by Shareholders

(a)	Unless otherwise approved by the Board of Managers of a relevant Company in accordance with this Agreement, all Cash Calls by each Board of Managers shall:

(i)	be in an amount that corresponds to an approved Budget (which shall be referenced in the Cash Call), be given at such times and in respect of such amounts as correspond to the cash requirements of the particular Company and, to the extent possible, correspond with the timing contemplated by such approved Budget;

(ii)	be made by notice in writing to all Shareholders not less than ten (10) Business Days prior to the date (the “Funding Deadline”), which shall be a Business Day, by which such Required Shareholder Funding subject to the Cash Call is required to be made;

(iii)	specify the amount required to be advanced by the affected Shareholder(s) in accordance with this Agreement;

(iv)	specify whether the amount is required to be advanced by way of Equity Subscription and/or Shareholder Loan;

(v)	specify the Funding Deadline; and

(vi)	set out details of the bank account of the Company into which the Required Shareholder Funding subject to the Cash Call should be deposited.

(b)	All Required Shareholder Funding pursuant to this Clause 4 shall be made in the form of cash and in respect of equity shall be made in Saudi Riyals and in respect of Shareholder Loans shall be made in either Saudi Riyals or US Dollars, as agreed by the Parties.

(c)	All Shareholder funding made under this Clause 4 shall be directly deposited into a separate bank account of the relevant Company established for such purpose which shall be specified in the relevant Cash Call and (together with any interest or investment income earned thereon) shall be the absolute property of such Company for its own account and used by such Company in accordance with this Agreement.

(d)	Subject to Applicable Laws in the Kingdom and Clause 7.2(a)(ii), when considered appropriate by the relevant Board of Managers, including for purposes of avoiding potential application of Article 180 of the Company Law, the Parties shall procure that the Shareholders shall promptly resolve and otherwise procure and take all steps and execute and deliver all instruments necessary or desirable, including without limitation amending the Articles of Association of the relevant Company (without requiring separate approval under Clause 7.2(a)), to convert Shareholder Loans into Share Capital by releasing and discharging such principal amount of Shareholder Loans (then outstanding from each Shareholder to the relevant Company) in consideration for the issuance by the Company of that number of Shares so as to increase the Share Capital to an appropriate level. Any Shareholder Loans so converted shall be converted into Shares pro rata to the then Shareholder Percentages of the Shareholders and in a manner which does not vary the Shareholder Percentages of the Shareholders post conversion.

4.5	Default Commission Rate

If a Shareholder fails to pay or advance an amount in accordance with this Clause 4 by the Funding Deadline or the deadline specified in Clause 4.2(a) (in the case of a Development Committee Funding Call), the unpaid amount of such Required Shareholder Funding or under such Development Committee Funding Call (as the case may be) shall bear a commission (the “Default

Commission”) from and after the date due to the date such amount is paid at a rate per annum equal to the Commission Rate plus two percent (2%), payable upon demand by the relevant Company or the non-defaulting Shareholder or, failing such demand, monthly in arrears. Any calculation of Default Commission under this Clause 4.5 shall be made on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

4.6	Limitations and Shareholder Funding

No Party, nor any of its Affiliates that are Shareholders in a particular Company, shall be under any obligation to provide funding, directly or indirectly, to a Company except pursuant to this Clause 4 or Clause 10.

4.7	Pledge

Except as required pursuant to, and subject to, the terms of the Financing Agreements, no Shareholder may pledge, mortgage, charge or grant any other security interest (“Security Interest”) over all or any part of its Shares or Shareholder Loans unless such Shareholder obtains the prior written consent of the other Shareholder to such Security Interest.

4.8	Adherence Agreement

Subject to Clause 4.9(b), a person who is not a Shareholder shall not acquire, or be permitted to acquire, any Shares or Shareholder Loans in a Company: (1) other than in accordance with and pursuant to the provisions of this Agreement; and (2) unless such person shall have first executed an Adherence Agreement to this Agreement in the form attached hereto as Schedule 5 (“Adherence Agreement”) on or prior to the completion of such acquisition of any Shares or Shareholder Loans. Without limiting the foregoing, Alcoa intends to hold its Shares in each of the Companies through an Affiliate and shall procure that each such Affiliate shall enter into an Adherence Agreement on or prior to the issuance of any Shares to such Affiliate. The Parties acknowledge that on receipt of an Adherence Agreement in accordance with the terms of this Agreement, a New Shareholder (as defined in the form of the Adherence Agreement) shall be deemed to have been added as a party to this Agreement and all references to Shareholder or Shareholders, shall include the New Shareholder.

4.9	Financing Completion Date

(a)	The Parties intend that the Financing Completion Date for each Phase shall occur no later than the dates specified in Schedule 15 and, in any event, in respect of Phase 1 by no later than the Financing Longstop Date or such other dates as may be resolved by the relevant Board of Managers pursuant to Clause 8.5(a) (and provided that there is no obligation to agree on any change to such dates and a failure to agree on any change to such dates shall not constitute a Deadlock for the purposes of this Agreement).

(b)	As soon as is reasonably practical after the Financing Completion Date for each Phase, the Parties shall procure that the relevant Shareholders shall procure that the Foreign Investment Licence, Articles of Association and Commercial Register shall be amended so as to formalize the increase in capital and issuance of the additional Shares.

(c)	Subject to the provisions of Clause 6.3, as soon as is reasonably practical after the Financing Completion Date for each Phase, and in any event no later than the closing date of the first drawdown of funds pursuant the Financing Agreements for such Phase, the Parties shall procure that the relevant Shareholders shall procure that each relevant Company shall execute all material Project Agreements and Ancillary Agreements not executed prior to such date in respect of such Phase.

5.	Responsibilities of the Parties

5.1	Roles of the Parties

The organization, development, and operation of each Company and the Project will capitalize on the strengths and experience brought by each of the Parties, who will provide such assistance pursuant to the terms of this Agreement and the Ancillary Agreements.

5.2	Role of Ma’aden

Alcoa acknowledges and agrees that Ma’aden possesses extensive experience and know-how in respect of mining, infrastructure, local regulatory compliance, local procurement of goods and services, land related matters and project development in the Kingdom. Accordingly, the Parties shall ensure that each Company shall consult with Ma’aden, and Ma’aden (or as the case may be, its Affiliates) shall provide assistance and support to such Company and, as applicable, shall perform other specified services and obligations, with respect to such matters in the manner provided in, and upon and subject to the terms and conditions of, this Agreement and the relevant Ancillary Agreements entered into by Ma’aden (or as the case may be, its Affiliates) in the Agreed Forms, in accordance with Schedule 9. Such assistance and support and other obligations shall be performed on an “at cost” basis except where an arm’s length Ancillary Agreement is to be entered into in accordance with Schedule 9. For the purposes of this Clause 5.2, “at cost” means: in relation to services and support provided by Ma’aden’s or its Affiliates’ personnel, the costs attributable to base salary plus benefits and burdens of such personnel for the periods in which such services and support are being performed; and in relation to other services and support, the actual direct costs properly incurred by Ma’aden or its Affiliates to third parties in performing the same.

5.3	Role of Alcoa

Ma’aden acknowledges and agrees that Alcoa possesses extensive experience and know-how with respect to bauxite mining, alumina refining, aluminium smelting and rolling mill operations. Accordingly, the Parties shall ensure that each Company shall consult with Alcoa, and Alcoa (or, as the case may be, its Affiliates) shall provide assistance and support to such Company and, as applicable, shall perform other specified services and obligations, with respect to such matters provided in, and upon and subject to the terms and conditions of, this Agreement and the relevant Ancillary Agreements entered into by Alcoa (or its Affiliates) in the Agreed Forms, as more particularly described in Schedule 14. Such assistance and support and other obligations shall be performed on an “at cost” basis except where an arm’s length Ancillary Agreement is to be entered into in accordance with Schedule 9. For the purposes of this Clause 5.3 and Clause 16.4, “at cost” means: in relation to services and support provided by Alcoa’s or its Affiliates’ personnel, the costs attributable to base salary plus benefits and burdens of such personnel for the periods in which such services and support are being performed and subject to grossing up such costs to the extent that withholding tax is payable in respect of such costs; and in relation to other services and support, the actual direct costs properly incurred by Alcoa or its Affiliates to third parties in performing the same.

5.4	Aluminium Offtake

(a)	The Parties (or one of their respective Affiliates), the Smelting Company and the Rolling Company will enter into the Cast House Users’ Agreement substantially in the form of Schedule 6 under which the Smelting Company will co-ordinate the provision of cast house services, including to the Rolling Company.

(b)

Subject to paragraph (c) below, the Parties or such of their respective Affiliates shall each enter into an offtake agreement with the Smelting Company in the Agreed Form in accordance with the timeline for execution specified in Schedule 9, for the purchase of their pro rata share (based on their Shareholder Percentage) of each type of Aluminium product produced by the Smelting Company.

(c)	The Parties shall procure that the Smelting Company shall allocate such quantities of Aluminium to the Rolling Company as are required for the operation of the Rolling Mill and such allocated quantities shall be taken to reduce the amount of Aluminium provided by the Smelting Company and available to Parties pursuant to paragraph (b) above.

(d)	In the event that the Parties fail to achieve the milestone dates relating to the Rolling Mill as indicated in Schedule 15, the Parties acknowledge that the Smelting Company will be required to allocate 275,000 tpa of Aluminium to other entities determined by the Ministry of Petroleum in accordance with the Gas Allocation Letter. Such allocation shall be divided pro rata to each Parties’ Shareholder Percentage and each Party shall be obliged to sell such amount of Aluminium at a price equal to the full cost of production to such entities determined by the Ministry of Petroleum.

(e)	The Parties shall use their reasonable efforts to (i) assist the Smelting Company in obtaining the required LME registration for Aluminium to be produced by it, and (ii) ensure that such registration is obtained in a timely manner. Each Party shall bear its own costs in relation to assisting the Smelting Company in obtaining the LME registration pursuant to this Clause 5.4.

5.5	Support for Downstream Industry and Priority to the Domestic Market

(a)	In accordance with the Gas Allocation Letter, the Parties (or their Affiliates) shall, in priority to export markets, enter into long-term supply agreements with companies in the Kingdom that wish to purchase raw materials from among the Products produced by each Company and, where applicable, sold to the Parties (or their Affiliates) under each Parties’ Offtake Agreement with the relevant Company (as specified in Schedule 9) or sold by the Rolling Company (if applicable).

(b)	Such supply agreements shall be long-term supply agreements based on competitive terms and conditions, including market based pricing, and, where applicable, on the terms outlined in the Parties’ respective Offtake Agreements with the relevant Company. Furthermore, the Parties shall work diligently to promote and support the establishment of downstream industries in the Kingdom, based on the Products produced by the Smelting Company and/or the Rolling Company.

5.6	Sales Agency Arrangements for Sales in the Kingdom

(a)	Subject to agreement on terms, Alcoa (or its Affiliates) and Ma’aden shall enter into a sales agency agreement pursuant to which Ma’aden or its Affiliates shall act as the exclusive sales agent in the Kingdom for Alcoa’s (or its Affiliates’) sales of Aluminium to businesses within the Kingdom, in consideration for the payment of a reasonable agency fee to be agreed between the Parties. Such sales agency agreement shall be subject to usual termination rights for failure to perform in accordance with the terms thereof.

(b)	To ensure fairness to Alcoa, the price realised by Alcoa (before taking into account the commission payable to Ma’aden) on sales of Aluminium by Ma’aden as sales agent shall be determined with reference to the average price achieved by Ma’aden (whether for its own account or as sales agent for Alcoa) on sales of Aluminium in arm’s length transactions with third parties in the Kingdom.

5.7	Sales Agency Arrangements for Sales Outside the Kingdom

(a)	Subject to agreement on terms, Alcoa and Ma’aden shall enter into a sales agency agreement pursuant to which Alcoa (or its Affiliates) shall act as Ma’aden’s sales agent for the sale outside the Kingdom of a portion of Ma’aden’s share of Aluminium, which as at the date of this Agreement is intended to be in the range of 30-50% of Ma’aden share, in consideration for the payment of a reasonable agency fee to be agreed. Such sales agency agreement shall be for a minimum term of 5 years, subject to usual termination arrangements, including the ability to reduce the volumes committed under such sales agency agreement in increments of up to fifty percent (50%) of the originally committed volume on giving not less than twelve (12) months written notice to the agent, and provided that no such reduction shall occur before the expiry of the fourth year of the aforesaid minimum five (5) year term.

(b)	To ensure fairness to Ma’aden, the price realised by Ma’aden (before taking into account the commission payable to Alcoa) on sales of Product by Alcoa as sales agent shall be determined with reference to the average price achieved by Alcoa (whether for its own account or as sales agent for Ma’aden) on sales of Products of the same specified and quality in arm’s length transactions with third parties.

5.8	Alumina Supply Arrangements and Excess Alumina

(a)	During the period between the date on which the Smelter becomes operational and the date on which the Refinery begins to supply the Smelter’s requirements for Alumina, upon request of the Smelting Company, Alcoa (or its Affiliates) will supply Alumina to the Smelting Company in such quantities and at such times as requested, and at a market price formula agreed by the Parties. If at any time thereafter the Mining & Refining Company becomes unable, including due to operational interruptions in Alumina production, to supply the Smelting Company’s requirements for Alumina, Alcoa will offer its and its Affiliates’ services as agent to locate other sources of Alumina in the market.

(b)	Alcoa will also offer, as agent, to market any Excess Alumina that the Mining & Refining Company may have available for sale from time to time at prevailing market prices and in return for a reasonable commission to be agreed.

5.9	Capacity Expansions

(a)	The Parties acknowledge that it is their intention to implement future capacity expansions across all elements of the Project in the manner described in this Agreement (“Expansion”) and to consider engaging in or otherwise supporting downstream manufacturing.

(b)	Any Party may require a particular Company to undertake a feasibility study into any potential Expansion. The Parties agree that decisions to implement Expansions shall be taken, in good faith, based on the commercial, economic and strategic viability of the Expansion, following the completion of the feasibility study by such Company. Any decision to implement any Expansion shall be made in accordance with the provisions of Clause 8.5(b).

(c)	An Expansion shall be financed in accordance with a financing plan for such Expansion that has been approved by the relevant Board of Managers in accordance with this Agreement.

(d)	Each Party shall, and shall procure that the relevant Manager(s) appointed by it, act and vote reasonably and in good faith in connection with the approval of an Expansion and, if approved, in relation to the implementation and financing of the Expansion.

(e)	In the context of an Expansion carried out by a particular Company, the Parties shall endeavour to cause such Company (i) to minimise any disruption in the production levels of the Project, including the Mine and/or the Complex, during the period in which the Expansion is effected and (ii) to procure that the Expansion is effected in accordance with good industry practice.

(f)	Each Party shall, and shall procure that any of its Affiliates that are Shareholders shall, execute such documents as necessary in order to ensure the intent of this Clause 5.9 is achieved, including to effect such amendments as may be necessary to reflect the increase in capacity of the Mine and/or the Complex, the relevant Company’s capital and its ownership, and to amend its Articles of Association and such Company’s Commercial Registration accordingly. Where a decision to implement an Expansion within the relevant Company is taken by its Board of Managers in accordance with Clause 8, each Party shall, and shall procure that any of its Affiliates that are Shareholders shall, exercise their voting rights and do all such things and execute all such documents as may be required to give effect to such decision of such Board of Managers.

5.10	Break-Off Projects

(a)	If Ma’aden makes an Expansion proposal in accordance with Clause 5.9 and such Expansion proposal is not approved by the relevant Board of Managers in accordance with this Agreement at two (2) non-successive Board meetings of the relevant Company, held at least five (5) months apart, at which such Expansion proposal is presented for approval, then Ma’aden shall have the right (the “Break-Off Right”) itself or through an Affiliate to proceed to develop, construct, own and operate the Expansion to which such Expansion proposal relates (the “Break-Off Project”). Ma’aden may develop, construct, own and/or operate the Break-Off Project either itself or through a special purpose project company (the “Break-Off Project Company”) which it Controls. The Break-Off Right shall terminate if (i) Ma’aden has not given formal notice to the relevant Company (the “Break-Off Project Notice”) of its intention to proceed with such Expansion within the period of sixty (60) days after the second of the two non-successive Board of Managers meetings where the relevant Board of Managers resolved not to proceed with such Expansion, or (ii) notice to proceed under the relevant Construction Agreements for the Break-Off Project is not given within eighteen (18) months of the date of the Break-Off Project Notice. For the avoidance of doubt, if any Break-Off Right so terminates, the proposed Expansion (or any Expansion substantially similar to such proposed Expansion) must again be submitted to the relevant Company in accordance with Clause 5.9.

(b)	If Ma’aden gives a Break-Off Project Notice pursuant to paragraph (a) above, the relevant Company shall, and the Parties shall procure that the other Shareholders shall procure that such Company shall, negotiate in good faith with Ma’aden, its Affiliates and/or the Break-Off Project Company with a view to such Company entering into a shared services agreement (a “Shared Services Agreement”) with Ma’aden, its Affiliate and/or the Break-Off Project Company pursuant to which such Company shall provide certain services and/or make available certain facilities in order to support and facilitate the development, construction and operation of the Break-Off Project. In connection with any such negotiations, the Parties shall ensure that the following principles shall be applied by the parties to such negotiations:

(i)	the relevant Company and Ma’aden, its Affiliates and/or the Break-Off Project Company shall cooperate in relation to the conduct of the Project and the Break-Off Project;

(ii)

the relevant Company shall, to the extent that doing so does not disrupt the Project, seek to accommodate the needs of the Break-Off Project, including, for the avoidance of doubt, allowing the Break-Off Project to interface with and share the plant and facilities of the Project, at the cost of Ma’aden, its Affiliates and/or the Break-Off Project Company; and

(iii)	the relevant Company shall provide such reasonable supplies including intermediate Products, services, leases, licences, easements and other rights and facilities as are reasonably requested by the Break-Off Project, provided that such Company shall only be obliged to provide services to the Break-Off Project:

(A)	to the extent that it has spare capacity, taking into account its current or reasonably predicted future usage of that capacity;

(B)	provided that there are no technical incompatibilities which reasonably could be expected to have an adverse effect on the Project and which cannot reasonably be overcome;

(C)	provided that no capital expenditures are required of such Company, or alternatively the Break-Off Project funds such capital expenditure;

(D)	provided that the arrangements do not adversely impact on the security and regularity of supplies of energy and raw materials to such Company; and

(E)	provided that the provision of such services would not prejudice the efficient current and planned future production of Aluminium by the Project.

For the purpose of this Clause 5.10(b)(iii), services, leases, easements and utilities shall be provided on a “full cost” basis (including capital and operating costs). If so required by the Break-Off Project, any intermediate Products, intellectual property licences or other rights and facilities shall be provided on a reasonable basis to be agreed with reference to the cost to the relevant Company of providing such, as well as to the advantage to the Break-Off Project in receiving rather than resorting to a third party provider (if available).

The Parties shall ensure that the Shared Services Agreement shall contain provisions requiring the Break-Off Project Company to comply with detailed reporting requirements, including as regards submitting to the relevant Company monthly progress reports during the pre-commercial operation phase of the Break-Off Project and quarterly operations reports post commercial operation of the Break-Off Project. All reports shall be in such form and provide such information as is customary and shall further contain such additional information as the relevant Company may reasonably request from time to time.

5.11	Value Added Projects

(a)	If a Party or any of its Affiliates wishes to develop, construct, operate or otherwise implement, or participate in, any Value Added Project, it may, but shall not be obliged to, inform the relevant Company and the other Party proposing that such Company implement, or participate in, the Value Added Project. In such event, the Party shall set out such details of the proposed Value Added Project as are reasonably necessary to enable the relevant Board to make a reasoned judgement concerning the merits of such Value Added Project. Notwithstanding the foregoing, if any such Value Added Project is likely to be a substantial supplier to, or customer of, a Company (measured either by revenues or by percentage of total purchases or sales), the relevant Party shall inform the other Party and the relevant Company, and the Parties shall consult on the effects on the relevant Company of any arrangement proposed to be entered into between the Value Added Project and such Company but, for the avoidance of doubt, informing the other Party and such Company as aforesaid should not be deemed to be an offer to participate in the Value Added Project.

(b)	If the implementation of, or the participation in, a Value Added Project proposed by a Party in accordance with paragraph (a) above is approved by the relevant Board of Managers in accordance with this Agreement, the Parties shall procure that the relevant Company proceeds to implement, or participate in (as applicable), such Value Added Project in such manner as is determined by such Board of Managers.

(c)	If the implementation of, or participation in, a Value Added Project proposed by a Party in accordance with paragraph (a) above is not approved by the relevant Board of Managers within ninety (90) days of such Board meeting at which the proposal was first presented to the Board of Managers for approval, then the Party whose appointed Manager(s) voted in favour of such Value Added Project at such Board of Managers meeting shall be entitled itself or through an Affiliate to implement, or participate in, the Value Added Project (on a basis substantially similar to that set out in the relevant notice) outside the relevant Company in partnership, joint venture or in such other relationship with any other person as such Party may determine.

(d)	Notwithstanding the foregoing provisions of this Clause 5.11, each Party shall use its reasonable efforts to procure that the relevant Company shall not implement, or participate in, any Value Added Project in a manner that would constitute, or cause such Company to commit, a breach of such Company’s obligations under any Project Agreements or Financing Agreements.

5.12	Responsibilities under the Gas Allocation Letter

(a)	The Parties acknowledge that the Gas Allocation Letter contains requirements in respect of the implementation of the Project which are to be supported by the provision by Ma’aden (on behalf of the Companies) of an irrevocable letter of credit in the amount of US$ three hundred and fifty million (US$350,000,000) (the “Ma’aden LOC”). The Ministry of Petroleum has the right to call on the Ma’aden LOC in the event that the requirements of the Gas Allocation Letter are not met.

(b)	The Parties agree and acknowledge that a failure to satisfy the requirements of the Gas Allocation Letter resulting in a claim under the Gas Allocation Letter or a call under the Ma’aden LOC is a risk of the Project to be borne by the Parties in proportion to their respective Shareholder Percentages.

(c)	Alcoa shall provide to Ma’aden, within fourteen (14) days of Ma’aden’s written request, and in any case prior to the deadline under the Gas Allocation Letter for provision of a letter of credit to the Ministry of Petroleum, a separate irrevocable and unconditional letter of credit issued by a financial institution acceptable to Ma’aden in an amount equal to Alcoa’s pro rata share of the amount stated in paragraph (a) above based on its Shareholder Percentage (the “Alcoa LOC”). The Alcoa LOC shall have a term of not less than one (1) year and at least thirty (30) days prior to its expiry, Alcoa shall either (i) cause the issuing bank to provide a notice of renewal satisfactory to Ma’aden or (ii) provide a notice of replacement to Ma’aden together with a replacement letter of credit fulfilling the requirements of this Clause 5.12(c).

(d)	Ma’aden shall be entitled to call on the Alcoa LOC in the event that Ma’aden is required to make payment for a failure to meet the requirements of the Gas Allocation Letter or the Ministry of Petroleum calls under the Ma’aden LOC, provided that any liability incurred to the Ministry of Petroleum under the Gas Allocation Letter shall be borne by the Parties in proportion to their Shareholder Percentages.

(e)	On satisfaction of the requirements of the Gas Allocation Letter and the return of the Ma’aden LOC to Ma’aden, Ma’aden shall, within five Business days thereafter, return the Alcoa LOC to Alcoa.

(f)	Any failure by Alcoa to comply with the requirements of this Clause 5.12 for any reason whatsoever shall be deemed to be an Event of Default by Alcoa under Clause 14.1(e).

5.13	Provision of Information by Parties and the Companies

(a)	In regard to the operations of the Companies and all matters governed by this Agreement, if a Party, a Shareholder or a Company becomes aware that any of its (or its Affiliate’s) or the Companies’ directors, employees or Agents have, or in the future will, pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing that any portion of such exchange is for the purpose of:

(i)	influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, a Company or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;

(iii)	inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, a Company or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to a Government Official,

that Party, Shareholder or Company, as the case may be, shall promptly inform the Board of the relevant Company.

(b)	Where as a result of an activity carried on or proposed to be carried on by a Company a Government Authority makes an enquiry or request for information in relation to a legal, compliance or regulatory requirement of such Company or Party under Applicable Laws, the Parties shall co-operate with one another and the Company in relation to that enquiry or request for information. Upon request by a Party or a Company, as the case may be, the other Party (or Parties in the case of a request made by a Company) shall provide all reasonable information and assistance required by such Party or Company in respect of such enquiry or request for information.

6.	Transfer of Existing Project Assets; Project Agreements

6.1	Transfer of Ma’aden Existing Project Assets

(a)	As soon as reasonably practicable after the incorporation of each relevant Company, Ma’aden shall sell, transfer and assign all of its right, title and interest (including all accrued rights) in and to each of Ma’aden’s existing Project assets as listed in Schedule 11 (“Ma’aden Existing Project Assets”) to the relevant Company (as determined by the Parties) and the Parties shall procure that such Company purchases or, as the case may be, receives and accepts the transfer and assignment of each of the Ma’aden Existing Project Assets. The sale, transfer and assignment of any Ma’aden Existing Project Assets pursuant to this Clause 6.1 shall not be subject to, or conditional upon, the sale, transfer or assignment of any other of the Ma’aden Existing Project Assets or any of the Alcoa Existing Project Assets.

(b)	Ma’aden shall use its best efforts to give effect to the provisions of paragraph (a) above and, without limiting the generality of the foregoing, shall:

(i)	execute appropriate Deeds of Transfer transferring each of the Ma’aden Existing Project Assets to the relevant Company;

(ii)	procure (if appropriate) the re-issuance of, or transfer by, the appropriate Governmental Authority (on terms not materially less favourable to the relevant Company) of any relevant Ma’aden Existing Project Assets to the relevant Company; and

(iii)	execute and procure the execution of any additional documents and take further action as is necessary or reasonably requested by Alcoa to effectuate the intent of this Clause 6.1.

6.2	Transfer of Alcoa Existing Project Assets

(a)	As soon as reasonably practicable after the incorporation of each relevant Company, Alcoa shall sell, transfer and assign all of its right, title and interest (including all accrued rights) in and to each of the Alcoa existing Project assets as listed in Schedule 12 (“Alcoa Existing Project Assets”) (if any) to the relevant Company (as determined by the Parties) and the Parties shall procure that such Company purchases or, as the case may be, receives and accepts the transfer and assignment of each of the Alcoa Existing Project Assets. The sale, transfer and assignment of any Alcoa Existing Project Assets pursuant to this Clause 6.2 shall not be subject to, or conditional upon, the sale, transfer or assignment of any of the other of Alcoa Existing Project Assets or any of the Ma’aden Existing Project Assets.

(b)	Alcoa shall use its best efforts to give effect to the provisions of paragraph (a) above and, without limiting the generality of the foregoing, shall:

(i)	execute appropriate Deeds of Transfer transferring each of the Alcoa Existing Project Assets to the relevant Company; and

(ii)	execute and procure the execution of any additional documents and take further action as is necessary or reasonably requested by Ma’aden to effectuate the intent of this Clause 6.2.

6.3	Project Agreements signed post-Effective Date but before Company Formation

(a)	Promptly following the Effective Date, the Party that is identified as a party to any Ancillary Agreements shall, or shall procure that its relevant Affiliates that are identified as parties thereto shall, use its reasonable efforts to approve Agreed Forms of such Ancillary Agreements (with the exception of Ancillary Agreements that are in Agreed Form on or prior to the Effective Date), and shall execute, and the Parties shall procure that the relevant Company shall execute, the Ancillary Agreements in the Agreed Form forthwith after the Effective Date in accordance with Schedule 9. The Parties agree and acknowledge that all Ancillary Agreements shall be entered into on arm’s length commercial terms.

(b)	The Parties shall use their reasonable efforts to ensure that, with the exception of such of the Project Agreements that are in the Agreed Form, the Project Agreements (other than the Ancillary Agreements and the Financing Agreements) are negotiated and executed on the most favourable terms and conditions for the relevant Company as may be reasonably obtainable and, where applicable, in accordance with the timeline for the execution as specified by the Board of Managers.

7.	Shareholders’ Meetings

7.1	Shareholders’ Meetings

The Shareholders shall act through general meetings and resolutions duly held and adopted in accordance with the terms and conditions of this Agreement, the Articles of Association and Applicable Laws in the Kingdom. To the extent permitted by Applicable Laws in the Kingdom, a Shareholder may participate in Shareholders’ Meetings in person or by video conference or tele-conference, and/or may appoint a proxy or proxies to represent it in such meetings.

7.2	Supermajority Items

(a)	The Parties agree that no action taken by any Company with respect to any of the following matters shall have any effect, in each case unless and until such matter shall have been approved by a resolution passed at a duly convened meeting of the Shareholders of the relevant Company at which a quorum is present by the affirmative votes of the relevant Shareholders in attendance or duly represented at such meeting who are entitled to vote on such resolution in accordance with this Agreement and holding in the aggregate not less than seventy five percent (75%) of the Share Capital:

(i)	Any amendment of the Articles of Association (including any change of name of the Company) other than in accordance with Clauses 4.4(d) and 4.9(b);

(ii)	Any change in the business object or shareholding structure of the Company, including any increase or reduction in the Share Capital or issuance of Shares or options on Shares by the Company (other than any increase in the Share Capital or issuance of Shares previously authorised in connection with the Required Shareholder Funding);

(iii)	Any liquidation or winding up of the Company (including voluntary dissolution of the Company);

(iv)	Any sale or other disposition of all or a substantial part of the Company’s business or assets, or any merger of the Company with or into any other entity;

(v)	Appointment, replacement, or removal of the Company’s Auditors;

(vi)	Any decision regarding the distribution of the Company’s available profits other than in accordance with Clause 11.3, including without limitation, any decision to establish reserves other than the statutory reserve or to carry forward the Company’s profit balance in whole or in part to the next Financial Year;

(vii)	Any decision regarding Managers’ remuneration; or

(viii)	The approval and any subsequent amendment of the Project Budget.

(b)	The Parties shall, and shall ensure that any of their Affiliates that are Shareholders shall, vote for any amendment to the Articles of Association, change in shareholding structure of a Company, or decision regarding distribution of a Company’s available profits where required to give effect to the rights and obligations of the Shareholders specifically provided for in this Agreement.

(c)

Other than as regards matters enumerated in Clause 7.2(a), the Parties agree that no action by a Company which requires Shareholder approval pursuant to this Agreement or under Applicable Laws of the Kingdom shall have any effect until such matter shall have been approved by a resolution passed at a duly convened meeting of the Shareholders at which a quorum is present by the affirmative votes of the relevant Shareholders in attendance or duly represented at such meeting who are entitled to vote on such resolution in accordance with this Agreement and holding in the aggregate at least fifty one percent (51%) of the Share Capital of the relevant Company.

(d)	If any matter has been approved by the relevant Board of Managers in accordance with the Agreement or any action is required to be taken by a Company or any Shareholder in accordance with the Agreement, and such matter requires the approval or ratification by the Shareholders in accordance with Applicable Laws of the Kingdom, then the Parties shall procure that such approval or ratification is promptly given.

7.3	Language

The resolutions of the meeting of Shareholders shall be laid down in writing in the Arabic language and the English language. For purposes of any proceedings conducted pursuant to Clause 21.3 the English language version of any such resolution shall prevail.

8.	Board of Managers

8.1	Appointment of Managers to each Company

(a)	Except in relation to those matters reserved to the Shareholders, each Company shall be managed by a Board of Managers, which will consist of five (5) Managers. Promptly after the incorporation of a Company in accordance with Clause 3.4, to the extent it has not already occurred, the required appointments shall be made such that Ma’aden will appoint three (3) Managers, and Alcoa (or its Affiliate) will appoint two (2) Managers, to such Company. Each of Ma’aden and Alcoa (or its Affiliate, as aforesaid) will also appoint an Alternate Manager, who will also participate in meetings of the relevant Board of Managers, but will have no vote unless expressly authorized to vote pursuant to sub-paragraph (f) below.

(b)	Unless otherwise agreed between the Shareholders of a particular Company, Ma’aden shall appoint the Chairman of each Company.

(c)	The relevant Board of Managers shall have full authority to act on behalf of the Company to which they have been appointed, in accordance with the terms and conditions of this Agreement and the Articles of Association. All appointments of Managers shall be effected by written notice to such Company and the other Party.

(d)	To the extent permissible under Applicable Laws of the Kingdom, meetings of the Board of Managers may be held by conference call or video conference. Meetings of the Board of Managers shall be held on a quarterly basis.

(e)	Meetings of the relevant Board of Managers shall be held at the head office of such Company or at such other places as may be agreed by a majority of the Managers of that Company. Meetings shall be held at such times as specified by the Chairman of that Company. The notice shall include the agenda and all documents pertaining to the business to be transacted at the meeting. The relevant Board of Managers may waive or modify the requirement for notice (including the duration of the notice) with the written consent of all the relevant Managers either prior to or at the commencement of the meeting and before any other business is transacted.

(f)	A Manager may grant a proxy to any other Manager appointed by the Shareholder appointing such Manager to attend meetings of the Board of Managers and to vote on his behalf.

(g)	Resolutions of the Board of Managers may be passed by written resolution.

(h)	Unless otherwise agreed between the Parties, vacancies will be promptly filled by the Shareholder having the right to appoint a Manager to the vacant seat, such that the composition of the Board of Managers of any particular Company shall at all times be in accordance with this Agreement.

(i)	Subject to paragraph (f) above and Clause 8.5(a), each Manager shall have one (1) vote, and the Chairman shall not have any additional voting power (including any casting vote) by virtue of his position.

(j)	The Chairman shall be a Manager and shall have the authority set out in the Articles of Association, such authority to be exercised in accordance with the decision of the Board of Managers.

8.2	Removal of Managers

The Party or its Affiliate being a Shareholder who appointed a Manager (or an alternate) may remove that Manager (or such alternate) at any time by written notice to the relevant Company and the other Party. In the event that a Manager is removed or resigns or becomes incapacitated or otherwise unable to serve for any reason, the Party or its Affiliate being a Shareholder who appointed him shall promptly appoint a replacement. Any Party or its Affiliate being a Shareholder removing a Manager appointed by it or them in accordance with the relevant provisions of the Articles of Association shall be responsible for and shall hold harmless the other Party and the relevant Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including, but without prejudice to the generality of the foregoing, legal costs actually incurred.

8.3	Appointment of Senior Officers to each Company; Removal

(a)	The relevant Board of Managers shall appoint officers of the relevant Company from time to time, including the following officers of such Company (“Senior Officers”):

(i)	the President;

(ii)	the Vice President for Operations;

(iii)	the Vice President for Finance; and

(iv)	the Vice President for Human Resources.

(b)	The appointment and removal of each Senior Officer will be subject to approval by the relevant Board of Managers pursuant to Clause 8.5(a).

(c)	Except as otherwise agreed by the Parties, the President shall be nominated by Ma’aden to each Board of Managers for approval and shall be the primary executive officer of each Company and shall be fully responsible for the general and executive management and daily administration of the operations and business of each Company. The person nominated by Ma’aden as President shall serve as President for each Company. The President shall report directly to the relevant Board of Managers and carry into effect all decisions and resolutions of the relevant Board of Managers and, if and to the extent determined by special majority approval of the relevant Board of Managers, any duly authorised committee of the relevant Board of Managers.

(d)	Except as otherwise agreed by the Parties, the Vice President for Operations of each Company shall be nominated by Alcoa to the relevant Board of Managers for approval. The scope of each Vice President for Operations’ role and responsibilities shall be as determined by the relevant Board of Managers from time to time. Each Vice President for Operations shall report directly to the President.

(e)	Except as otherwise agreed by the Parties, the Vice President for Finance shall be nominated by Ma’aden to each Board of Managers for approval. The person nominated by Ma’aden as the Vice President for Finance shall serve in such capacity for each Company. The scope of the Vice President for Finance’s role and responsibilities shall be as determined by the relevant Board of Managers from time to time. The Vice President for Finance shall report directly to the President.

(f)	The scope of the Vice President for Human Resources’ role and responsibilities shall be as determined by the relevant Board of Managers from time to time. The Vice President for Human Resources shall report directly to the President. The person appointed as Vice President for Human Resources shall serve in such capacity for each Company. The Vice President for Human Resources shall report directly to the President. The Vice President for Human Resources Officer shall be a suitable qualified Saudi national.

(g)	The Parties agree that the initial management team will be designated for a transitional period of approximately six (6) years from incorporation of the Companies, during which time the Parties shall use their best efforts to ensure that suitably qualified Saudi professionals will be selected and prepared to assume key management positions of each Company.

(h)	In the case of a disagreement between the Parties regarding the appointment or removal of one of the Senior Officers, the Parties will first attempt to resolve such disagreement amicably, including reference to senior management consistent with the provisions of Clause 21.1 (without, however, the required formality of the written declaration of “dispute” and the issuance of a “dispute notice”).

(i)	If a Party loses faith in a Senior Officer nominated by it, it may immediately propose the replacement of such Senior Officer. If a Party loses faith in a Senior Officer nominated by the other Party, it will promptly so inform the other Party, and the Parties will consult on the necessary steps required to either (1) place such Senior Officer under review, or (2) to remove such Senior Officer. If the Parties cannot agree on the review or removal of such Senior Officer, the Deadlock provisions of Clause 9 shall apply for a period not to exceed one (1) year; and thereafter, if the loss of faith in such Senior Officer continues, he or she will be removed from the present position, and the Party entitled to nominate such Senior Officer will nominate a replacement.

8.4	Meetings of the Board of Managers of each Company

(a)	A meeting of the Board of Managers may be requested by any two (2) Managers. The secretary shall circulate to the relevant Managers a proposed agenda for each Board meeting along with notice of such meeting. Except as may be agreed by all Managers present and entitled to attend and vote at a meeting of the Board of Managers, no resolution or business shall be passed or transacted at any such meeting that is not included in the agenda for such meeting.

(b)	No business shall be transacted at any duly convened Board meeting unless a quorum is present. Subject to paragraph (c) below, the quorum for the transaction of business at any Board meeting shall be at least one (1) Manager appointed by each Shareholder. The Parties shall procure that the relevant Shareholders shall use their reasonable efforts to ensure that the Managers appointed by them attend each Board meeting and that a quorum is present throughout the meeting.

(c)	If within two (2) hours of the time appointed for a Board meeting a quorum is not present, the meeting shall, subject to compliance with the next sentence, be adjourned to the same day of the next week at the same time and the same place or such other time, date and place as agreed by the relevant Managers so long as it takes place not later than one (1) month following the initially scheduled meeting. Each Manager shall be notified in writing by the relevant Company of the date, time and place of the adjourned meeting as soon as practicable once such date, time and place have been determined by the Managers. Unless otherwise approved by the relevant Board of Managers in accordance with this Agreement, if at the adjourned meeting a quorum is not present within two (2) hours of the time appointed for the meeting, those Managers present shall constitute a quorum.

8.5	Voting Thresholds

(a)	Subject to Clause 8.5(b), each Board of Managers shall adopt its resolutions with the affirmative simple majority vote of the Managers being present in person or by proxy, and entitled to vote, at a duly convened Board meeting at which a quorum is present (or in the case of a written resolution taken without a Board meeting, the total number of Managers). The decisions requiring the affirmative simple majority vote of the Managers shall comprise all such decisions of the Managers other than those for which a special majority resolution is required pursuant to Clause 8.5(b).

(b)	The following decisions relating to each Company shall require the affirmative special majority vote of seventy five percent (75%) of the relevant Managers being present in person or by proxy, and entitled to vote, at a duly convened Board meeting at which a quorum is present (or in the case of a written resolution taken without a Board meeting, seventy five percent (75%) of the Managers entitled to vote):

(i)	Appointment, removal and remuneration of the Senior Officers;

(ii)	Approval of the Project Budget and any material change thereto having a value in excess of the lower of fifty million US Dollars (US$50 million) or ten (10) percent of the Project Budget;

(iii)	Approval of the issuing of the NTP for each Phase.

(iv)	Approval of the annual operating budgets and any material change thereto (having a value in excess of the lower of fifty million US Dollars (US$50 million) or ten (10) percent of the annual operating budget) of the relevant Company following the Commercial Production Date;

(v)	Approval of any Expansion, Value Added Project, the incurring by a Company of any additional indebtedness beyond that contained in the Financing Plan or the Project Budget, or any capital investment projects or material changes to the same in each case having a value in excess of fifty million US Dollars (US$50 million);

(vi)	Approval of any Construction Agreement to be entered into after the Effective Date having a value in excess of fifty million US Dollars (US$50 million);

(vii)	Approval of any Project Agreement to be entered into between a Shareholder or any of its Affiliates and any Company which is not in any Agreed Form at the Effective Date;

(viii)	Approval of financial statements required to be produced by any Company and presented to the Shareholders in accordance with Clause 12.3;

(ix)	Approval or any long-term contract, having a term in excess of three (3) years and having a value in excess of fifty million US Dollars (US$50 million) (and except to the extent already included in any approved budget);

(x)	Adoption of each Company’s initial business conduct and conflict of interest Company Policies, and any material changes thereto; and

(xi)	To the extent required by the Company Policies, entering into a contract of engagement or compensation arrangements with an Agent whose duties are to lobby or to influence the actions or decisions of Governmental Authorities and/or Government Officials.

8.6	Resolutions

The resolutions of each Board of Managers shall be written in the English language and, if Ma’aden so requires and at its cost, in the Arabic language. For the purposes of any proceedings conducted pursuant to Clause 21.3, the English language version of any such resolution shall prevail.

8.7	Information

A Manager shall be entitled to supply details of any business transacted at Board meetings or committee meetings and any other information obtained by him in his capacity as a Manager, to the Shareholder by whom he was appointed or to the professional advisers of such Shareholder, subject always to the provisions of Clause 22.

8.8	Duties of Managers

The Parties and any Affiliate being a Shareholder shall endeavour to procure that the Managers and Senior Officers of each Company shall, in carrying out their responsibilities, act honestly, ethically, in good faith and in the best interests of such Company. Each Party and any Affiliate being a Shareholder shall procure that its Managers and Senior Officers do not act or fail to act in a way which would prevent any Company from exercising any right or enforcing any remedy under any Ancillary Agreement or other Project Agreement.

8.9	Company Policies

The Parties, through the relevant Board of Managers shall procure that each Company shall adopt and be operated in accordance with the Company’s policies relating to accounting, environmental matters, health and safety, corporate social responsibility, financing, cash management and disbursements, Share Distributions, procurement, human resources, hedging and risk management and business conduct as promulgated and amended by the Board of Managers from time to time (the “Company Policies”).

In this regard, among other things:

(a)	The Parties shall procure that each Company will, before the date that the Company shall commence business, establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to help ensure:

(i)	the Company’s effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks to achieving the Company’s objectives;

(ii)	the quality of the Company’s internal and external financial reporting; and

(iii)	compliance by the Company with Applicable Laws.

(b)	The Parties shall procure that each Company will make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets, and will (before the date that the Company shall commence business) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)	transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and/or International Accounting Standards to maintain accountability of such assets;

(ii)	access to assets is permitted only in accordance with management’s general or specific authorization; and

(iii)	the recorded accountability for assets is compared with existing assets at reasonable levels and appropriate action is taken with respect to any differences.

(c)	Alcoa shall prepare and provide the first drafts of each Company’s compliance and procedure manuals and other documents necessary to implement sub- clause (a) and (b) above.

8.10	Project Steering Committee

The Parties shall form a multi-disciplinary working group (the “Project Steering Committee”) for each Company which shall be responsible for advising such Company in respect of various elements of the Project. The Project Steering Committee shall be headed by the President and consist of representatives of each Party and various third party consultants to the Project. The Project Steering Committee shall report to the Board of each Company and co-ordinate with its Senior Officers in the performance of its functions. The initial charter and duties of the Project Steering Committee are set forth in Schedule 13.

9.	Deadlock

9.1	Deadlock Arising

(a)	If a resolution (a “Proposed Resolution”) with respect to any proposed action or omission by any Company that constitutes (i) a matter requiring affirmative special majority decision by the relevant Board of Managers as identified in Clause 8.5(b), or (ii) a matter requiring the affirmative resolution of the relevant Shareholders representing the relevant voting Share Capital as identified in Clause 7.2 (other than potential Expansions, which are subsequently pursued as Break-Off Projects, which are covered by the provisions of Clause 5.10), is proposed at two (2) consecutive meetings of the relevant Shareholders or, as the case may be, the relevant Board of Managers and such resolution (as it may be amended or supplemented by approval of the relevant Shareholders or, as the case may be, the relevant Board of Managers in accordance with this Agreement) and is not approved at either of such meetings; such situation shall be considered to constitute a “Deadlock” for the purposes of this Agreement.

(b)	Nothing in this Clause shall affect or relieve any Party or Shareholder from its obligations under this Agreement, nor shall any default by a Party or a Shareholder in the performance of such obligations give rise to a Deadlock.

9.2	Deadlock Referral

(a)	Any Shareholder that has not voted against or abstained from voting in respect of a Proposed Resolution that has resulted in a Deadlock or, as the case may be, whose appointed Managers have not voted against or abstained from voting in respect of such Proposed Resolution, may during the period of sixty (60) days after such Deadlock has arisen (but not after such period) invoke the Deadlock Resolution Procedure referred to in paragraph (b) below by giving notice (a “Deadlock Referral Notice”) in writing to the other Shareholder and, if applicable, the relevant Company, which notice shall be accompanied by such Shareholder’s description of the Deadlock and its position with respect thereto.

(b)	If a Shareholder gives a Deadlock Referral Notice in respect of a Deadlock, the Shareholders shall procure that the following procedure (the “Deadlock Resolution Procedure”) is followed:

(i)	the chief executive officers of the ultimate parent companies of each of the Shareholders or their representatives specifically designated for the purpose of resolving the Deadlock (the “Deadlock Committee”) shall meet within fifteen (15) days of such notice being given and shall negotiate in good faith with a view to resolving the Deadlock;

(ii)	the rules and procedures of the Deadlock Committee shall be unanimously agreed by the Deadlock Committee;

(iii)	each Shareholder shall have the right to submit to the members of the Deadlock Committee its own statement of the matter and its position with respect thereto;

(iv)	the members of the Deadlock Committee shall use their reasonable efforts to resolve the Deadlock for a reasonable period of time, which shall not (unless otherwise agreed between the Shareholders) exceed forty five (45) days;

(v)	the members of the Deadlock Committee shall be guided in such negotiations by the best interests of the relevant Company or, if the Deadlock arises prior to the incorporation of the Company, the Project; and

(vi)	the members of the Deadlock Committee may approve such interim or temporary actions or other measures as they shall unanimously agree are necessary and desirable to protect and preserve the value of the Project pending resolution of the Deadlock, and the relevant Shareholders shall procure that any such approved actions or other measures are duly approved by those Shareholders or, as the case may be, the relevant Board of Managers, in accordance with this Agreement and implemented by the relevant Company.

(c)	No Party or Shareholder shall, by virtue of any Deadlock or Deadlock Resolution Procedure, be relieved of any of its obligations under this Agreement and, without limiting the generality of the foregoing, the Parties and the relevant Shareholders shall continue to procure that the relevant Company continue to take all such actions contemplated by this Agreement in a timely manner.

(d)	If a Deadlock is not the subject of a valid Deadlock Referral Notice or is not resolved in accordance with the Deadlock Resolution Procedure within sixty (60) days of the submission of such matter to the Deadlock Committee, no action will be taken with respect to the Proposed Resolution giving rise to such Deadlock and the status quo shall be maintained in respect of the operations of the relevant Company in respect thereof.

9.3	Sole Remedies

(a)	A Deadlock shall not be submitted to, or be capable of resolution by, arbitration under this Agreement, provided that, any dispute with respect to the compliance by the relevant

Shareholders with their obligations under this Clause 9 may be subject to arbitration pursuant to Clause 21.3.

(b)	The rights and remedies of the Parties and the relevant Shareholders under this Clause 9 shall be the exclusive rights and remedies of the Parties and the relevant Shareholders with respect to any Deadlock and, without limiting the generality of the foregoing, no Party or Shareholder shall take any action or other step to liquidate, wind-up or otherwise dissolve the relevant Company as a consequence of any Deadlock.

10.	Senior Debt Financing of the Project

10.1	Support For Financing Plan

Each Party shall:

(a)	provide such support and assistance, including the provision of guarantees, as may be reasonably requested by any Company or the Development Committee in connection with implementing the Financing Plan, arranging the Senior Debt contemplated thereby, entering into the Financing Agreements and achieving Financial Close for each Phase; and

(b)	negotiate in good faith with the Senior Lenders in connection with any Completion Agreements requested from such Party or any of its Affiliates with a view to concluding such Completion Agreements on terms that are consistent with the Financing Plan for the relevant Phase and are otherwise acceptable to such Party acting reasonably.

10.2	Several Obligations

The Parties agree that their obligations and any Completion Agreements shall be several only and the Parties shall not be obliged to enter into any such obligations on a joint or joint and several basis.

10.3	No Further Liability

It is the intention of the Parties in founding each Company that each Company shall be liable for its own liabilities, and that neither the Parties nor the relevant Shareholders shall assume liability for the debts and obligations of any Company except to the extent required for the procurement of limited recourse financing in connection with the Project, in accordance with the Completion Agreements and pursuant to the Financing Agreements and as may be required by Applicable Laws.

11.	Distributions Policy; Taxes

11.1	Distributions Policy

(a)	The annual net profits of each Company and any retained profits from previous Financial Years shall be first allocated towards maintaining the statutory reserve as required by Applicable Laws in the Kingdom from time to time, subject to any exemptions granted to any Company in relation thereto.

(b)	All Distributions by each Company to the relevant Shareholders pursuant to this Clause 11.1 will be made in accordance with the following priorities to the maximum extent permitted by the Applicable Laws of the Kingdom:

(i)	firstly, in repayment of the outstanding principal amount and any other amounts in respect of the Shareholder Loans; and

(ii)	secondly, to the relevant Shareholders by way of dividend or other Share Distribution as may be determined by the relevant Board of Managers in accordance with this Agreement,

and except to the extent that the relevant Shareholders otherwise determine pursuant to Clause 7.2.

(c)	Subject to the foregoing, the Parties and the relevant Shareholders shall procure that each Company maximises the Distributions of Free Cash, subject to retaining the following funds in each Company:

(i)	funds reasonably required to fund maintenance of the Project in the manner contemplated by this Agreement and other expenses expressly contemplated in this Agreement, including required debt service, reserves or other funds pursuant to this paragraph (c) and the funding of community projects and funding of a Company’s research and development programme pursuant to Clause 11.2;

(ii)	funds required to maintain working capital levels reasonably necessary to support the operations of a Company; and

(iii)	funds required to be reserved for capital expenditures in accordance with an approved Budget, including cash required to fund the equity portion of any Expansion or Value Added Project approved in accordance with this Agreement.

(d)	Subject to any restrictions or obligations contained in any Financing Agreement to which a Company is a party and after deduction of the amounts referred to in Clauses 11.1(a) and (b), each Company shall make Distributions of Free Cash for each Financial Year to the relevant Shareholders pro rata in accordance with their respective Shareholder Percentage as soon as is commercially practicable and in the manner set out in paragraph (b) above.

(e)	The Parties and the relevant Shareholders undertake to resolve to establish such reserves and/or carry forward or retain such profits as may be necessary to enable each Company to comply with the terms of any Financing Agreements or credit facilities to which such Company is a party. If losses are incurred they shall be carried over to the next Financial Year and no profits shall be distributed until the losses are fully covered.

11.2	Local Community Projects; Research and Development Programme

(a)	The Parties shall procure that the Companies shall develop and agree policies with respect to:

(i)	funding to be applied to local community projects as part of each of the Companies’ respective Annual Programme and Budget, at a minimum level equivalent in the aggregate to the projected one percent (1%) of EBIT of the Companies and subsequently, in the minimum amount of one percent (1%) of the Companies’ actual EBIT annually; and

(ii)	funding by the Companies of their research and development programmes in the minimum amount in the aggregate of one percent (1%) of the Companies’ actual EBIT annually.

(b)	Each Company shall be responsible for dispersing such funds to the relevant local community projects and for determining Ma’aden’s role in this process, as approved by the relevant Board of Managers, consistent with its Company Policies. Each Company shall monitor any local community projects to which funds have been so disbursed in accordance with the Parties’ agreed policies, subject to any monitoring role which is specifically assigned to Ma’aden in accordance with a Company’s determination under this Clause 11.2(b).

11.3	Tax and Zakat

(a)	Each Party shall ensure that any Affiliate that is a Shareholder shall be responsible for and shall bear the cost of any income tax or zakat, which may be imposed in the Kingdom on (i) its respective share of the profits in a Company, or (ii) its respective ownership interest in a Company, or (iii) its respective ownership of, or interest in, the Mining Licences. Each Party hereby authorises each Company to pay to the DZIT on its behalf the Saudi Arabian income tax or zakat for which it is responsible or which is attributable to it pursuant to this Clause 11.3 and to charge a corresponding amount against the distribution entitlement of the relevant Shareholder for the relevant Financial Year. In the event that a Company does not have sufficient cash to pay the tax or zakat for which a Shareholder is responsible the respective Party shall ensure that then such Shareholder shall pay the necessary amount to the Company to enable it to pay such tax or zakat to the DZIT.

(b)	Each Party shall, or shall ensure that any Affiliate that is a Shareholder shall bear the cost of any Saudi Arabian withholding tax imposed on any payments made to it by a Company in connection with a Distribution. Such Company may withhold from any payments to be made to such Shareholder by the Company any withholding tax for which such Shareholder is responsible and each Shareholder shall promptly pay such Company for payment to the DZIT any additional amounts required to cover any withholding tax for which such Shareholder is responsible. Such Company will provide each relevant Shareholder with copies of all applicable Tax receipts.

12.	Accounting System, Books and Budgets

12.1	Accounting System and Standards

The Parties will ensure that each Company shall keep and maintain an accounting and cost accounting system allowing efficient control and allocation of all costs involved, and shall regularly report to the Parties in accordance with the requirements of all Applicable Laws of the Kingdom and a system acceptable to the relevant Board of Managers, based on generally accepted accounting standards and applicable rules and regulations applied by the Saudi Organisation for Certified Public Accountants (“SOCPA”) in the Kingdom and also in the International Financial Reporting Standards as issued by the International Accounting Standards Board from time to time (“IFRS”).

12.2	Language of Reporting to the Shareholders

All reports and financial information provided to Parties and relevant Shareholders pursuant to this Clause 12 shall be prepared in Arabic and English.

12.3	Financial Statements

The Parties shall procure that each Company prepares the following:

(a)	not later than ninety (90) days after the end of each Financial Year, audited financial statements, including balance sheets, income statements and cash flow statements of the relevant Company for the preceding Financial Year, in accordance with SOCPA and IFRS;

(b)	not later than thirty (30) days after each of each 31 March, 30 June, and 30 September in each Financial Year quarterly unaudited financial statements, including balance sheets, income statements and cash flow statements of the Company for the respective three (3), six (6) and nine (9) month periods then ended, in accordance with SOCPA and IFRS;

(c)	not later than twenty (20) days after the end of each calendar month in each Financial Year, monthly unaudited management accounts for such calendar month, in accordance with SOCPA and IFRS; and

(d)	all financial statements and management accounts delivered to the Shareholders shall be accompanied by:

(i)	a report of the President summarising the development, construction or, as the case may be, operations of the relevant Company conducted during the period covered by such financial statements or management accounts;

(ii)	a statement of the sources and application of funds of the relevant Company, showing actual expenditures compared to the applicable approved Budget(s);

(iii)	the latest estimate of the anticipated Commercial Production Date (if it shall not have occurred); and

(iv)	such other pertinent financial or other information as may reasonably be requested from time to time by any Party or Shareholder.

12.4	Books and Audit Rights

The accounting books prepared by each Company shall be in conformity with Clause 12.1 above. Each Party and each Shareholder shall be entitled to inspect the books and conduct an audit of the (i) financial affairs of a Company using its own internal audit resources or an Approved Accounting Firm, or (ii) regulatory compliance of a Company using their external legal resources, provided that such inspection and/or audit shall not unduly interfere with the operations of the relevant Company or the development and construction of the Project or any Expansion or Value Added Project pursued by such Company, and subject to such Party or Shareholder first obtaining reasonable undertakings of confidentiality from the Approved Accounting Firm or law firm conducting the inspection and/or audit. The expenses of any such inspection and/or audit shall be borne by the Party or Shareholder conducting the inspection and/or audit unless the inspection and/or audit identifies a material error or omission in such books, financial affairs or any financial statements delivered by a Company to such Party or Shareholder in accordance with this Agreement, in which case the expenses of the Approved Accounting Firm (where so appointed) carrying out such inspection and/or audit shall be borne by such Company.

12.5	Statutory Obligations

In addition to the financial statements prepared by each Company pursuant to Clause 12.3 above, the Parties shall procure that each Company prepares and files with the relevant Governmental Authorities in the Kingdom such financial information, accounts, financial statements, reports and other documents in respect of its business and activities in accordance with Applicable Laws of the Kingdom.

12.6	Auditors

(a)	The initial Auditors shall be appointed by the Parties as soon as reasonably practicable following the Effective Date.

(b)	The Parties shall use their reasonable efforts to procure that at all times an Approved Accounting Firm is appointed as Auditor and that such Auditor performs such functions as are contemplated to be performed by the Auditor under this Agreement.

(c)	If and to the extent that a Company is required under Applicable Laws of the Kingdom to appoint any other person (including any person resident in the Kingdom) to act as its auditor then the Parties shall procure that a suitably qualified person is appointed to act in such capacity in the manner required under Applicable Laws of the Kingdom; provided that, whenever practicable, such person shall be the branch or affiliate firm of the Auditors in the Kingdom.

12.7	Rights of Managers not Limited

Nothing in this Clause 12 shall be deemed to limit the right of any Manager under Applicable Laws of the Kingdom (i) to request, obtain and examine any information relating to the business or affairs of the Company to which he has been appointed a Manager or (ii) to gain access to the premises and facilities of such Company.

12.8	Annual and Special Budgets

(a)	Each Party shall procure that the President prepares and delivers to each Board of Managers an annual programme and budget for each Financial Year commencing after the Effective Date (the “Annual Programme and Budget”) not later than thirty (30) days prior to the date of each Board of Managers meeting immediately preceding the Financial Year to which such Annual Programme and Budget relates and such other budgets and operating plans covering shorter periods or discrete projects (each, a “Special Programme and Budget”) as each Board of Managers may direct.

(b)	Each Annual Programme and Budget in respect of a Financial Year shall include the following information with respect to such Financial Year and such other information as each Board of Managers may direct:

(i)	an estimate of all proposed capital expenditures to be incurred in such Financial Year, indicating the item or type and estimated amount of such expenditures, the necessity therefor and the estimated timing thereof;

(ii)	an estimate of the revenues and other cash receipts expected to be received, and the operating costs expected to be incurred, by the relevant Company during such Financial Year, and the basis on which such estimate was prepared;

(iii)	projected financial statements for such Financial Year reflecting the foregoing; and

(iv)	an estimate of the sources and uses of funds for such Financial Year, including any estimated Required Shareholder Funding, the estimated amount and timing of any Cash Calls, the estimated amount and timing of any Share Distributions and the form of any such Distributions.

(c)	The Parties shall procure that each Company shall promptly report to the relevant Shareholders:

(i)	any actual or anticipated aggregate expenditures by the Company during any period of one month, calendar quarter or Financial Year that exceeds, or are expected to exceed, the aggregate budgeted expenditures for such period by ten percent (10%) or more; and

(ii)	any anticipated material deviations from the estimates set out in any approved Budget of the amounts and timing of any Required Shareholder Funding or Cash Calls.

(d)	In the event that a Deadlock arises in respect of the proposed adoption of a Budget or a particular item included within the proposed Budget, the relevant Company shall continue to be operated on the basis set forth in the latest applicable approved Budget (adjusted for current inflation) or, to the extent possible, the proposed Budget shall be approved except for the particular item subject to the Deadlock, in each case until a new Budget is adopted or the particular item is agreed.

12.9	Emergency Funding

(a)	Notwithstanding anything to the contrary in this Agreement, a Company may at any time incur, and may require the Shareholders to fund, expenditures that the President determines (acting reasonably), and the relevant Board of Managers agrees, are necessary to protect life or property or the assets of the relevant Company or to comply with Applicable Laws in the Kingdom without an approved Budget.

(b)	The Parties shall ensure that each Company shall promptly notify the relevant Shareholders of the occurrence of any of the circumstances referred to in paragraph (a) above and the relevant Board of Managers may issue a Cash Call in respect of the required funding subject to compliance with the terms and conditions of Clause 4 above.

(c)	Prior to the incorporation of any Company, the Development Committee shall promptly notify the Parties of the occurrence of any of the circumstances referred to in paragraph (a) above and the Development Committee may issue a Development Committee Funding Call subject to compliance with the terms and conditions of Clause 4 above.

13.	Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials

13.1	Payment of Entry Payment and Pre-Incorporation Costs

(a)	Alcoa agrees that Ma’aden has incurred certain Pre-Incorporation Costs as described in Schedule 3 in developing the Project up to the date specified in Schedule 3 (the “Calculation Date”). Alcoa has audited and agreed to certain of the Pre-Incorporation Costs being in aggregate one hundred and thirty-five million US Dollars (US$135 million) (the “Agreed Pre-Incorporation Costs”). In respect of the balance of the Pre-Incorporation Costs, the Parties will review and agree upon the amount of such costs that are chargeable to the Project (the “Additional Pre-Incorporation Costs”).

(b)	Simultaneously with signing this Agreement on the Effective Date, Alcoa shall pay to Ma’aden the following amounts: (i) eighty million US Dollars (US$80 million) comprising the entry payment payable by Alcoa in respect of the opportunity to participate in the Project (the “Entry Payment”); and (ii) fifty-five million US Dollars (US$55 million) comprising Alcoa’s pro rata share, based on its Shareholder Percentage set out in Clause 4.1, of the Agreed Pre-Incorporation Costs incurred by Ma’aden prior to the Calculation Date (which following receipt of such payment by Ma’aden, shall be deemed to be Pre-Incorporation Costs of Alcoa as approved by the Parties).

(c)	The payments referred to in paragraph (b) above are required to be made in cash simultaneously with the signing of this Agreement. Accordingly, Alcoa shall ensure either that (i) such payments have, prior to signature of this Agreement, been credited to the account nominated by Ma’aden for such payment, or (ii) Alcoa shall provide at its cost an irrevocable and unconditional standby letter of credit in favour of Ma’aden in a form and issued by a bank or financial institution acceptable to Ma’aden in an amount equal to the aggregate of the amounts in sub-paragraphs (b)(i) and (b)(ii) above, such standby letter of credit to be provided to Ma’aden simultaneously with the signature of this Agreement as security for such payment. Ma’aden shall be entitled to draw on the standby letter of credit by first written demand to the bank or financial institution issuing the standby letter of credit. Ma’aden shall return such standby letter of credit to Alcoa for cancellation immediately following receipt in full by Ma’aden of the amounts referred to in paragraph (b).

(d)	Alcoa shall pay to Ma’aden Alcoa’s pro rata share of the Additional Pre-Incorporation Costs based on its Shareholder Percentage upon Financial Close for Phase 1.

(e)	From the Calculation Date until the date of incorporation of each Company and appointment of its Board of Managers, each Party shall obtain the written consent of the other Party (not to be unreasonably withheld) or of the Development Committee before incurring Project Costs which have not been pre-approved by the Parties and included in the Pre-Financing Budget or the Project Budget (as the case may be), and such approved or pre-approved Project Costs shall constitute part of the Pre-Incorporation Costs. If a Party incurs costs between the Calculation Date and the date of incorporation of the relevant Company and appointment of the relevant Board of Managers as aforesaid, that have not been approved by the other Party or the Development Committee in accordance with this Clause 13.1(d), or have not been included in the Pre-Financing Budget or the Project Budget (as the case may be), such Party shall not be entitled to any contribution to such costs from the other Party or reimbursement of such costs by the relevant Company pursuant to Clause 13.2. Notwithstanding the foregoing, nothing in this Agreement shall restrict a Party from incurring such cost if it considers it appropriate to do so at its own cost and risk (as aforesaid), and subject to any subsequent determination by the Development Committee or the relevant Board of Managers (as the case may be) that such costs should be recognised as Pre-Incorporation Costs.

(f)	For the avoidance of doubt, no Party shall be entitled to reimbursement of any costs incurred in negotiating this Agreement or any other agreement that such Party or its Affiliates is to enter into with any Company (or with the other Party on behalf of any Company).

(g)	Each Party shall be entitled to charge to the Companies the Pre-Incorporation Costs which such Party and its Affiliates have incurred prior to the date of reimbursement of Pre-Incorporation Costs pursuant to Clause 13.2(a), such costs and expenses to be paid by the Companies on an equal basis (or such other basis as may be agreed by the Parties) out of the respective amounts of Share Capital contributed pursuant to Clause 4.1, in accordance with the provisions of this Clause 13.

13.2	Reimbursement of Pre-Incorporation Costs

(a)	Pre-Incorporation Costs shall be reimbursed by the relevant Company (as determined by the Parties) within thirty (30) days from the date of incorporation of such Company in accordance with, and on the basis set out in, Schedule 3.

(b)	Without prejudice to Clauses 6.1 and 6.2, promptly following the date of incorporation of the relevant Company, the Parties shall assign and transfer their rights in the Pre-Incorporation Materials to such Company.

14.	Events of Default and Consequences

14.1	Events of Default

The following shall constitute an “Event of Default” in respect of a Party or its Affiliate holding Shares (the “Defaulting Party”) for the purposes of this Agreement:

(a)	the Defaulting Party shall have failed to advance (or procure the advancing of) the amount of any Required Shareholder Funding (the “Default Amount”) required to be advanced by the Defaulting Party in accordance with this Agreement on or before the expiry of the Funding Deadline specified in a Cash Call duly delivered in accordance with this Agreement and such default (a “Funding Default”) shall not have been cured in accordance with Clause 14.4 below;

(b)	the Defaulting Party is a transferring Shareholder and has breached or otherwise failed to comply with any provisions of Clause 17 or of this Clause 14 and such breach or default is not remedied within a period of seven (7) days from the date of service of a default notice by the Non-Defaulting Party to the Defaulting Party, other than any breach of Clause 17.4 which shall constitute an Event of Default immediately upon its occurrence;

(c)	an Act of Insolvency shall have occurred in respect of the Defaulting Party or, if applicable, any member of the Defaulting Party’s group that has guaranteed the obligations of the Defaulting Party or its Affiliates pursuant to this Agreement;

(d)	the Defaulting Party shall have committed any breach (or series of breaches) of the provisions of this Agreement (other than as contemplated by paragraphs (a) to (c) above or paragraph (e) below) and such breach constitutes or evidences a failure on the part of the Defaulting Party to comply with its obligations under this Agreement to an extent that has, or is likely to have, a Material Adverse Effect and such breach is not remedied within twenty eight (28) days of written notice thereof from the relevant Company or the Non-Defaulting Party to the Defaulting Party (a “Material Breach”); or

(e)	in respect of the period prior to incorporation of each Company and appointment of the relevant Board of Managers, the Defaulting Party shall have failed to advance (or procure the advancing of) the amount specified in a Development Committee Funding Call under Clause 4.2(a) by the due date for payment and such failure is not remedied within fourteen (14) days of a written notice thereof from the Non-Defaulting Party to the Defaulting Party.

14.2	Consequences of Events of Default

The Project is an integrated project and, for the avoidance of doubt, the Parties agree that an Event of Default in respect of any Company shall be considered to be an Event of Default in respect of all Companies. If an Event of Default has occurred and is continuing in relation to the Defaulting Party then, without prejudice to the Defaulting Party’s obligations under this Agreement or the remaining provisions of this Clause 14, upon written notice by the Non-Defaulting Party to the Defaulting Party:

(a)	if Ma’aden is the Non-Defaulting Party, it shall be entitled to purchase Alcoa’s Transferable Interests in accordance with Clause 14.3 below. If Alcoa is the Non-Defaulting Party, it shall be entitled to sell its Transferable Interests to Ma’aden in accordance with Clause 14.5 below;

(b)	in the case of an Event of Default under Clause 14.1(b)-(d), the Defaulting Party shall, in addition to the consequences arising from the remaining sub-paragraphs of this Clause 14.2, not be entitled to any Distributions or to otherwise participate in the profits of any Company under this Agreement, the Articles of Association of any Company or otherwise during the period that such Event of Default subsists;

(c)	in the case of a Funding Default, the consequences set out in Clause 14.4 shall apply in addition to this Clause 14.2;

(d)	in the case of an Event of Default occurring prior to the incorporation of any Company and appointment of the relevant Board of Managers, including under Clause 14.1(e), the consequences set out in Clause 14.6 shall apply in addition to this Clause 14.2.

14.3	Transfer Upon Event of Default of Alcoa

(a)	In the case of an Event of Default of Alcoa following the incorporation of any Company, Ma’aden, as the Non-Defaulting Party, shall, without prejudice to any other rights or claims available to it, have the right to purchase, and require Alcoa to sell, Alcoa’s Transferable Interests pursuant to Clause 14.2(a), in the following manner:

(i)	on the first day immediately following: the occurrence of the Event of Default under Clause 14.1(c); the expiry of the relevant cure period in the case of Events of Default under Clause 14.1(b) or (d); or, in the case of a Funding Default under Clause 14.1(a), immediately following the expiry of the Cure Period and subject to Clause 14.4(f)(ii); (in each case, the “Call Date”), if such circumstance shall continue to subsist, Alcoa shall be deemed to have offered to sell and to procure the sale by its Affiliates of all right, title and interest in all of Alcoa’s Transferable Interests to Ma’aden upon and subject to the terms and conditions set out in this Clause 14;

(ii)

Ma’aden may, by notice in writing given to Alcoa and each Company not later than the forty fifth (45th) day following the Call Date, elect to accept Alcoa’s offer in respect of all (but not less than all) of Alcoa’s Transferable Interests, failing which Ma’aden shall be deemed to have rejected such offer;

(iii)	provided that Ma’aden has accepted Alcoa’s offer in respect of all (but not less than all) of Alcoa’s Transferable Interests, Ma’aden shall purchase all of Alcoa’s Transferable Interests, and Alcoa shall be obliged to sell, transfer and assign such Transferable Interests to Ma’aden on the Closing Date (as hereinafter defined) in the amounts stipulated under paragraph (b) below; and

(iv)	the completion of the purchase and sale of Alcoa’s Transferable Interests shall take place on the date (the “Closing Date”) which is ten (10) Business Days following the expiry of the forty five (45) day period referred to in sub-paragraph (ii) above, or such other date as may be agreed between the Parties.

(b)	If Ma’aden elects to accept Alcoa’s offer to purchase its Transferable Interests, the purchase price for Alcoa’s Transferable Interests shall be as follows:

(i)	in the event that the Financing Completion Date for Phase 1 has not occurred, at a consideration of US$1.00 and provided that Alcoa shall be required to make payment in respect of its pro rata share based on its Shareholder Percentage of any unpaid Agreed Pre-Incorporation Costs and any Funding Default then attributable to Alcoa;

(ii)	in the event that the Financing Completion Date for Phase 1 has occurred but the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has not occurred, at a consideration equal to sixty percent (60%) of the Paid In Capital and Shareholder Loans of Alcoa in respect of all of the Companies at the date of transfer less the amount of Alcoa’s pro rata share based on its Shareholder Percentage of any unpaid Agreed Pre-Incorporation Costs;

(iii)

in the event that the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has occurred but the fifth (5th) anniversary of such date has not occurred, at a consideration equal to seventy five percent (75%) of the Fair Market Value of Alcoa’s Transferable Interests at the date of transfer; and

(iv)

in the event that the fifth (5th) anniversary referred to in sub-paragraph (iii) has occurred, at a consideration equal to eighty five percent (85%) of the Fair Market Value of Alcoa’s Transferable Interests at the date of transfer, as determined (in the case of sub-clauses (iii) and (iv)) by the Valuers in accordance with the provisions of Clause 18 which provisions shall apply mutatis mutandis; and the Parties hereby acknowledge and agree that any discount contemplated by this paragraph (b) does not (and shall not be construed to) constitute a penalty imposed on Alcoa and that such discount reflects the Parties’ genuine pre-estimate of the damages that Ma’aden would suffer in the circumstances contemplated by this Clause 14. In each case, any amount of accrued and unpaid Default Commission shall be deducted from the amounts otherwise payable to Alcoa. For the avoidance of doubt, the Entry Payment shall not be reimbursed in the event of any purchase of Alcoa’s Transferable Interests pursuant to this Clause 14.3.

(c)	The Valuer referred to under paragraph (b) above shall be appointed and instructed to determine the Fair Market Value of Alcoa’s Transferable Interests not later than the Call Date. The costs of the Valuer incurred in connection with the determination of the Fair Market Value of Alcoa’s Transferable Interests shall be paid promptly by Alcoa upon receipt of an invoice therefor and in any event prior to the Closing Date, failing which such costs may be deducted by Ma’aden from the purchase price payable to Alcoa for the Transferable Interests in such manner as Ma’aden may determine acting reasonably (and Ma’aden shall then promptly pay such costs).

(d)	The Parties shall, and shall ensure that any of its Affiliates that are Shareholders shall, execute all such documentation and do all such other acts and things as may be necessary or desirable to give effect to this Clause 14.3.

(e)	Nothing in this Clause 14.3 shall be construed to require Ma’aden to exercise any of the above rights.

(f)	Any transfer under this Clause 14.3 shall have effect to transfer Alcoa’s Transferable Interests free and clear of any Encumbrance, subject to the Financing Agreements.

14.4	Additional Consequences of a Funding Default

(a)	A relevant Company shall notify each Party promptly, but in any event within seven (7) days, of the occurrence of a Funding Default and of the subsequent making of any payments as to which such notice was given. Without prejudice to the aforesaid, the Non-Defaulting Party may also give notice of a Funding Default to the Defaulting Party. The notice given by the relevant Company, or in the absence thereof, the notice given by the Non-Defaulting Party, to the Defaulting Party shall constitute the “Default Notice”.

(b)	To the extent that the relevant Company incurs any liabilities or losses as a direct result of a Funding Default and for so long as such Funding Default is continuing, then the Defaulting Party shall be liable to the Company for any such liabilities or losses.

(c)	Immediately upon occurrence of a Funding Default and for so long as a Funding Default is continuing, any amount of cash that would otherwise be payable by the relevant Company to a Defaulting Party (or any of its Affiliates that are Shareholders) as a Share Distribution shall from time to time be set-off against the obligations owed by such Defaulting Party in respect of such Funding Default. Any amounts retained by the Company as a result of such set-off shall be applied:

(i)	firstly, to pay any accrued and unpaid Default Commission owing by such Defaulting Party to the Company;

(ii)	second, to meet such Defaulting Party’s obligations to advance Required Shareholder Funding; and

(iii)	the balance (if any) shall be paid to the Defaulting Party,

and the application of such funds shall be deemed to discharge in full the obligations of the relevant Company to the Defaulting Party in respect of any such Share Distribution.

(d)	From the date of the Default Notice and for a period of thirty (30) days thereafter (provided that the Funding Default is continuing during such period), the Non-Defaulting Party may elect to contribute the entire (and not part) Default Amount (which shall for the purposes of this Clause 14.4 include any accrued and unpaid Default Commission) to the relevant Company by way of Equity Subscriptions and, if applicable, Shareholder Loans, in accordance with the terms of the relevant Cash Call notice, by notice to the relevant Company and the Defaulting Party.

(e)	If the Non-Defaulting Party makes an election in accordance with paragraph (d) above, then:

(i)	the Non-Defaulting Party shall advance the Default Amount (including any accrued and unpaid Default Commission) within twenty (20) days after the date of the Non-Defaulting Party’s notice to the relevant Company and the Defaulting Party confirming its election to contribute the Default Amount pursuant to paragraph (d) above; and

(ii)	the Defaulting Party shall have fourteen (14) days following the date of payment by the Non-Defaulting Party of the Default Amount (including any accrued and unpaid Default Commission), or thirty (30) days from the date of the Funding Default, whichever period ends later, during which to cure the Funding Default (the “Cure Period”) by reimbursing the Non-Defaulting Party in respect of (i) the Default Amount (including any Default Commission paid by the Non-Defaulting Party) and (ii) the sum equal to the application of the Commission Rate on the Default Amount from the date of payment by the Non-Defaulting Party until the date of reimbursement by the Defaulting Party.

(f)	If, following expiry of the Cure Period, a Funding Default is continuing and has not been cured in accordance with sub-paragraph (g) below:

(i)	the Defaulting Party’s Shareholder Percentage in respect of all the Companies (as it is intended that the Parties shall throughout the Joint Venture retain equivalent Shareholder Percentages in all Companies) shall be diluted and reduced by taking into account its shortfall in contributing Paid In Capital in respect of all the Companies and applying the formula set out in the definition of Shareholder Percentage; and the revised Shareholder Percentages of the Defaulting Party and the Non-Defaulting Party shall be verified and certified by the Auditors as the Shareholder Percentages of each Party for all such Companies with effect from the date of the expiry of the Cure Period;

(ii)	if the Non-Defaulting Party is Ma’aden, then Ma’aden shall have the right to terminate the Agreement and purchase all of Alcoa’s Transferable Interests in accordance with Clause 14.3; and

(iii)	if the Non-Defaulting Party is Alcoa, Alcoa shall have the right to terminate the Agreement and sell all of its Transferable Interests to Ma’aden in accordance with Clause 14.5.

(g)	A Funding Default shall be cured if the Default Amount (together with all accrued and unpaid Default Commission thereon) shall have been paid, advanced or otherwise discharged during the Cure Period in full by one or more of the following means:

(i)	if the Default Amount (together with all accrued and unpaid Default Commission thereon) is paid by the Defaulting Party to the relevant Company in accordance with this Clause 14.4, in which case, cure of the Funding Default under sub-paragraphs (ii) and (iii) below would not be applicable; or

(ii)	the exercise by the relevant Company of its right to set-off Share Distributions against the obligations of the Defaulting Party in respect of such Funding Default pursuant to Clause 14.4(c); or

(iii)	if the Non-Defaulting Party shall have exercised its rights pursuant to Clause 14.4(e)(i) in respect of such Funding Default and shall have advanced the Default Amount to the relevant Company thereunder and the Defaulting Party shall have reimbursed the Non-Defaulting Party in respect of such Default Amount in accordance with Clause 14.4(e)(ii).

14.5	Ma’aden as the Defaulting Party

(a)	In the event of an Event of Default by Ma’aden following the incorporation of any Company, Alcoa shall, without prejudice to any other rights or claims available to it, have the right to require Ma’aden to purchase all of Alcoa’s Transferable Interests pursuant to Clause 14.2(a), in the following manner:

(i)	Alcoa may, by notice in writing given to Ma’aden and the relevant Company not later than the thirtieth (30th) day following: the occurrence of the Event of Default under Clause 14.1(c); the expiry of the cure period in the case of an Event of Default under Clause 14.1(b) or (d); or in the case of a Funding Default under Clause 14.1(a) immediately following the expiry of the Cure Period and pursuant to Clause 14.4(f)(iii), elect to sell all (but not less than all) of its Transferable Interests to Ma’aden; and

(ii)	Ma’aden shall purchase all of Alcoa’s Transferable Interests, and Alcoa shall be obliged to sell, transfer and assign such Transferable Interests to Ma’aden on the date which is twenty (20) Business Days following the notice referred to in sub-paragraph (i) above, or such other date as may be agreed between the Parties, in the amounts stipulated under paragraph (b) below;

(b)	The purchase price for Alcoa’s Transferable Interests shall be as follows:

(i)	in the event that the Financial Completion Date for Phase 1 has not occurred, at a consideration equal to the Paid In Capital and Shareholder Loans of Alcoa in respect of all of the Companies at the date of transfer as well as the repayment by Ma’aden of the Entry Payment;

(ii)	in the event that the Financial Completion Date for Phase 1 has occurred but the Commercial Production Date in respect of the elements of the Project comprised in Phase 1 has not occurred, at a consideration equal to one hundred and fifteen percent (115%) of the Paid In Capital and Shareholder Loans of Alcoa in respect of all of the Companies at the date of transfer as well as the repayment by Ma’aden of the Entry Payment; and

(iii)	after the Commercial Production Date in respect of the elements of the Project comprised in Phase 1, at a consideration equal to one hundred percent (100%) of the Fair Market Value of Alcoa’s Transferable Interests,

as determined (in the case of sub-paragraph (iii)) by the Valuers in accordance with the provisions of Clause 18 which provisions shall apply mutatis mutandis. In each case, any amount of accrued and unpaid Default Commission by Alcoa shall be deducted from the amounts otherwise payable to Alcoa. For the avoidance of doubt, the Entry Payment shall not be reimbursed in the event of any purchase of Alcoa’s Transferable Interests pursuant to this Clause 14.5.

(c)	The costs of the Valuer incurred in connection with the determination of the Fair Market Value of Alcoa’s Transferable Interests under sub-paragraph (b)(iii) above shall be paid promptly by Ma’aden upon receipt of an invoice therefor and in any event prior to the date referred to in Clause 14.5(a)(ii), failing which such costs may be added by Alcoa to the purchase price payable by Ma’aden for the Transferable Interests in such manner as Alcoa may determine acting reasonably (and Alcoa shall then promptly pay such costs).

(d)	The Parties shall, and shall ensure that any of their Affiliates that are Shareholders shall, execute all such documentation and do all such other acts and things as may be necessary or desirable to give effect to this Clause 14.5.

(e)	Nothing in this Clause 14.5 shall be construed to require Alcoa to exercise any of the above rights.

(f)	Any transfer under this Clause 14.5 shall have effect to transfer such Transferable Interests free and clear of any Encumbrance, subject to the Financing Agreements.

14.6	Default Prior to Incorporation of any Company

If an Event of Default has occurred prior to the incorporation of any Company, the following shall apply in respect of any of the Companies which is not incorporated at such time:

(a)	Following an Event of Default by Alcoa, Ma’aden shall, without prejudice to any other rights or claims available to it, have the right to terminate this Agreement by fourteen (14) days notice in writing given to Alcoa following: the occurrence of an Event of Default under Clause 14.1 (c); or the expiry of the relevant cure period in the case of an Event of Default under Clause 14.1 (d) or (e). In the event of such termination, Alcoa shall assign and transfer to Ma’aden its rights to and in all Pre-Incorporation Materials in consideration of the payment of US$1.00 by Ma’aden.

(b)	Following an Event of Default by Ma’aden, Alcoa shall, without prejudice to any other rights or claims available to it, have the right to terminate this Agreement by fourteen (14) days notice in writing given to Ma’aden following: the occurrence of an Event of Default under Clause 14.1 (c); or the expiry of the relevant cure period in the case of an Event of Default under Clause 14.1 (d) or (e). In the event of such termination, Alcoa shall assign and transfer to Ma’aden its rights to and in all Pre-Incorporation Materials in consideration of the repayment by Ma’aden to Alcoa of the aggregate amount of the Entry Payment and the proportion of the Pre-Incorporation Costs which have been paid by Alcoa prior to such termination except to the extent that any such Pre-Incorporation Costs have been reimbursed to Alcoa by any Company that has been incorporated prior to such Event of Default or have been or will be recovered by Alcoa as part of the Paid In Capital or Shareholder Loans reimbursed pursuant to this Clause 14.

14.7	Other Remedies

The rights, consequences and remedies as provided for in this Clause 14 shall be in addition to and not in substitution for any other remedies that may be available to a Shareholder hereunder arising pursuant to any default or failure by any Shareholder to comply with its obligations hereunder or an Event of Default or by operation of Applicable Laws (including, for the avoidance of doubt, the right of any Non-Defaulting Party to claim damages if it has suffered a loss). The exercise of such rights shall not relieve the Defaulting Party from any obligations accrued prior to the date on which the transfer(s) of Alcoa’s Transferable Interests is effected, nor shall the exercise or failure to exercise such rights relieve the Defaulting Party from any liability for damages to any Non-Defaulting Party for breach of this Agreement.

15.	Failure to Achieve Financial Completion Date for Phase 1 by the Financing Longstop Date

15.1	Compensation on Buy-Out

(a)	The Parties intend to implement the Project expeditiously and in accordance with this Agreement so that the Financing Completion Date for Phase 1 is achieved by the Financing Longstop Date and the NTP for Phase 1 is issued as soon as possible thereafter (or earlier if so agreed by the Parties). Each Party shall, and shall procure that the relevant Manager(s) appointed by it, act and vote reasonably and in good faith in connection with the approval and execution of the Financing Agreements for Phase 1 and any proposal to approve the issuing of the NTP for Phase 1. The Parties shall monitor progress towards the achievement of the Financing Completion Date and, if the Financing Completion Date has not been achieved by the initial Financing Longstop Date, the Parties shall extend the Financing Longstop Date by four (4) months or such shorter period as the Parties may agree. The Parties may agree on subsequent extensions in their discretion. If the Financing Completion Date for Phase 1 is not achieved by the Financing Longstop Date (as may be extended), the provisions of this Clause 15 shall apply; provided always that, if the Financing Completion Date for Phase 1 is not achieved by the Financing Longstop Date (as may be extended) due to a Party’s (or its Affiliate Shareholder’s) action or inaction on a matter that is reasonably within its control and, but for such action or inaction, the Financing Completion Date for Phase 1 would have been achieved on or before the said Financing Longstop Date, such Party shall not be entitled to invoke the provisions in sub-clauses (b) and (c) below.

(b)	If the Financing Completion Date for Phase 1 has not occurred by the Financing Longstop Date (as may be extended) due to the proposed Senior Lenders or their successors or replacements no longer offering materially the same terms under the proposed Financing Agreements for Phase 1 as they had offered under the Senior Lender Commitment Letters, or terms otherwise acceptable to the Parties, the Parties will have the options set out in this paragraph (b). If either Ma’aden or Alcoa, acting reasonably and in good faith, concludes that further extensions of time either will not result in acceptable terms or would result in an unreasonable delay in the Project, then (A) Ma’aden shall have the right to purchase and to require Alcoa to sell or (B) Alcoa shall have the right to sell and Ma’aden shall be required to purchase, all of Alcoa’s Transferable Interests. The consideration for the purchase of Alcoa’s Transferable Interests will be based upon (I) the Paid In Capital and Shareholder Loans of Alcoa in respect of all the Companies, plus (II) the Entry Payment, and shall be payable as set forth below, notwithstanding the earlier transfer of the Transferable Interests:

(i)	If Ma’aden proceeds with the Project and achieves Financial Close in respect of the Project within a period of fifteen (15) months following the transfer of Alcoa’s Transferable Interests, one hundred percent (100%) of the above consideration shall be payable;

(ii)	If Ma’aden proceeds with the Project and achieves Financial Close in respect of the Project within the period between fifteen (15) and twenty-one (21) months following the transfer of Alcoa’s Transferable Interests, seventy-five percent (75%) of the above consideration shall be payable;

(iii)	If Ma’aden proceeds with the Project and achieves Financial Close in respect of the Project within the period between twenty-one (21) and twenty-seven (27) months following the transfer of Alcoa’s Transferable Interests, fifty percent (50%) of the above consideration shall be payable: and

(iv)	If Ma’aden does not achieve Financial Close in respect of the Project within twenty-seven (27) months following the transfer of Alcoa’s Transferable Interests, no consideration shall be payable.

(c)	If the Financing Completion Date for Phase 1 has not occurred by the Financing Longstop Date (as may be extended) even though the proposed Senior Lenders or their successors or replacements are prepared to offer materially the same terms under the proposed Financing Agreements for Phase 1 as they had offered under the Senior Lender Commitment Letters, or terms otherwise acceptable to the Parties and Ma’aden intends to continue with the Project and to issue the NTP for Phase 1 within the following four (4) months, the procedure set out in this paragraph (c) shall apply. Ma’aden may, at any time following the said Financing Longstop Date, give notice to Alcoa requesting that Alcoa either (i) continue with the Project on the proposed financing terms, or (ii) decline to continue with the Project on such terms. Unless Alcoa shall within sixty (60) days confirm that it is prepared to continue with the Project on the proposed financing terms and to issue the NTP for Phase 1 as aforesaid (or if Alcoa has so confirmed but subsequently fails to take the required actions to issue the NTP for Phase 1), Alcoa shall be deemed to have offered to transfer to Ma’aden and Ma’aden shall have the right to purchase, all of Alcoa’s Transferable Interests for nominal consideration, so as to take effect immediately prior to the issuance of the NTP for Phase 1, and without Alcoa having any further right to recover its Paid In Capital, Shareholder Loans and/or Entry Payment.

15.2	Transfer on Financing Longstop Date

(a)	Where Ma’aden has the right to purchase, and require Alcoa to sell, all of Alcoa’s Transferable Interests pursuant to Clause 15.1(b) or (c), or Alcoa has the right to sell to Ma’aden, and Ma’aden has the obligation to purchase, all of Alcoa’s Transferable Interests pursuant to Clause 15.1(b) as the case may be, the following shall apply:

(i)	on the relevant date under Clause 15.1(b) or (c), Alcoa shall either offer or be deemed to have offered to sell and to procure the sale by its Affiliates of all right, title and interest in all of Alcoa’s Transferable Interests to Ma’aden upon and subject to the terms and conditions set out in this Clause 15;

(ii)	Ma’aden may, by notice in writing given to Alcoa and each Company not later than the forty fifth (45th) day following the date of the offer or deemed offer under paragraph (i), elect to accept Alcoa’s offer (or, if Alcoa has provided actual notice of its desire to sell to Ma’aden, must accept Alcoa’s offer) in respect of all (but not less than all) of Alcoa’s Transferable Interests, failing which Ma’aden shall be deemed to have rejected such offer;

(iii)	provided that Ma’aden has accepted Alcoa’s offer in respect of all (but not less than all) of Alcoa’s Transferable Interests, Ma’aden shall purchase all of Alcoa’s Transferable Interests, and Alcoa shall be obliged to sell, transfer and assign such Transferable Interests to Ma’aden, on the date specified in sub-paragraph (iv) below and in the amounts stipulated under paragraph (b) below; and

(iv)	the completion of the purchase and sale of all of Alcoa’s Transferable Interests shall take place on the date which is ten (10) Business Days following the acceptance of the offer under sub-paragraph (ii) above, or such other date as may be agreed between the Parties.

(b)	If Ma’aden elects to accept Alcoa’s offer to purchase its Transferable Interests, Alcoa shall sell such Transferable Interests to Ma’aden at the price and at the time determined in accordance with Clause 15.1.

(c)	The Parties shall, and shall ensure that any of their Affiliates that are Shareholders shall, execute all such documentation and do all such other acts and things as may be necessary or desirable to give effect to this Clause 15.2.

(d)	Nothing in this Clause 15.2 shall be construed to require Ma’aden to exercise any of the above rights.

(e)	Any transfer under this Clause 15.2 shall have effect to transfer all of Alcoa’s Transferable Interests free and clear of any Encumbrance, subject to the Financing Agreements.

16.	Termination and Expiry

16.1	Full Termination and Expiry

This Agreement shall remain in full force and effect until the earlier of:

(a)	the expiry of the Agreement pursuant to Clause 2.2;

(b)	the written agreement of the Parties that the Agreement be terminated;

(c)	the date upon which there is only one Shareholder in each Company (including following a transfer of all of Alcoa’s Transferable Interests pursuant to Clauses 14 or 15 or following a transfer to Ma’aden under Clause 17);

(d)	termination pursuant to the exercise by a Party of a right to terminate the Agreement in accordance with its terms; or

(e)	the termination of the Gas Allocation Letter.

16.2	Partial Termination

Without prejudice to Clause 16.1, this Agreement shall terminate as between a Party that transfers its Transferable Interests to the other Party or to a third party in accordance with this Agreement, and the other Parties (if any), on the relevant Transfer Date, provided that the party to which such Shares have been transferred has become (or was already) a party to this Agreement.

16.3	Consequences of Termination at the Expiry of the Term

Following termination of this Agreement pursuant to Clause 2.2, there shall be an orderly liquidation of the assets of each Company, following which each Company shall be dissolved.

16.4	Consequences following Termination

(a)

In the event of termination of the Agreement for any reason whatsoever, there shall be no restriction on Ma’aden continuing with the development of the Project (with or without an alternative joint venture partner) and Ma’aden shall be entitled to proceed with the Project, either alone or with other parties and shall be entitled to utilise for the purposes of the Project all Pre-Incorporation Materials and other documents and materials it has developed itself, or which have been jointly developed by the Parties, relevant Shareholders or the particular Company or otherwise provided by a Party for the purposes of the Project pursuant to the Agreement including, for the avoidance of doubt, all Intellectual Property and IP Information in the same in accordance with Clause 26.4. It is envisaged that certain intellectual property licence agreements may be entered into by Ma’aden and/or the Companies with Alcoa and/or its Affiliates under which Alcoa and/or its Affiliates would licence to Ma’aden and/or the Companies certain Intellectual Property (including certain technologies) and provide technical support services in connection with the Project. For the avoidance of doubt, any such intellectual property licence agreements shall remain in full force and effect, without restriction (other than such customary restrictions as are acceptable to Ma’aden), notwithstanding any termination of the Agreement and Ma’aden and the Companies shall be entitled to continue to use the Intellectual Property under such intellectual property licence agreements and Alcoa and its Affiliates shall continue to provide the technical support services in respect of the Project pursuant to the terms of such agreements.

(b)	In the event of a termination of the Agreement for any reason other than for the default of Ma’aden pursuant to Clause 14.5 or 14.6(b), Alcoa shall, if requested by a Company or Ma’aden (if such termination occurs prior to incorporation of each Company),

(i)	provide such services as listed in Schedule 14 at cost (as defined in Clause 5.3) and for a period of twenty four (24) months following such termination, where such termination occurs before the Commercial Production Date; or

(ii)	provide such services as listed in Schedule 14 at cost (as defined in Clause 5.3) and for a period of twelve (12) months following such termination, where such termination occurs after the Commercial Production Date, and in each case in such a manner so as to facilitate an orderly handover of activities undertaken by Alcoa personnel engaged in the Project.

(c)	In the event of a termination of the Agreement due to a default of Ma’aden pursuant to Clauses 14.5 or 14.6(b), Alcoa will have no obligation to provide the services listed in Schedule 14 to any Company.

(d)	The Parties shall execute all such documentation and do all such other acts as may be necessary or desirable to give effect to this Clause 16.4.

16.5	Survival and Rights Unaffected

(a)	Any expiry or termination shall be without prejudice to the rights and obligations accrued as at such date.

(b)	Notwithstanding any termination or expiry of this Agreement, whether as to any Party or in its entirety, the following provisions shall survive such termination or expiry as to all Parties: Clauses 1 (Definitions and Interpretation), 13 (Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials), 16.4 (Consequences following Termination), 16.5 (Survival and Rights Unaffected), 21 (Governing Law etc), 22 (Confidentiality and Public Announcements), 23 (Notices) and 26 (General Provisions). The Parties shall be deemed to continue to be parties to the Agreement for such purposes only.

17.	Sale or Transfer of Shares, Pledge

17.1	General Prohibition

Unless permitted by Clauses 14 or 15 or this Clause 17 or with the prior written consent of the other Party, no Party or any Affiliate which is a Shareholder shall do, or agree to do, any of the following:

(a)	sell, transfer or otherwise dispose of, any of its Transferable Interests or any interest in any of its Transferable Interests;

(b)	encumber any of its Transferable Interests or any interest in any of its Transferable Interests;

(c)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Transferable Interests; or

(d)	enter into any agreement or arrangement to do any of the foregoing.

17.2	Transfers to Affiliates

A Party or its Affiliate which is a Shareholder, may transfer, or procure the transfer of, all but not less than all of its Shares and all but not less than all of its Shareholder Loans together to an Affiliate, and the provisions of Clauses 17.4 to 17.7 shall not apply to such transfer, provided that:

(a)	the transferring Party gives not less than thirty (30) days’ prior written notice of the transfer to the other Party;

(b)	if Ma’aden is the transferring Party, the Affiliate is and remains an Affiliate of Ma’aden, and if Alcoa or its Affiliate is the transferring Party, the Affiliate is and remains an Affiliate of Alcoa;

(c)	the transferring Party procures that the proposed transferee of any Shareholder Loans become a party to a Shareholder Loan Agreement with the relevant Company (and such Company shall, and the Party shall procure that the Company shall, promptly execute and deliver any Shareholder Loan Agreement presented to it by the transferring Party for such purpose);

(d)	if it ceases to be an Affiliate in accordance with Clause 17.2(b), the proposed transferee (and/or any subsequent transferee in a series of transfers to Affiliates) is under an obligation immediately to retransfer its Shares and/or Shareholder Loans, as the case may be, to the original transferring Party or another Affiliate of Ma’aden or of Alcoa, as the case may be; and

(e)	a guarantee is provided in substantially the form set out in Schedule 1 by Alcoa in respect of the obligations of such Affiliate, or by Ma’aden in respect of the obligations of its such Affiliate under this Clause 17.2 (but not, for the avoidance of doubt, in respect of a KSA Controlled Transferee under Clause 17.3).

17.3	Permitted Transfers

(a)	Notwithstanding the provisions of Clause 17.4, Ma’aden shall, at any time, be entitled to sell, transfer and assign (and may procure the sale, transfer and assignment by any of its Affiliates of) all of Ma’aden’s right, title and interest in and to all Shares held by Ma’aden and all of the Shareholder Loans of Ma’aden to a person who is at the time of such sale, transfer and assignment, Controlled, directly or indirectly, by any Governmental Authority of the Kingdom (“KSA Controlled Transferee”). Ma’aden shall give not less than thirty (30) days’ prior written notice to Alcoa of such a proposed transfer including details of the proposed KSA Controlled Transferee. Ma’aden shall procure that, as a condition to such transfer, the KSA Controlled Transferee shall agree to be bound by all the terms of this Agreement and shall execute an Adherence Agreement.

(b)	Alcoa shall give its consent to the sale, transfer and assignment under paragraph (a) above and the provisions of Clauses 17.4 to 17.7 shall not apply to such sale, transfer and assignment.

17.4	Transfers of Shares

Other than as provided in Clause 17.2 and Clause 17.3 and subject to Clause 17.8, at any time after the fifth anniversary of the Commercial Production Date, any Party on behalf of itself and any Affiliate that is a Shareholder (the “Selling Party”) may transfer all but not less than all of its Shares and all of the Shareholder Loans held by such Party and its Affiliates (if applicable) to a third party (“Third Party Offeror”) only if it receives an offer (the “Offer”) from such Third Party Offeror which:

(i)	is a bona fide offer in writing;

(ii)	is irrevocable during the period of the Offer;

(iii)	is for cash consideration only; and

(iv)	contains all material terms and conditions (including the offer price (the “Offer Price”) and the intended completion date of the Offer),

and in circumstances in which the Selling Party complies with the remaining provisions of this Clause 17.

17.5	Notice of Offers

(a)	If a Selling Party receives an Offer or Offers which it wishes to accept, it must immediately give written notice of such Offer(s) (the “Transfer Notice”), to the other Party (the “Remaining Party”) giving details of the identity of the Third Party Offeror(s). The Selling Party is not required to provide the details of the terms and conditions of the Offer.

(b)	The Remaining Party shall within thirty (30) days of receipt of the Transfer Notice either approve the proposed Third Party Offeror(s) or object to any proposed Third Party Offeror(s) on reasonable grounds.

17.6	Notice of Right to Match the Offer

The Selling Party may not proceed with a sale to the approved Third Party Offeror without first giving written notice (the “Notice of the Right to Match the Offer”) to the Remaining Party giving the Remaining Party the right to match the Offer (the “Right to Match the Offer”). This Notice of the Right to Match the Offer should include full details of all terms and conditions of the Offer, including the price, and a copy of the Offer.

17.7	Right of Remaining Party to Match the Offer

(a)	The period during which the Remaining Party has a Right to Match the Offer will last for thirty (30) days from and including the day on which the Notice of the Right to Match the Offer is received (the “Right to Match the Offer Period”).

(b)	If the Remaining Party matches the Offer, then all of the Transferable Interests shall be transferred to the Remaining Party at the Offer Price, with such transaction closing within the period specified in Clause 17.9(a).

(c)	If the Remaining Party does not match the Offer, then the Selling Party may transfer all of its Transferable Interests to the Third Party Offeror pursuant to the Offer at a price which is not less, and on terms and conditions no less favourable to the Selling Party, than those set out in the Offer, within ninety (90) days from the end of the Right to Match the Offer Period. For the avoidance of doubt, if such transaction with the Third Party Offeror does not close in accordance with the terms of this sub-paragraph (c) within the 90-day period, the process must begin again with an Offer under Clause 17.4.

17.8	Transfer Requirements

All transfers of Transferable Interests pursuant to this Agreement shall be subject:

(i)	to the transfer being in compliance with Applicable Laws of the Kingdom;

(ii)	to the transfer when completed, not constituting or giving rise to a breach by the transferring Party or a Company of any Project Agreement (including any Financing Agreement) to which either of them is a party; nor constituting, with or without the passage of time, the giving of notice or the taking of other steps by or on behalf of the Senior Lenders, an actual or potential default or event of default (howsoever defined) under such Project Agreement (including any Financing Agreement);

(iii)	to obtaining any approvals required from the competent authorities;

(iv)	to the proposed transferee and the persons Controlling it (whether directly or indirectly) being of good character and being qualified to hold shares in a limited liability company in the Kingdom under Applicable Laws of the Kingdom;

(v)	if the transferee is not already a Shareholder, to the execution by the transferee of an Adherence Agreement, no later than the Transfer Date;

(vi)	where the transferee is not an Affiliate of the transferor, and the transferee or the entities that Control it do not hold assets of substantially equivalent value to those held by the Selling Party or any person guaranteeing the obligations of the Selling Party hereunder, to the provision of a guarantee in substantially the form set out in Schedule 1 by a person Controlling such transferee which is of equivalent financial substance; and

(vii)	where any Shareholder Loan has been made by the transferor to a Company, to the assignment and novation of all the transferor’s rights and obligations in respect of the Shareholder Loan to the transferee.

17.9	Completion of Transfer

The transfer of Transferable Interests pursuant to this Agreement shall be made on the following terms:

(a)	Completion of the transfer of the Transferable Interests shall take place on the Transfer Date, which shall be within ninety (90) days after the date of expiry of the Right to Match the Offer Period in the event of a transfer to the Remaining Party pursuant to Clause 17.7 and at such reasonable time and place as the Parties agree; and

(b)	Payment of the purchase price for the Transferable Interests will be due on the Transfer Date, unless otherwise agreed, and shall be paid to the account notified for such purpose by the transferee.

17.10	General

The Parties shall keep each Company informed, at all times, of the issue and contents of any notice(s) served pursuant to this Clause 17 and any election or acceptance relating to those notices.

17.11	Further Assurances; Sole Shareholder

The Parties shall take such action as may reasonably be required to give effect to any transfer of Shares permitted pursuant to this Clause 17 or under Clauses 14 or 15, including cooperating in obtaining approvals required from all relevant Governmental Authorities. If a Party that is entitled to acquire Shares pursuant to this Clause 17 would, as a result of such acquisition, become the only Shareholder in any Company, such Party shall have the right to designate an Affiliate to acquire a portion of the Shares which such Party is entitled to acquire.

18.	Valuations

18.1	Fair Market Value

Where a provision of this Agreement calls for a determination of the “Fair Market Value” of Alcoa’s Transferable Interests, the Parties shall act in good faith to make such determination and, in doing so, shall apply commonly accepted valuation methods.

18.2	Valuation Panel

In the event that the Parties are unable to agree the Fair Market Value of Alcoa’s Transferable Interests within fifteen (15) days of the relevant Chairman requesting them to do so, the Parties shall refer the valuation to a panel of independent experts with appropriate experience in the aluminium industry (each a “Valuer”). The panel shall consist of three Valuers, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman of the panel, shall be jointly nominated by the two Valuers nominated by the Parties. Failing agreement as to the identity of the third Valuer within five Business Days of being required to do so, such third Valuer shall be nominated by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules of Expertise of the International Chamber of Commerce (who shall be instructed to nominate only a Valuer experienced in valuing rolling mills, aluminium smelters, alumina refineries, bauxite mines and associated facilities).

18.3	Submission of Valuation

The Valuers shall be instructed to collectively submit a single Fair Market Value valuation to the Parties within thirty (30) days of the appointment of the third Valuer (or such longer time as the Parties may agree) and such valuation shall be final and binding upon the Parties. The Fair Market Value shall be determined on a fair market basis as between a willing and not anxious seller and a willing buyer on arms’ length terms in accordance with Clause 18.4.

18.4	Valuation Approach

In valuing Alcoa’s Transferable Interests, the Valuers:

(a)	shall prepare the valuation based on the net present value of cash flows attributable to Alcoa’s Transferable Interests, taking into account the terms of the Project Agreements and the remaining life of the Project and all such other matters as the Valuers deem appropriate;

(b)	shall not apply any discount to Alcoa’s Transferable Interests as a result of Alcoa’s Shareholder Percentage not conferring Control over any Company;

(c)	if making the determination prior to the Commercial Production Date for any of the Mine, the Refinery, the Smelter or the Rolling Mill, may consult any contractor or manager appointed pursuant to any Construction Agreement and/or any other contractors engaged in the development, construction or operation of the Mine, Refinery, Smelter or Rolling Mill;

(d)	may consult persons engaged in the marketing of aluminium who, in the Valuers’ opinion, are experts in the making of price forecasts on a regular basis;

(e)	may consult any other experts as the Valuers thinks fit;

(f)	shall be entitled to rely in good faith upon the opinions of any experts or other persons so consulted; and

(g)	shall consider any submissions as to the Fair Market Value which may be made to the Valuers by a Party within thirty (30) days of receipt by the Party of notice of the appointment of the third Valuer.

19.	Assignment

Except as otherwise provided in this Agreement, no Party shall have the right to assign its rights and/or transfer its obligations under this Agreement to any other person and/or be released from its obligations under this Agreement unless, such Party is simultaneously transferring its Transferable Interests to such person in accordance with Clause 17.

20.	Warranties

Each Party hereby warrants and undertakes to the other Party on its behalf and on behalf of any Affiliate being a Shareholder that:

(a)	it is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated;

(b)	it has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement (or to procure that such obligations and transactions are undertaken by its Affiliates) and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Agreement;

(c)	its officers have the power and authority to act on its behalf in entering into this Agreement and the Shareholder Loan Agreements;

(d)	it is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation;

(e)	this Agreement has been duly executed and constitutes a valid, legal and binding obligation of such Party enforceable in accordance with its terms;

(f)	the execution and delivery of this Agreement and the performance by it or its relevant Affiliates of its obligations under and the transactions anticipated by this Agreement will not contravene any law applicable to it or such Affiliates or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it or any of its Affiliates; and

(g)	with respect to all activities contemplated under this Agreement, it has not, nor will it, or its (or its Affiliates’) directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(i)	influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, the Companies or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;

(iii)	inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, the Companies or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to a Government Official.

21.	Governing Law, Dispute Resolution and Language

21.1	Governing Law

This Agreement shall be governed by and construed and interpreted according to English law.

21.2	Reference to Senior Management

Prior to referring any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 21 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 21.2, to arbitration pursuant to Clause 21.3 below, the Party (which shall include any Affiliate of such Party being a Shareholder) wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 21, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of the ultimate parent companies of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties (or their ultimate parent companies) pursuant to this Clause 21.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

21.3	Dispute Resolution

(a)	Except as otherwise provided in Clause 9 and Clause 18 of this Agreement, if any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 21.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause 21.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 21.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

(b)	The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules.

(c)	The place of arbitration shall be London. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

21.4	Continuing Obligations

If a dispute is referred to arbitration pursuant to Clause 21.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

21.5	Jurisdiction

(a)	The courts of England shall, subject to paragraph (b) below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

(b)	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 21 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 21.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

21.6	Process Agent

Each Party that is not incorporated and registered under the laws of England and Wales will appoint a process agent in the United Kingdom to receive legal process served under this Agreement. Each Party agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Clause 23.1, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each such Party agrees to designate a new agent in the City of London, on the terms and for the purposes of this Clause. Nothing herein shall be deemed to limit the ability of any Party to serve any such legal process in any other manner, to obtain jurisdiction over any other Party or to bring any action, suit or proceeding against any other Party in such other jurisdictions, and in any other manner as may be permitted or required by Applicable Laws.

(a)	Ma’aden hereby irrevocably agrees to appoint Law Debenture Corporate Services Limited, with offices at the date of this Agreement at Princes House, 95 Gresham Street, London EC2V 7LY, England as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, and to execute such documentation as may reasonably be required by such agent in connection with its appointment.

(b)	Alcoa and any of its Affiliates being a Shareholder hereby irrevocably agrees to appoint Pinsent Masons LLP, with offices at the date of this Agreement at 1 Park Row, Leeds, LS1 5AB as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, and to execute such documentation as may reasonably be required by such agent in connection with its appointment.

21.7	Language

This Agreement and the agreements contemplated herein are to be executed in Arabic and in English. The English language shall be the governing language despite translation into any other language(s), and the English versions shall prevail over any translated versions in the event of conflict. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of each Party.

22.	Confidentiality and Public Announcements

22.1	Confidentiality

(a)	Each Party and any Affiliate being a Shareholder shall (i) ensure and shall cause each Company to ensure that the contents of this Agreement and any confidential information regarding the business, assets, customers, processes and methods of any other Party which it may learn in the course of negotiations for, or carrying out of this Agreement, is treated by it in strict confidence and (ii) only disclose such information to an Affiliate or such of its or its Affiliate’s directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party or any Company is seeking finance, to the extent that such disclosure is necessary and (iii) not make use of such information for purposes other than the implementation of the Parties’ cooperation hereunder unless such information:

(i)	is known to such Party prior to learning of it from the other;

(ii)	is obtained by such Party from a source other than the disclosing Party which source, (i) did not require such Party to hold such secrets or information in confidence and (ii) did not limit or restrict such Party’s use thereof;

(iii)	becomes public knowledge other than through the fault of such Party;

(iv)	is required to be disclosed by any competent legal or regulatory authority;

(v)	is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause;

(vi)	is independently developed by such Party; or

(vii)	is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and either the receiving Party or the relevant Company, in which case such use or disclosure shall be governed by the terms of the relevant agreement.

(b)	Each Party shall impose on its Affiliates, or such of its or its Affiliate’s directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such Affiliates, or such of its or its Affiliate’s directors, officers, employees, professional advisers or consultants, or financial institution from whom the Party is seeking finance, on the terms set out in this Clause 22.

(c)	Specific information disclosed shall not be deemed to be within the foregoing exceptions simply because such information is included in more general information within the said exceptions. In addition any combination of information, features, concepts, designs or process flows, shall not be automatically deemed to be within the said exceptions simply because the individual items of information, features, designs, concepts or process flows are within the said exceptions.

22.2	Disclosure of Information by Managers to Shareholders and Parties

A Manager shall be entitled to supply details of any business transacted at Board of Managers meetings or committee meetings and any other information obtained by him in his capacity as a Manager, to the Party or Shareholder by whom he was appointed or to the professional advisers of such Party or Shareholder, subject always to the provisions of this Clause 22.

22.3	Announcements

Each Party shall notify the other Party and the relevant Company of its intent to issue any press release or other public announcement with respect to the Company and its activities and, except as required by any competent legal or regulatory authority or any internationally recognized stock exchange, shall not issue any such release or announcement without the prior consent of the other Party and the Company, which consent shall not be unreasonably withheld. Such consent shall not, however, be required in order for a Party to include a reference to its ownership interest in the relevant Company in its annual reports and similar publications.

22.4	Survival

The Parties’ obligations under this Clause 22 shall survive any termination or expiry of this Agreement for a period of five (5) years from the date of such termination or expiry and shall be without prejudice to any other confidentiality obligations imposed on the Parties or any Company by the Confidentiality & Non-Disclosure Agreement (in respect of the period prior to the signing of this Agreement) or any of the Project Agreements.

23.	Notices

23.1	Notices

All notices, approvals, consents or other communications in connection with this Agreement shall be given in writing by an authorized officer of the Party (or an Affiliate being a Shareholder) providing any such notice, approval, consent of other communication and shall either be left at the address of the addressee which is specified below, sent by reputable international courier to the address of the addressee specified below, hand delivered to the address of the addressee which is specified below or sent by facsimile to the number specified below, provided in each case that if the addressee notifies the other Party and the relevant Company of another address or facsimile number then such other address or facsimile number shall be deemed to replace that set out below.

For Ma’aden:	Address:	P.O. Box 68861
Riyadh 11537
Kingdom of Saudi Arabia

Facsimile: +966 1 874 8200
Attn.: Vice President Aluminium SBU

With a copy to:		Ma’aden Legal Department
P.O. Box 68861
Riyadh 11537
Kingdom of Saudi Arabia

Facsimile: +966 1 874 8290
Attn: Chief Legal Counsel

For Alcoa and its Shareholder Affiliates:		Address: 390 Park Avenue
New York, NY 10022
United States of America

Facsimile: +1 212 836 2804
Attn.: President, Global Primary Growth

With a copy to:	Alcoa Inc. Legal Department
201 Isabella Street
Pittsburgh, PA 15212
United States of America
Facsimile: +1 412 553 4064
Attn: General Counsel

23.2	Effect

(a)	Unless a later time is specified in it, a notice, approval, consent or other communication takes effect from the time it is actually received or deemed to be received pursuant to this Clause 23.2. A couriered letter shall be deemed to have been received when delivered to the appropriate address. A notice sent by facsimile shall be deemed to have been received when a copy of such facsimile has been received, unless the receiving Party or the relevant Company can demonstrate that it did not receive a complete copy of the same. Facsimile notices shall be confirmed by an alternative method of giving notice. A Party receiving a notice by facsimile shall confirm receipt by returning a signed copy of such notice to the sender by hand or reputable international courier to the address which is specified above.

(b)	Where a notice is received during a day which is not a business day (in the place of receipt), or after 3pm local time it shall be deemed to have been received on the next business day (at such place of receipt) thereafter.

24.	Further Assurances

24.1	Undertakings

(a)	Each Party and any Affiliate being a Shareholder agrees that it shall:

(i)	Act in good faith with regards to the other Party and to each Company and at all times render to the other Party and each Company true accounts, full information and truthful explanations regarding all matters relating to the affairs of each Company;

(ii)	in all cases treat each Company as a separate and independent profit centre and make every reasonable effort to conduct the affairs of each Company and its own dealings with such Company in a manner which gives effect to this Agreement and promotes the business and profitability of each Company; and

(iii)	in its capacity as a Shareholder, exercise its voting rights and endeavour to cause its representatives on the Board to exercise their voting rights in a manner which gives full force and effect to the terms and conditions of this Agreement, the Articles of Association, the Project Agreements and any other agreement referred to herein.

(b)	The Parties and any Affiliate being a Shareholder shall use their reasonable efforts to procure that the Articles of Association of a Company are from time to time duly amended, and any such amendment is duly registered with the Commercial Register, in accordance with Applicable Laws of the Kingdom if and whenever such amendment is reasonably necessary or desirable to give effect to, or to conform them to, the provisions of this Agreement, or any decision of the Board or the Shareholders, or the Project Agreements. Without limiting the generality of the foregoing, the Parties and any Affiliate being a Shareholder shall procure that the Articles of Association of each Company are amended:

(i)	to permit the Company to engage in any activity that may be contemplated or required by the terms of this Agreement or any Project Agreement or any decision of the Board of Managers or the Parties in accordance with this Agreement, including by means of expanding the purpose or objects of the Company;

(ii)	to give effect to any increase or decrease (or required increase or decrease) in the capital of the Company contemplated by this Agreement or any change (or required change) in the holdings of Shares in the capital of the Company as between the Shareholders required or contemplated by this Agreement;

(iii)	to give effect to the introduction of any new Shareholder that acquires (or intends to acquire) Shares in accordance with this Agreement.

24.2	Further Assurances

The Parties and any Affiliate being a Shareholder hereby agree to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Agreement, including without limitation any transfer of Shares in any Company pursuant to Clauses 14, 15 or 17.

24.3	Business Conduct

The Parties agree that, in relation to the development of the Project and the subsequent business and operation of each Company, they shall (and shall procure that each Company shall):

(a)	develop, construct and operate the Project and operate the business in a manner that meets or exceeds internationally recognised standards, best practises, business conduct and ethics in accordance with internationally accepted commercial practices in the bauxite mining, alumina refining, aluminium smelting and rolling mill industries and without regard to the interests of any Party or any Affiliate;

(b)	without limiting the generality of paragraph (a) above, in order to ensure the long-term sustainability of the Project, undertake maintenance and replacement capital expenditures relating to the Project in a manner that meets or exceeds internationally recognised standards and best practices in the bauxite mining, alumina refining, aluminium smelting and rolling mill industries; and

(c)	operate with objectives of low cost operations, continuous improvement and respect for people, consistent with best practices of the aluminium businesses.

25.	Competing Businesses

25.1	Acknowledgement

The Parties acknowledge that the Parties and their Affiliates are engaged in, or may become engaged in, bauxite mining, alumina refining, aluminium smelting, rolling mill operations and other businesses that may compete with the Project.

25.2	No Obligation to Offer

Subject to Clauses 5.10, 5.11 and 25.3, neither Party (nor any of its Affiliates) shall have any obligation to offer or provide to any Company or the other Party (or any such other Party’s Affiliate) any option or other right or opportunity to pursue or acquire any right, title or interest in any corporate opportunity or business venture prior to pursuing such opportunity or venture for such Party’s (or such Party’s Affiliate’s) own benefit.

25.3	Competing Projects Following Termination

In the event of termination of this Agreement, other than where Ma’aden is the Defaulting Party in accordance with Clause 14.5, Alcoa shall not itself or through any Affiliate develop, construct, operate or otherwise implement or participate in whether itself, in partnership, joint venture or any such other relationship with any other person, in any project in any of the Kingdom, GCC Countries or Iran, which would compete with the Project, prior to the date that is (i) if the termination occurs prior to the Commercial Production Date, three (3) years after termination of this Agreement; or (ii) if the termination occurs after the Commercial Production Date but prior to the fifth anniversary of the Commercial Production Date, two (2) years after termination of this Agreement. The foregoing restrictions shall not apply to any bauxite mining, alumina refining, aluminium smelting, rolling mill operations and other businesses that may compete with the Project (A) in which the Defaulting Party is engaged as of the date of termination of this Agreement; or (B) in which the Defaulting Party owns a direct or indirect interest of fifteen percent (15%) or less or otherwise with the prior written consent of Ma’aden.

26.	General Provisions

26.1	Severability

If any provision or term (or part thereof) of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions or terms (or parts thereof) in that jurisdiction or the whole of the Agreement in any other jurisdiction, all of which shall remain in full force and effect. As regards the provision or term (or part thereof) which is or has been found to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision and which as closely as possible validly gives effect to the Parties’ intentions as expressed herein.

26.2	Waiver

The failure, delay or forbearance of any Party or any Affiliate being a Shareholder to insist upon, exercise or enforce any right or remedy conferred by this Agreement shall not be or be deemed to be or be construed as a waiver of the right or remedy or of any other rights or remedies nor shall such failure, delay or forbearance operate as a bar to the exercise or enforcement of the right or remedy at any time or times thereafter.

26.3	Compliance with Law and Permits

(a)	In performing its obligations under this Agreement each Party and any Affiliate being a Shareholder shall comply with (including without limitation giving all notices under and paying all fees required by) all laws applicable to such Party or Affiliate.

(b)	Without prejudice to the generality of this Clause 26.3, the Parties and any Affiliate being a Shareholder shall, and shall procure that each Company shall, comply with all Applicable Laws relating to the prohibition on the corruption of public officials.

(c)	Each Party and any Affiliate being a Shareholder shall obtain and maintain in effect all government licenses, permissions, consent, and approvals as it may be required to obtain in order to perform its obligations under this Agreement.

26.4	Intellectual Property

(a)	Subject to any provisions as to ownership of Intellectual Property under any of the Project Agreements (including the Smelter TTA and Smelter OSA), any rights to Intellectual

Property which are developed by a Company during the course of a Company’s activities under this Agreement shall belong to the Company.

(b)	The Parties, pursuant to separate technology license agreements which shall be part of the Project Agreements, shall grant to the Companies a license to use Intellectual Property which is owned by the Parties but is required to implement the Project. Without limiting the foregoing, Alcoa and its Affiliates shall offer to enter into with the relevant Companies technology licence agreements in respect of the Intellectual Property and in respect of technical support services as described in Part 2 of Schedule 14 on the payment terms described therein.

(c)	In the event that this Agreement is terminated for any reason whatsoever, the Parties acknowledge that Ma’aden is entitled in accordance with Clause 16.4 to continue with the Project and utilise any Intellectual Property that has been provided by Alcoa to the Project or has been developed in the course of the Companies’ activities under this Agreement. Accordingly, except to the extent that such Intellectual Property is subject to a separate intellectual property licence agreement entered into for value with the relevant Company, Alcoa hereby grants to Ma’aden and the Companies an irrevocable, royalty-free license to use, without the right to assign (other than to a project company), sublicense or otherwise transfer to a third party, any such intellectual Property not otherwise licensed thereafter solely in connection with the Project.

(d)	Without prejudice to the provisions of Clause 22 above or the provisions of any of the Project Agreements, each of the Parties and any Affiliate being a Shareholder shall procure that the Companies shall take all steps necessary to protect all Intellectual Property of the Companies or, in respect of sub-paragraphs (ii) and (iii) below of Ma’aden, and information comprising or relating to such rights (the “IP Information”), including, without limitation:

(i)	ensuring that the Board of Managers, the President and the other officers and employees of a Company use commercially appropriate measures to protect and safeguard the IP Information at all times and comply with the provisions of Clause 22 and this Clause 26.4;

(ii)	using the IP Information provided to a Company or to Ma’aden under the Smelter TTA, only for the purposes for which it was licensed to the Company or Ma’aden (as the case may be);

(iii)	using the IP Information provided to a Company or to Ma’aden under the Smelter OSA, only for the purposes for which it was provided to such Company or Ma’aden (as the case may be) under the Smelter OSA;

(iv)	not disclosing any IP Information to any person, except for employees, suppliers, contractors, government agencies or financial institutions, who reasonably require information for the purposes related to the Project and who have agreed to be bound by the provisions of Clause 22 and this Clause 26.4;

(v)	not using any IP Information for the benefit of any third party; and

(vi)	in the event that a Company is compelled by judicial or administrative process or required by Applicable Law or any Governmental Authority to disclose any IP Information, seeking a protective order or other appropriate remedy to prevent such disclosure, only disclosing such portion of the IP Information that is required to be disclosed and using all reasonable efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such IP Information.

26.5	Entire Agreement

This Agreement constitutes the complete and exclusive statement of the terms of the contract between the Parties and any Affiliate being a Shareholder (together with the Adherence Agreements) with reference to the subject matter hereof, and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, whether or not reduced to writing, between the Parties and any Affiliate being a Shareholder respecting the subject matter hereof. No statements or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof (provided that this Clause shall not have effect to limit or excuse liability for any fraudulent act).

26.6	Improper Inducements

(a)	No Party or Affiliate being a Shareholder shall, and each Party and Affiliate being a Shareholder shall ensure that no Company shall, (in connection with the Company or its business) make any payment in violation of any Applicable Law.

(b)	Except for customary promotional material and occasional business entertainment limited in value in any instance to the reasonable cost of a business meal, no Party or Affiliate being a Shareholder (whether acting directly or indirectly or through any employee, officer, director or representative) shall promise, give, offer or accept, and warrants that it has not promised, given, offered or accepted, any money, fees, commissions, personal services, credit, gift, gratuity, thing of value or compensation of any kind, to or from any person including:

(i)	Any Party or its Affiliates;

(ii)	Any of their agents, independent contractors or subcontractors;

(iii)	The Government of the Kingdom;

(iv)	The employees of any of the foregoing,

for the purpose of improperly obtaining or rewarding favourable treatment in connection with this Agreement or any of the other agreements contemplated by this Agreement.

(c)	Any violation of this provision shall constitute a Material Breach of the Agreement which, without prejudice to any Party’s right to enforce any other remedy provided by law, shall entitle that Party to terminate the Agreement in accordance with Clause 16.1(d).

26.7	Language

The English language shall be used and be the official language for written communications (including, but not limited to, the reporting of results of operations and forecasts of same) between and among the Parties, any Affiliate being a Shareholder and each Company and otherwise under this Agreement.

26.8	Amendments

No variation or amendment to this Agreement shall be effective unless in writing signed by duly authorised officers or representatives of each Party on behalf of itself and any Affiliate being a Shareholder.

26.9	No Partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any Affiliates being Shareholders (or any of them) and none of the Parties (or an Affiliate of a Party being a Shareholder) shall have any authority to bind or commit any other Party in any way, save as expressly set out herein.

26.10	Priority of Documents

In the event of conflict or inconsistency between this Agreement and any of the Articles of Association, the terms and conditions of this Agreement shall prevail.

26.11	Waiver of Immunity

Each Party and any Affiliate being a Shareholder unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that a Party or Shareholder or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or Shareholder or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party or Shareholder irrevocably agrees not to claim and irrevocably waives such immunity.

26.12	No Liability for Consequential Losses, etc.

Notwithstanding anything in this Agreement, no Party or any of its Affiliates being a Shareholder shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to this Agreement, whether out of any Event of Default, other breach of this Agreement, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

By:	Dr. Abdullah Dabbagh, President and CEO

Signed:	/s/ Abdullah Dabbagh

ALCOA INC.

By:	Klaus Kleinfeld, President and CEO

Signed:	/s/ Klaus Kleinfeld

SCHEDULE 1

Parent Company Guarantee

THIS AGREEMENT is dated and effective                      and is by and between:

(1)	ALCOA INC., a corporation organized under the laws of the Commonwealth of Pennsylvania, whose principal place of business is at 390 Park Avenue, New York, New York 10022-4608, U.S.A. (together with its legal successors and permitted assigns, hereinafter referred to as the “Guarantor”); and

(2)	SAUDI ARABIAN MINING COMPANY (MA’ADEN), a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as the “Beneficiary”).

RECITALS:

(A)	Whereas the Guarantor and the Beneficiary entered into a Framework Shareholders’ Agreement dated [—] (the “Principal Agreement”); and

(B)	Whereas, as a condition of such Principal Agreement, the Guarantor is required to provide a guarantee in favour of the Beneficiary on the terms set out herein in respect of any Affiliate of Alcoa (i) which subscribes for Shares in any of the Companies pursuant to the Principal Agreement and an Adherence Agreement and/or (ii) to whom any Shares in the Companies are subsequently transferred (each an “Alcoa Affiliate”).

NOW THEREFORE the parties agree as follows:

1.	Definitions and Interpretation

In this Agreement, unless the context otherwise requires:

1.1	terms shall have the meanings ascribed to them in the Principal Agreement;

1.2	any reference to an agreement or other document is a reference to that agreement or document as from time to time supplemented, amended or novated;

1.3	headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.4	any reference to “Clause”, “Recital” or “Schedule” is a reference to a Clause, Recital or Schedule to this Agreement and the Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement; and

1.5	any reference to the male shall include the female and the neuter and vice versa, and any reference to the singular shall include the plural and vice versa.

2.	Guarantee and Indemnity

2.1

The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary the due and punctual performance and observance by each Alcoa Affiliate of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or in connection with the Principal Agreement and the Adherence Agreement (the “Obligations”) and agrees to indemnify the Beneficiary on demand against all losses, damages, costs and expenses (including reasonable legal costs and expenses in respect of any enforcement of the Obligations and/or this Agreement) which the Beneficiary may suffer through or arising from any breach by any Alcoa Affiliate of the Obligations. The liability of the Guarantor as aforesaid shall not be released or diminished by any alterations of terms (whether of the Principal Agreement, the Adherence Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations thereby imposed or any granting of time for such performance or any other indulgence, provided, however, that the Guarantor’s obligations under this Agreement shall continue subject to any such alteration, extension of time or other indulgence, or any waiver that may be granted.

2.2	If and whenever an Alcoa Affiliate defaults in the performance of the Obligations and such default is not cured or remedied within the time limits therefor after notice thereof by the Beneficiary to the Alcoa Affiliate (“Default”), the Guarantor shall upon demand, which shall reasonably and briefly specify the nature and amount, if any, of the Default (the “Demand”), unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of), in accordance with the terms and conditions of the Principal Agreement and the Adherence Agreement, the Obligations in regard to which such Default has been made, and so that the same benefits shall be conferred on the Beneficiary as it would have received if such Obligations had been duly performed and satisfied by the Alcoa Affiliate. Subject to the first sentence of this Clause 2.2, the Guarantor hereby waives any rights which it may have to require the Beneficiary to proceed first against or claim payment from the relevant Alcoa Affiliate, to the extent that as between the Beneficiary and the Guarantor, the latter shall be liable as principal obligor upon any aforesaid Default, as if it had entered into all the Obligations jointly and severally with the relevant Alcoa Affiliate.

2.3	This guarantee and indemnity is to be a continuing security to the Beneficiary for all the Obligations of each Alcoa Affiliate notwithstanding any settlement of account or other matter or thing whatsoever.

2.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Beneficiary may now or hereafter have or hold for the performance and observance of the Obligations of any Alcoa Affiliate.

2.5	In the event that the Guarantor has taken or takes any security from an Alcoa Affiliate in connection with this guarantee and indemnity, the Guarantor hereby undertakes to hold the same in trust for the Beneficiary pending discharge in full of all the Guarantor’s obligations under or in connection with the Principal Agreement and the Adherence Agreement. The Guarantor shall not, after any Demand has been made hereunder, claim from an Alcoa Affiliate any sums which may be owing to it from the Alcoa Affiliate or have the benefit of any set-off or counter-claim or proof against, or dividend, composition or payment by, the Alcoa Affiliate until all sums owing to the Beneficiary hereunder or under or in connection with the Principal Agreement and the Adherence Agreement have been paid in full.

2.6	As a separate and independent stipulation, the Guarantor agrees that any Obligations which may not be enforceable against or recoverable from an Alcoa Affiliate by reason of:

(a)	any legal limitation, disability or incapacity of the Alcoa Affiliate or the Guarantor;

(b)	any insolvency or liquidation of the Alcoa Affiliate;

(c)	any merger, amalgamation or other change of status of the Guarantor; or

(d)	any other fact or circumstance,

shall nevertheless be enforceable against or recoverable from the Guarantor as though the same had been incurred by the Guarantor as principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand in accordance with and subject to the provisions of the Principal Agreement, the Adherence Agreement and this Agreement.

2.7	Subject to the other provisions of this Agreement, the obligations and liability of the Guarantor under or arising out of this guarantee and indemnity shall not be interpreted as imposing greater obligations and liabilities on the Guarantor than are imposed on the relevant Alcoa Affiliate under the Principal Agreement and the Adherence Agreement.

2.8	The Guarantor warrants and confirms to the Beneficiary:

(a)	that it is duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania;

(b)	that it has full power under its Articles of Incorporation and By-laws to enter into this Agreement;

(c)	that it has full power to perform its obligations under this Agreement;

(d)	that it has been duly authorised to enter into this Agreement;

(e)	that it has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

(f)	that this Agreement when executed and delivered will constitute a binding obligation on it in accordance with its terms; and

(g)	that it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any Applicable Laws by it which is likely to have a material adverse effect on its ability to perform its obligations under this Agreement.

2.9	The Guarantor warrants and confirms to the Beneficiary that it has not entered into this Agreement in reliance upon, nor has it been induced to enter into this Agreement by any representation, warranty or undertaking made by or on behalf of the Beneficiary (whether express or implied and whether pursuant to statute or otherwise) which is not set out in this Agreement.

3.	Governing Law and Jurisdiction

3.1	This Agreement shall be governed by and construed in accordance with the laws of England.

3.2	Any dispute arising out of or in connection with this Agreement shall be, if requested by any party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules”) and the proceedings brought in accordance with this Clause 3.2, which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

3.3	The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each of the Beneficiary and the Guarantor and the third of whom, who shall act as Chairman, shall be jointly nominated by the two nominated arbitrators.

3.4	The place of arbitration shall be London. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

3.5	If a dispute is referred to arbitration pursuant to Clause 3.2 above, unless the arbitrators rule otherwise, the obligations of the parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the parties.

3.6	The courts of England shall, subject to Clause 3.7 below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

3.7	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause shall preclude a disputing party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 3.2 (or pending the arbitral tribunal’s determination of the merits of the dispute). The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a party from seeking such relief in any other jurisdiction.

3.8	The Beneficiary hereby irrevocably agrees to appoint Law Debenture Corporate Services Limited, with offices at the date of this Agreement at Fifth Floor, 100 Wood Street, London EC2V 7EX, England as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, and to execute such documentation as may reasonably be required by such agent in connection with its appointment. The Guarantor hereby irrevocably agrees to appoint [ ], with offices at the date of this Agreement at [ ] as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, and to execute such documentation as may reasonably be required by such agent in connection with its appointment. Each party agrees that service of process in respect of it upon its respective agent, together with written notice of such service given to it as provided in Clause 4.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each such party agrees to designate a new agent in the City of London, on the terms and for the purposes of this Clause. Nothing herein shall be deemed to limit the ability of any party to serve any such legal process in any other manner, to obtain jurisdiction over any other party or to bring any action, suit or proceeding against any other party in such other jurisdictions, and in any other manner as may be permitted or required by Applicable Laws.

3.9	All communications made in connection herewith and all proceedings commenced in respect hereof shall be in the English language and, in the event of versions of this Agreement being translated into other languages, the English language version shall govern in the case of any inconsistency.

4.	General Provisions

4.1	This Agreement contains all the terms agreed by the parties regarding the subject matter of this Agreement and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing and no representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the parties prior to this Agreement except as set out in this Agreement.

4.2	All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date on which such communications are delivered by personal delivery, by facsimile transmission (with telephone confirmation of receipt), by courier service or by registered or certified mail, postage prepaid, return receipt requested, at the address set forth at the head of this Agreement or at such other address as the party to whom the notice is sent has designated by prior notice to the other parties in accordance with the provisions of this Agreement.

4.3	The failure of any party to enforce or to exercise, at any time or for a period of time, any term of or any right arising pursuant to this Agreement does not constitute and shall not be construed as, a waiver of such term or right and shall in no way affect that party’s right later to enforce or exercise it. No variation or amendment to this Agreement shall be effective unless in writing signed as an agreement by authorised representatives of the parties.

4.4	The Guarantor shall procure that, during the term of this Agreement, each Alcoa Affiliate shall remain an Affiliate of the Guarantor.

4.5	All monies payable by the Guarantor to the Beneficiary hereunder shall be paid in the manner and currency in which the relevant amount is payable by the relevant Alcoa Affiliate under the Principal Agreement or Adherence Agreement and in full without set-off or counterclaim of any kind and free and clear of any deduction or withholding of any kind save as required by law. If any deduction or withholding must be made by law, the Guarantor will pay that additional amount which is necessary to ensure that the Beneficiary receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

4.6	This Agreement shall terminate on the date that the last Alcoa Affiliate ceases to be a party to the Principal Agreement in accordance with the terms thereof, except for any outstanding obligations guaranteed under this Agreement that have not been paid or performed by any Alcoa Affiliate.

4.7	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement under such law or under the law of any other jurisdiction.

4.8	The Guarantor unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that the Guarantor or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity.

4.9	The rights and remedies provided by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

4.10	This Agreement may be assigned by the Beneficiary to a person to whom the entire Transferable Interests of the Beneficiary are transferred in accordance with the Principal Agreement.

4.11	The parties do not intend any term of this Agreement to be enforceable under the Contracts (Rights of Third Parties) Act, 1999 by any person who is not a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

ALCOA INC.

By:

Print Name:

Date:

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

By:

Print Name:

Date:

SCHEDULE 2

Articles of Association of the Companies

Articles of Association

Ma’aden Bauxite and Alumina Company

(Limited Liability Company)

It has been agreed by and between:

1.	Saudi Arabian Mining Company (Ma’aden), a Saudi joint stock company established under the Royal Decree No. m/17 dated 14/11/1417H, Commercial Register No. 1010164391, Riyadh, dated 10/11/1421H, with its main office at Riyadh City, P.O. Box 68861 Riyadh 11537.

2.	Alcoa Inc., Commercial Registration No: ____/City: ______________ dated: _________________, Main office at to incorporate a limited liability company, (hereinafter referred to as the “company” in accordance with Foreign Investment License No. (______) , dated ____________ issued by the Saudi Arabian General Investment Authority (“SAGIA”) in accordance with the Companies Law , enacted pursuant to Royal Decree No. M/6 dated 23/3/1385H and its amendment and the Foreign Investment Law, enacted pursuant to Royal Decree No. M/1 dated 5/1/1421H, and in accordance with the provisions and conditions of this Articles of Association.

Article (1)

The name of the company is: “Ma’aden Bauxite and Alumina Company”, a Limited Liability Company.

Article (2)

Objectives of the Company:

1.	To perform independently or with other parties all mining and other activities relating to the bauxite and alumina industries in all stages including raw materials and final products.

2.	To develop, operate and maintain bauxite mines, alumina refineries, power generation plants, networks, roads, buildings and related facilities to meet the Company’s objectives. To acquire the required licenses from the relevant authorities to enable it to perform its objectives.

3.	Wholesale and retail marketing in bauxite and alumina, with other metals in their original or refined form.

Article (3)

Merger and Partnership:

The Company may own Shares in other existing companies and may merge with, and shall have the right to establish its own or shared companies in mining, aluminium industry and related industries, or participate with others to form joint stock or limited liability companies to perform similar or complementary activities, after satisfying the regulatory requirements. The Company may deal in such Shares, provided that it shall not engage in financial brokerage for such Shares.

Article (4)

The Company Headquarters:

The Headquarters of the Company shall be based in the city of Jubail, and the Company may transfer it’s headquarters to any other location in the Kingdom of Saudi Arabia and may establish branches or offices inside the Kingdom.

Article (5)

Term of the Company:

The Company has been formed for a period of fifty (50) years starting from the date of its registration in the Commercial Register. The duration of the Company shall automatically be extended for similar periods unless one of the Shareholders notifies the other of its desire not to continue the Company at least three (3) years prior to the expiration of the initial or renewed period.

Article (6)

Capital:

The Share Capital of the Company is SR __________________ divided into ________________________ equal Shares. Each share is ten thousand Saudi Riyals (SR 10.000) The paid up Capital is _________________________ divided into cash shares between the Shareholders as follows:

Partner	Total Shares	Share Value
1. Ma’aden		10000
2. Alcoa		10000

Article (7)

Increase or Decrease of the Capital:

The capital of the Company may be increased with the unanimous consent of all Shareholders if the increase in the Company’s capital is effected by raising the nominal value of Shareholders’ shares or by issuing new shares whose value must be paid by all of the Shareholders in proportion to their respective participation in the Company’s capital. Apart from the two methods referred to above, the capital of the Company may be increased with the consent of the majority of Shareholders representing at least three-fourths (3/4) of the capital of the Company.

The Share capital of the Company may be decreased by a decision of the Shareholders assembly, provided that it should not fall below the required minimum, as follows:

(a)	If the decrease is because the capital is in excess of the Company’s needs, then the Company’s creditors shall be notified to show their objections within sixty (60) days from the date of publishing the decision to decrease the capital in a daily newspaper to be distributed in the Company’s headquarters. If a creditor objects within the set time limit and presents his documents, the Company shall immediately pay his debt or provide adequate guarantee if the debt will be due in the future.

(b)	If the decrease in capital is due to a loss incurred by the Company, which totals half of the Company’s capital, then no decrease in the Company’s capital shall be effected.

Article (8)

Shares:

The Shares shall be freely transferable between the Shareholders or to their legal successors. No Shareholder may assign any of its Shares to a third party, with or without compensation, except after agreement by the other Shareholders, and even though, the other Shareholders may regain such Share(s) released by one of the Shareholders in accordance with Article (165) of the Companies Regulations.

Article (9)

Share Register:

(a)	The Company shall establish and keep in its head office a Share Register in which it shall enter the names of the holders, the number of Shares owned by each and all transactions affecting the Shares. No transfer of ownership of such Shares shall be effective vis-à-vis the Company or any third party unless the reason for the transfer of ownership is entered in the aforementioned Register. The Register must contain all of the following information:

1.	The name, occupation, nationality, address and identity card number or passport of each Shareholder,

2.	Number and value of the Shares owned by each Shareholder;

3.	Number and value of Shares which have been transferred, along with a description of the manner in which the Shares were transferred - whether by sale, purchase, inheritance, gift or otherwise;

4.	Name and signature of the transferor and the transferee;

5.	Date of the transfer;

6.	Total number and value of Shares owned by each Shareholder after any such transfer.

(b)	The pages of the Share Register shall be numbered serially. No page may be detached nor any erasure or revision made to the information contained therein.

(c)	A Shareholder shall have the right to examine the Share Register during the normal working hours of the Company.

Article (10)

Management of the Company:

(a)	The Company shall be managed by a Board of Managers composed of five (5) managers appointed for a period of three (3) years as follows:

1.	Three (3) Managers, including the Chairman of the Board, to be appointed by Saudi Arabian Mining Company (Ma’aden).

2.	Two (2) Managers appointed by Alcoa Inc.

(b)	Board of Managers Authorities:

The Board of Managers shall have the broadest possible authorities and powers to manage the Company, which include the following. unless such authorities or powers are reserved for the Shareholders under an operative enactment, or provision in these articles or the shareholders agreement

•

Representing and managing the Company with full authorities to handle the Company’s affairs and shall have the authority to represent the Company in its relations with third parties, whether corporate or otherwise, and all judicial governmental and nongovernmental bodies.

•	Representing the Company before banking and financial institutions, and all types of companies and organizations and to obtain loans to achieve the Company’s objectives.

•

Raising claims, allegations and law suits on behalf of the Company in courts, as defendant or plaintiff. Attending court meetings, interviewing witnesses, settling claims, receiving the Company’s entitlements, and arranging for the settlement of the Company’s debts.

•	Appointing agents and attorneys for the Company and providing them with the necessary authorities to defend the Company, raise claims, and request the entitlements of the Company.

•

Signing all contracts and agreements, on behalf of the Company including, but not limited to, leases, partnerships, company formation, mergers, liquidation, amendments. Signing Shareholders resolutions for the formation of branches, appointing manager and signing such documents before the notary public and the Ministry of Commerce & Industry and SAGIA.

•

Follow-up with Ministry of Commerce & Industry, Municipality, Ministry of Foreign Affairs, Passport Department, Saudi Communications, Ministry of Water & Electricity, Saudi Industrial Development Fund, the General Investment Authority and signing necessary forms and applications before authorized officers at such governmental agencies.

•

Purchasing and selling Shares and attending Meetings of Boards of managers, general assemblies of other companies in which the Company is a Shareholder whether inside or outside the Kingdom and fully representing the company in such companies.

•

Selling and purchasing, transferring of real estate, accepting and receiving values, amending title documents, requesting amendments to limits of land and real estates, and mortgaging lands and fixed assets necessary to promote the Company’s business.

•

Preparing periodical reports, submitting recommendations to Shareholders general assembly to improve the Company’s work and management, in accordance with the forms and schedules approved for this purpose.

•

Preparing the Company general budget, accounts of profits and losses at the end of each year, reports on the Company’s activities, financial status, suggestions on profits, and submitting such reports to the Shareholders assembly together with a copy to the Auditor’s report.

•

Authorization to sign at banks, opening bank accounts, deposit, draw, or request various credit facilities and perform all banking operations in the Kingdom or abroad to achieve the objectives of the Company.

•	Forming one or more committees whenever the Board of managers deems it necessary and taking any necessary action which serves the effectiveness of the Company.

•	Delegating and authorizing all or some of its authorities stated above to others.

(a)	Dismissal of Managers:

Each Shareholder may dismiss the Managers whom he has appointed.

(b)	Board of Managers Meetings:

Meetings of the Board of Managers shall be held at the head office of the Company or at such other places as may be agreed by a majority of the Board of Managers. Meetings shall be held at such times as specified by the Chairman, any two (2) Managers of the Board of Managers or any Shareholder, pursuant to a fifteen (15) days notice to the Managers of the Board. The notice shall include the agenda and all documents pertaining to the business to be transacted at the Meeting. The Board may waive these requirements for notice by a unanimous vote at the beginning of the Meeting and before any other business is transacted.

A Manager who is unable to attend a Meeting of the Board Of Managers or to take any other necessary action may, by written notice to the Company, give a proxy to any other Manager of the Board of Managers to vote and otherwise act on his behalf in connection with any particular Meeting or matter.

The meeting of the Board of Managers shall not be valid unless convened by the presence of at least one Member representing each Shareholder. If however, a quorum is not obtained for a validly called for Meeting then the Meeting shall be postponed for another date to be agreed upon by the Shareholders.

Meetings of the Board of Managers may be held by telephone or conference calls other electronic means of communication which permit all managers present to be heard by all others present, provided that the required forum is attained.

The Chairman of the Board of Managers shall preside all the Meetings of the Board of Managers If the Chairman is unable to attend any Meeting, then the present Board Members may agree on a substitute Chairman to chair the Meeting. The Board shall appoint a Secretary to record the minutes of Meetings.

(b)	Resolutions of the Board:

Each Manager of the Board of Managers shall have one (1) vote on any matter presented to the Board for decision. Resolutions of the Board of Managers shall be adopted by Simple Majority other than the resolutions which require the affirmative vote of (75%) of the attending Managers. A resolution of the Board of Managers may be issued by circulation if necessary and in such cases all Managers of the Board of Managers will confirm their acceptance in writting. All resolutions by circulation shall be presented to the Board in the following Meeting and shall be attested in the minutes of that Meeting.

Article (11)

Shareholders Meetings:

(a)	The duly authorized representatives of each Shareholder shall have the right to attend and take part in the deliberations of and vote at all Shareholder Meetings.

(b)	Shareholder Meetings shall be held at the head office of the Company or at such other places as may be agreed by the Shareholders. Shareholder Meetings shall be convened pursuant to a thirty (30) days notice to the Shareholders from the Chairman of the Board of Managers and the Company accounts Controller. Notice of each Shareholder Meeting shall include the agenda and all documents concerning the business to be transacted at the Meeting.

(c)	The Chairman of the Board of Managers shall call for an annual general Meeting within six (6) months after the close of each fiscal year of the Company to:

(i)	review and approve the report of the Board of Managers concerning the management and administration of the Company;

(ii)	review and approve the auditor’s report for the preceding fiscal year;

(iii)	consider and take any appropriate decision in relation to any of the foregoing matters;

(iv)	appoint or reappoint auditors to audit the Company’s accounts for the ensuing fiscal year and determine their fees.

(v)	discuss and decide upon any other business or matter relating to the Company.

(d)	The presence of the duly authorized representatives of all Shareholders shall be necessary to constitute a valid quorum. If, however, a quorum is not obtained at a validly called Meeting, then the Meeting shall be postponed and convened later by agreement of the Shareholders. This posponed Meeting shall be valid with the attendance of any number of the Shareholders present.

(e)	The Shareholders shall designate, from among those appointed to represent each of them at general Meetings, one person who shall chair the Meetings of the Shareholders’assembly. The Chairman shall select a person to act as the Secretary for the Meeting and that person will ensure that an adequate and accurate record of Shareholder Meetings is made and kept.

Article (12)

Shareholder Resolutions:

Shareholder resolutions shall be adopted as follows:

a.	by unanimous approval in relation to any reseloution to change the Company’s name or nationality or increase or decrease the financial liability of the Shareholders.

b.	By approval of Shareholders who together own at least 75% of the Company’s capital in relation to any amendment to the Articles of Association of the Company, appointment or removal of the external auditor, or Board of Managers remuneration ; or distribution of profit, or voluntary reserve; and

c.	except as mentioned in articles (A) and (B) above, resolutions adopted by the approval of Shareholders who own at least fifty one (51%) of the Company’s capital.

Article (13)

Books of Accounts and Annual Financial Statements:

(a)	The Board of Managers shall cause the Company to maintain proper books of accounts and complete and accurate records regarding:

(i)	all income and expenditures of the Company;

(ii)	all contracts entered into by the Company;

(iii)	all purchases and sales made by the Company; and

(iv)	the assets and liabilities of the Company.

(b)	All books of account and records shall be maintained in accordance with generally accepted accounting principles and the regulations of the Kingdom and kept at the head office of the Company.

Article (14)

Auditors:

The Shareholder(s) shall cause an Auditor to be appointed annually by a resolution taken at a general Meeting by Shareholders holding at least seventy five percent (75%) of the Company’s capital. The Auditor must be licensed to practice in the Kingdom in accordance with the Auditors’ Regulations. The Auditor shall ensure that the Articles of Association of the Company and the Companies Regulations are being properly applied. He shall review all inventories and final annual accounts and inspect the balance sheet and submit an annual report to each Shareholder and to the Board of Managers. For that purpose he may review all the Company’s books, documents and contracts entered into with third parties and may request clarification and information as he deems necessary. The Shareholders shall determine the auditor’s annual remuneration on an annual basis.

Article (15)

Fiscal Year:

(a)	The fiscal year of the Company shall commence on the date of its registration in the Commercial Register and end on H corresponding to __________G. and each fiscal year shall be twelve(12) months.

(b)	The Board of Managers shall, within four (4) months following the end of such fiscal year, prepare a balance sheet, profit and loss account, and a report describing the Company’s activities and financial position, and its recommendations as to the distribution of profits. The Board shall send copies of these documents to each Shareholder and to the Companies’ Department at the Ministry of Commerce and Industry , together with a copy of the auditor’s report, within two (2) months of their date of preparation.

Article (16)

Distribution of Profits and Losses:

The annual net profits of the Company, after deduction of depreciation, operating expenses and general expenses, shall be distributed as follows:

(a)	The Company shall set aside four percent (4%) of such profits to constitute the statutory reserve required by Article 176 of the Companies Act. The Company may cease setting aside this reserve when it reaches fifty percent (50%) of the Share capital of the Company.

(b)	The balance of the profits shall be distributed to the Shareholders pro rata to the percentage of the Shares owned by each Shareholder, unless the Shareholders decide to establish other reserves, or carry forward or transfer all or a portion of the profits for the next fiscal year.

(c)	Losses shall be borne by the Shareholders pro-rata to their Shareholding, or if the Shareholders so agree, carry it over to the next fiscal year. No profits shall be distributed until the losses are fully covered. If the Company’s losses reach fifty percent (50%) of its capital the Board of Managers must call the Shareholders to a Meeting within a period not to exceed thirty (30) days from the date on which the losses reach this level in order to consider whether to continue the Company, in which case the Shareholders must undertake to pay its debts, or to dissolve it. The resolution of the Shareholders in this respect shall not be valid unless it is issued in accordance with Article 173 of the Companies Act, and the resolution must in all cases be published in the manner provided in Article 164 of the Companies Act. If the Company continues its business without the issuance of a resolution to continue it pursuant to the foregoing conditions, or to dissolve it, the Shareholders shall become jointly and severally liable to pay all of the Company’s debts and any interested party may request that it be dissolved.

Article (17)

Company Dissolution & Liquidation:

The Company may be dissolved for any of the reasons for dissolution contained in Article (15) of the Companies Act. Upon the Company’s dissolution it shall enter the stage of liquidation in accordance with the provisions of Chapter 11 of the Companies Act. In case of voluntary liquidation, the following must be observed:

1)	The Shareholders shall appoint one or more liquidator(s) for purposes of liquidating the Company and shall determine their authority and fees.

2)	A report certified by a chartered accountant licensed to practice in the Kingdom shall be prepared regarding the financial status of the Company as of the date of issuance of the Shareholder resolution to dissolve and liquidate the Company and specifying the Company’s ability to discharge its obligations and its debts vis-a-vis third parties.

3)	All entitlements of creditors must be paid in full or a settlement entered into with them. Otherwise, the Company shall not be liquidated until after a decision is issued by the Board of Grievances announcing the bankruptcy of the Company pursuant to a request by the creditors or the Shareholders.

Article (18)

Company Documents:

The Company’s letterhead shall clearly show the name of the Company, followed by the phrase “a limited liability company,” as well as the address of its head office, its commercial registration number and its capital. All other documents shall comply with all applicable rules and regulations.

Article (19)

Notices:

All notices given hereunder between Shareholders or with the Company shall be deemed to be sufficiently delivered by postpaid registered mail to their addresses as indicated in the Register of Shares referred in article (9) of these articles.

Article (20)

Miscellaneous:

(a)	The Company is subject to all laws and regulations prevailing in the Kingdom of Saudi Arabia.

(b)	All other matters not specifically provided for herein, or not agreed between the Shareholders shall be subject to the Companies Act.

Article (21)

Copies of Contract:

These Articles of Incorporation have been executed in eight copies of which each Shareholder shall receive one copy. The remaining copies shall be submitted to the concerned authorities for purposes of necessary official procedures. Ali Saeed Al-Ahmari is hereby authorized by the counterparts to take whatever action is necessary to complete the necessary procedures herein mentioned. In witness whereof the two parties signed hereunder.

Alcoa Inc.	Saudi Arabian Mining Company (Ma’aden).

Signature.	Signature.

Articles of Association

Ma’aden Rolling Company

(Limited Liability Company)

It has been agreed by and between:

1.	Saudi Arabian Mining Company (Ma’aden), a Saudi joint stock company established under the Royal Decree No. m/17 dated 14/11/1417H, Commercial Register No. 1010164391, Riyadh, dated 10/11/1421H, with its main office at Riyadh City, P.O. Box 68861 Riyadh 11537.

2.	Alcoa Inc., Commercial Registration No: ______/City: _____________________ dated: _______________________, Main office at to incorporate a limited liability company, (hereinafter referred to as the “Company” in accordance with Foreign Investment License No. (_______) , dated _________________ issued by the Saudi Arabian General Investment Authority (“SAGIA”) in accordance with the Companies Law , enacted pursuant to Royal Decree No. M/6 dated 23/3/1385H and its amendment and the Foreign Investment Law, enacted pursuant to Royal Decree No. M/1 dated 5/1/1421H, and in accordance with the provisions and conditions of this Articles of Association.

Article (1)

The name of the company is: “Ma’aden Rolling Company”, a Limited Liability Company.

Article (2)

Objectives of the Company:

1.	To perform independently or with other parties all mining activities relating to the aluminum rolling mill industry in all its stages, including raw materials and final products.

2.	To develop, manage, operate and maintain aluminum rolling mills, power generation plants, networks, roads, buildings and related facilities to meet the Company’s objectives. To acquire the required licenses from the relevant authorities to enable it to perform its objectives.

3.	Wholesale and retail marketing in aluminum metal and its alloys with other metals in their original or refined form.

Article (3)

Merger and Partnership:

The Company may own Shares in other existing companies and may merge with, and shall have the right to establish its own or shared companies in mining, aluminum industry and related industries, or participate with others to form joint stock or limited liability companies to perform similar or complementary activities, after satisfying the regulatory requirements. The Company may deal in such Shares, provided that it shall not engage in financial brokerage for such Shares.

Article (4)

The Company Headquarters:

The Headquarters of the Company shall be based in the city of Jubail, and the Company may transfer it’s headquarters to any other location in the Kingdom of Saudi Arabia and may establish branches or offices inside or outside the Kingdom.

Article (5)

Term of the Company:

The Company has been formed for a period of fifty (50) years starting from the date of its registration in the Commercial Register. The duration of the Company shall automatically be extended for similar periods unless one of the Shareholders notifies the other of its desire not to continue the Company at least three (3) years prior to the expiration of the initial or renewed period.

Article (6)

Capital:

The Share Capital of the Company is SR _____________________ divided into ___________________ equal Shares. Each share is ten thousand Saudi Riyals (SR 10.000) The paid up Capital is ______________________ divided into cash shares between the Shareholders as follows:

Partner	Total Shares	Share Value	No. of Paid Shares	Value of Paid Share	Total	%
1. Ma’aden		10000				—%
2. Alcoa		10000				—%

Shareholders hereby acknowledge that the Company has paid part of the Capital, deposited at an authorized bank and the related certificate has been obtained.

Article (7)

Increase or Decrease of the Capital:

The capital of the Company may be increased with the unanimous consent of all Shareholders if the increase in the Company’s capital is effected by raising the nominal value of Shareholders’ shares or by issuing new shares whose value must be paid by all of the Shareholders in proportion to their respective participation in the Company’s capital. Apart from the two methods referred to above, the capital of the Company may be increased with the consent of the majority of Shareholders representing at least three-fourths (3/4) of the capital of the Company.

The Share capital of the Company may be decreased by a decision of the Shareholders assembly, provided that it should not fall below the required minimum, as follows:

(a)	If the decrease is because the capital is in excess of the Company’s needs, then the Company’s creditors shall be notified to show their objections within sixty (60) days from the date of publishing the decision to decrease the capital in a daily newspaper to be distributed in the Company’s headquarters. If a creditor objects within the set time limit and presents his documents, the Company shall immediately pay his debt or provide adequate guarantee if the debt will be due in the future.

(b)	If the decrease in capital is due to a loss incurred by the Company, which totals half of the Company’s capital, then no decrease in the Company’s capital shall be effected.

Article (8)

Shares:

The Shares shall be freely transferable between the Shareholders or to their legal successors. No Shareholder may assign any of its Shares to a third party, with or without compensation, except after agreement by the other Shareholders, and even though, the other Shareholders may regain such Share(s) released by one of the Shareholders in accordance with Article (165) of the Companies Regulations.

Article (9)

Share Register:

(a)	The Company shall establish and keep in its head office a Share Register in which it shall enter the names of the holders, the number of Shares owned by each and all transactions affecting the Shares. No transfer of ownership of such Shares shall be effective vis-à-vis the Company or any third party unless the reason for the transfer of ownership is entered in the aforementioned Register. The Register must contain all of the following information:

1.	The name, occupation, nationality, address and identity card number or passport of each Shareholder,

2.	Number and value of the Shares owned by each Shareholder;

3.	Number and value of Shares which have been transferred, along with a description of the manner in which the Shares were transferred - whether by sale, purchase, inheritance, gift or otherwise;

4.	Name and signature of the transferor and the transferee;

5.	Date of the transfer;

6.	Total number and value of Shares owned by each Shareholder after any such transfer.

(b)	The pages of the Share Register shall be numbered serially. No page may be detached nor any erasure or revision made to the information contained therein.

(c)	A Shareholder shall have the right to examine the Share Register during the normal working hours of the Company.

Article (10)

Management of the Company:

(a)	The Company shall be managed by a Board of Managers composed of five (5) managers appointed for a period of three(3) years as follows:

1.	Three (3) Managers, including the Chairman of the Board, to be appointed by Saudi Arabian Mining Company (Ma’aden).

2.	Two (2) Managers appointed by Alcoa Inc.

(b)	Board of Managers Authorities

The Board of Managers shall have the broadest possible authorities and powers to manage the Company, which include the following, unless such authorities or powers are reserved for the Shareholders under an operative enactment, or provision in these articles or the shareholders agreement.

•

Representing and managing the Company with full authorities to handle the Company’s affairs and shall have the authority to represent the Company in its relations with third parties, whether corporate or otherwise, and all judicial governmental and nongovernmental bodies.

•	Representing the Company before banking and financial institutions, and all types of companies and organizations and to obtain loans to achieve the Company’s objectives.

•

Raising claims, allegations and law suits on behalf of the Company in courts, as defendant or plaintiff. Attending court meetings, interviewing witnesses, settling claims, receiving the Company’s entitlements, and arranging for the settlement of the Company’s debts.

•	Appointing agents and attorneys for the Company and providing them with the necessary authorities to defend the Company, raise claims, and request the entitlements of the Company.

•

Signing all contracts and agreements, on behalf of the Company including, but not limited to, leases, partnerships, company formation, mergers, liquidation, amendments. Signing Shareholders resolutions for the formation of branches, appointing Manager and signing such documents before the notary public and the Ministry of Commerce & Industry and SAGIA.

•

Follow- up with Ministry of Commerce & Industry, Municipality, Ministry of Foreign Affairs, Passport Department, Saudi Communications, Ministry of Water & Electricity, Saudi Industrial Development Fund, the General Investment Authority and signing necessary forms and applications before authorized officers at such governmental agencies.

•

Purchasing and selling Shares and attending Meetings of Boards of Managers, general assemblies of other companies in which the Company is a Shareholder whether inside or outside the Kingdom and fully representing the Company in such companies.

•

Selling and purchasing, transferring of real estate, accepting and receiving values, amending title documents, requesting amendments to limits of land and real estates, and mortgaging lands and fixed assets necessary to promote the Company’s business.

•

Preparing periodical reports, submitting recommendations to Shareholders general assembly to improve the Company’s work and management, in accordance with the forms and schedules approved for this purpose.

•

Preparing the Company general budget, accounts of profits and losses at the end of each year, reports on the Company’s activities, financial status, suggestions on profits, and submitting such reports to the Shareholders assembly together with a copy to the Auditor’s report.

•

Authorization to sign at banks, opening bank accounts, deposit, draw, or request various credit facilities and perform all banking operations in the Kingdom or abroad to achieve the objectives of the Company.

•	Forming one or more committees whenever the Board of managers deems it necessary and taking any necessary action which serves the effectiveness of the Company.

•	Delegating and authorizing all or some of its authorities stated above to others.

(c)	Dismissal of Managers:

Each Shareholder may dismiss the Managers whom he has appointed.

(d)	Board of Managers Meetings:

Meetings of the Board of Managers shall be held at the head office of the Company or at such other places as may be agreed by a majority of the Board of Managers. Meetings shall be held at such times as specified by the Chairman, any two (2) managers of the Board of Managers or any Shareholder, pursuant to a fifteen (15) days notice to the Managers of the Board. The notice shall include the agenda and all documents pertaining to the business to be transacted at the Meeting. The Board may waive these requirements for notice by a unanimous vote at the beginning of the Meeting and before any other business is transacted.

A Manager who is unable to attend a Meeting of the Board of Managers or to take any other necessary action may, by written notice to the Company, give a proxy to any other Manager of the Board of Managers to vote and otherwise act on his behalf in connection with any particular Meeting or matter.

The meeting of the Board of Managers shall not be valid unless convened in the presence of at least one Member representing each Shareholder. If however, a quorum is not obtained for a validly called for Meeting then the Meeting shall be postponed for another date to be agreed upon by the Shareholders.

Meetings of the Board of Managers may be held by telephone conference calls or other electronic means of communication which permit all Managers present to be heard by all others present, provided that the required forum is attained.

The Chairman of the Board of Managers shall preside all the Meetings of the Board of Managers, if the Chairman is unable to attend any Meeting, then the present Board Members may agree on a substitute Chairman to chair the Meeting. The Board shall appoint a Secretary to record the minutes of Meetings.

(e)	Resolutions of the Board:

Each manager of the Board of Managers shall have one (1) vote on any matter presented to the Board for decision. Resolutions of the Board of Managers shall be adopted by Simple Majority other than the resolutions which require the affirmative vote of (75%) of the attending Managers. A resolution of the Board of Managers may be issued by circulation if necessary and in such cases all Managers of the Board of Managers will confirm their acceptance in writting. All resolutions by circulation shall be presented to the Board in the following Meeting and shall be attested in the minutes of that Meeting.

Article (11)

Shareholders Meetings:

(a)	The duly authorized representatives of each Shareholder shall have the right to attend and take part in the deliberations of and vote at all Shareholder Meetings.

(b)	Shareholder Meetings shall be held at the head office of the Company or at such other places as may be agreed by the Shareholders. Shareholder Meetings shall be convened pursuant to a thirty (30) days notice to the Shareholders from the Chairman of the Board of Managers and the Company accounts Controller. Notice of each Shareholder Meeting shall include the agenda and all documents concerning the business to be transacted at the Meeting.

(c)	The Chairman of the Board of Managers shall call for an annual general Meeting within six (6) months after the close of each fiscal year of the Company to:

(i)	review and approve the report of the Board of Managers concerning the management and administration of the Company;

(ii)	review and approve the auditor’s report for the preceding financial year;

(iii)	consider and take any appropriate decision in relation to any of the foregoing matters;

(iv)	appoint or reappoint auditors to audit the Company’s accounts for the ensuing fiscal year and determine their fees.

(v)	discuss and decide upon any other business or matter relating to the Company.

(d)	The presence of the duly authorized representatives of all Shareholders shall be necessary to constitute a valid quorum. If, however, a quorum is not obtained at a validly called Meeting, then the Meeting shall be postponed and convened later by agreement of the Shareholders. This posponed Meeting shall be valid with the attendance of any number of the Shareholders present.

(e)	The Shareholders shall designate, from among those appointed to represent each of them at general Meetings, one person who shall chair the Meetings of the Shareholders’ assembly. The Chairman shall select a person to act as the Secretary for the Meeting and that person will ensure that an adequate and accurate record of Shareholder Meetings is made and kept.

Article (12)

Shareholder Resolutions:

Shareholder resolutions shall be adopted as follows:

(a)	by unanimous approval in relation to any resolution to change the Company’s name or nationality or increase or decrease the financial liability of the Shareholders.

(b)	By approval of Shareholders who together own at least 75% of the company’s capital in relation to any amendment to the Articles of Association of the Company, appointment or removal of the external auditor, or Board of Managers remuneration; or distribution of profit, or voluntary reserve; and

(c)	except as mentioned in articles (A) and (B) above, resolutions adopted by the approval of Shareholders who own at least fifty one (51%) of the Company’s capital.

Article (13)

Books of Accounts and Annual Financial Statements:

(a)	The Board of Managers shall cause the Company to maintain proper books of accounts and complete and accurate records regarding:

(i)	all income and expenditures of the Company;

(ii)	all contracts entered into by the Company;

(iii)	all purchases and sales made by the Company; and

(iv)	the assets and liabilities of the Company.

(b)	All books of account and records shall be maintained in accordance with generally accepted accounting principles and the regulations of the Kingdom and kept at the head office of the Company.

Article (14)

Auditors:

The Shareholder(s) shall cause an Auditor to be appointed annually by a resolution taken at a general Meeting by Shareholders holding at least seventy five percent (75%) of the Company’s capital. The Auditor must be licensed to practice in the Kingdom in accordance with the Auditors’ Regulations. The Auditor shall ensure that the Articles of Association of the Company and the Companies Regulations are being properly applied. He shall review all inventories and final annual accounts and inspect the balance sheet and submit an annual report to each Shareholder and to the Board of Managers. For that purpose he may review all the Company’s books, documents and contracts entered into with third parties and may request clarification and information as he deems necessary. The Shareholders shall determine the auditor’s annual remuneration on an annual basis.

Article (15)

Fiscal Year:

(a)	The fiscal year of the Company shall commence on the date of its registration in the Commercial Register and end on H corresponding to __________G, and each fiscal year shall be twelve(12) months.

(b)	The Board of Managers shall, within four (4) months following the end of such fiscal year, prepare a balance sheet, profit and loss account, and a report describing the Company’s activities and financial position, and its recommendations as to the distribution of profits. The Board shall send copies of these documents to each Shareholder and to the Companies’ Department at the Ministry of Commerce and Industry , together with a copy of the auditor’s report, within two (2) months of their date of preparation.

Article (16)

Distribution of Profits and Losses:

The annual net profits of the Company, after deduction of depreciation, operating expenses and general expenses, shall be distributed as follows:

(a)	The Company shall set aside four percent (4%) of such profits to constitute the statutory reserve required by Article 176 of the Companies Act. The Company may cease setting aside this reserve when it reaches fifty percent (50%) of the Share capital of the Company.

(b)	The balance of the profits shall be distributed to the Shareholders pro rata to the percentage of the Shares owned by each Shareholder, unless the Shareholders decide to establish other reserves, or carry forward or transfer all or a portion of the profits for the next fiscal year.

(c)	Losses shall be borne by the Shareholders pro-rata to their Shareholding, or if the Shareholders so agree, carry it over to the next fiscal year. No profits shall be distributed until the losses are fully covered. If the Company’s losses reach fifty percent (50%) of its capital the Board of Managers must call the Shareholders to a Meeting within a period not to exceed thirty (30) days from the date on which the losses reach this level in order to consider whether to continue the Company, in which case the Shareholders must undertake to pay its debts, or to dissolve it. The resolution of the Shareholders in this respect shall not be valid unless it is issued in accordance with Article 173 of the Companies Act, and the resolution must in all cases be published in the manner provided in Article 164 of the Companies Act. If the Company continues its business without the issuance of a resolution to continue it pursuant to the foregoing conditions, or to dissolve it, the Shareholders shall become jointly and severally liable to pay all of the Company’s debts and any interested party may request that it be dissolved.

Article (17)

Company Dissolution & Liquidation:

The Company may be dissolved for any of the reasons for dissolution contained in Article (15) of the Companies Act. Upon the Company’s dissolution it shall enter the stage of liquidation in accordance with the provisions of Chapter 11 of the Companies Act. In case of voluntary liquidation, the following must be observed:

1)	The Shareholders shall appoint one or more liquidator(s) for purposes of liquidating the Company and shall determine their authority and fees.

2)	A report certified by a chartered accountant licensed to practice in the Kingdom shall be prepared regarding the financial status of the Company as of the date of issuance of the Shareholder resolution to dissolve and liquidate the Company and specifying the Company’s ability to discharge its obligations and its debts vis-a-vis third parties.

3)	All entitlements of creditors must be paid in full or a settlement entered into with them. Otherwise, the Company shall not be liquidated until after a decision is issued by the Board of Grievances announcing the bankruptcy of the Company pursuant to a request by the creditors or the Shareholders.

Article (18)

Company Documents:

The Company’s letterhead shall clearly show the name of the Company, followed by the phrase “a limited liability company,” as well as the address of its head office, its commercial registration number and its capital. All other documents shall comply with all applicable rules and regulations.

Article (19)

Notices:

All notices given hereunder between Shareholders or with the Company shall be deemed to be sufficiently delivered by postpaid registered mail to their addresses as indicated in the Register of Shares referred in article(9) of these articles.

Article (20)

Miscellaneous:

(a)	The Company is subject to all laws and regulations prevailing in the Kingdom of Saudi Arabia.

(b)	All other matters not specifically provided for herein, or not agreed between the Shareholders shall be subject to the Companies Act.

Article (21)

Copies of Contract:

These Articles of Incorporation have been executed in eight copies of which each Shareholder shall receive one copy. The remaining copies shall be submitted to the concerned authorities for purposes of necessary official procedures. Ali Saeed Al-Ahmari is hereby authorized by the counterparts to take whatever action is necessary to complete the necessary procedures herein mentioned. In witness whereof the two parties signed hereunder.

Alcoa Inc.	Saudi Arabian Mining Company (Ma’aden).

Signature.	Signature.

Articles of Association

Ma’aden Aluminium Company

(Limited Liability Company)

It has been agreed by and between:

1.	Saudi Arabian Mining Company (Ma’aden), a Saudi joint stock company established under the Royal Decree No. m/17 dated 14/11/1417H, Commercial Register No. 1010164391, Riyadh, dated 10/11/1421H, with its main office at Riyadh City, P.O. Box 68861 Riyadh 11537.

2.	Alcoa Inc., Commercial Registration No: _____/City: ______________ dated: __________________, Main office at to incorporate a limited liability company, (hereinafter referred to as the “Company” in accordance with Foreign Investment License No. (_______) , dated _____________ issued by the Saudi Arabian General Investment Authority (“SAGIA”) in accordance with the Companies Law , enacted pursuant to Royal Decree No. M/6 dated 22/3/1385H and its amendment and the Foreign Investment Law, enacted pursuant to Royal Decree No. M/1 dated 5/1/1421H, and in accordance with the provisions and conditions of this Articles of Association.

Article (1)

The name of the company is: “Ma’aden Aluminium Company”, a Limited Liability Company.

Article (2)

Objectives of the Company:

1.	To perform independently or with other parties all mining and other activities relating to the aluminum smelting industry in all its stages including raw materials and final products.

2.	To develop, operate and maintain aluminum smelters, power generation plants, networks, roads, buildings and related facilities to meet the Company’s objectives. To acquire the required licenses from the relevant authorities to enable it to perform its objectives.

3.	Wholesale and retail marketing in refined aluminum metal and its alloys with other metals in their original or refined form.

Article (3)

Merger and Partnership:

The Company may own Shares in other existing companies and may merge with, and shall have the right to establish its own or shared companies in mining, aluminium industry and related industries, or participate with others to form joint stock or limited liability companies to perform similar or complementary activities, after satisfying the regulatory requirements. The Company may deal in such Shares, provided that it shall not engage in financial brokerage for such Shares.

Article (4)

The Company Headquarters:

The Headquarters of the Company shall be based in the city of Jubail, and the Company may transfer its headquarters to any other location in the Kingdom of Saudi Arabia and may establish branches or offices inside the Kingdom.

Article (5)

Term of the company:

The Company has been formed for a period of fifty (50) years starting from the date of its registration in the Commercial Register. The duration of the Company shall automatically be extended for similar periods unless one of the Shareholders notifies the other of its desire not to continue the Company at least three (3) years prior to the expiration of the initial or renewed period.

Article (6)

Capital:

The Share Capital of the Company is SR ________________ divided into _______________________ equal Shares. Each share is ten thousand Saudi Riyals (SR 10.000). The paid up Capital is _________________________________ divided into cash shares between the Shareholders as follows:

Partner	Total Shares	Share Value	No. of Paid Shares	Value of Paid Share	Total	%
1. Ma’aden		10000				—%
2. Alcoa		10000				—%

Shareholders hereby acknowledge that the Company has paid part of the Capital, deposited at an authorized bank and the related certificate has been obtained.

Article (7)

Increase or Decrease of the Capital:

The capital of the Company may be increased with the unanimous consent of all Shareholders if the increase in the Company’s capital is effected by raising the nominal value of Shareholders’ shares or by issuing new shares whose value must be paid by all of the Shareholders in proportion to their respective participation in the Company’s capital. Apart from the two methods referred to above, the capital of the Company may be increased with the consent of the majority of Shareholders representing at least three-fourths (3/4) of the capital of the Company.

The Share capital of the Company may be decreased by a decision of the Shareholders assembly, provided that it should not fall below the required minimum, as follows:

(a)	If the decrease is because the capital is in excess of the Company’s needs, then the Company’s creditors shall be notified to show their objections within sixty (60) days from the date of publishing the decision to decrease the capital in a daily newspaper to be distributed in the Company’s headquarters. If a creditor objects within the set time limit and presents his documents, the Company shall immediately pay his debt or provide adequate guarantee if the debt will be due in the future.

(b)	If the decrease in capital is due to a loss incurred by the Company, which totals half of the Company’s capital, then no decrease in the Company’s capital shall be effected.

Article (8)

Shares:

The Shares shall be freely transferable between the Shareholders or to their legal successors. No Shareholder may assign any of its Shares to a third party, with or without compensation, except after agreement by the other Shareholders, and even though, the other Shareholders may regain such Share(s) released by one of the Shareholders in accordance with Article (165) of the Companies Regulations.

Article (9)

Share Register:

(a)	The Company shall establish and keep in its head office a Share Register in which it shall enter the names of the holders, the number of Shares owned by each and all transactions affecting the Shares. No transfer of ownership of such Shares shall be effective vis-à-vis the Company or any third party unless the reason for the transfer of ownership is entered in the aforementioned Register. The Register must contain all of the following information:

1.	The name, occupation, nationality, address and identity card number or passport of each Shareholder,

2.	Number and value of the Shares owned by each Shareholder;

3.	Number and value of Shares which have been transferred, along with a description of the manner in which the Shares were transferred - whether by sale, purchase, inheritance, gift or otherwise;

4.	Name and signature of the transferor and the transferee;

5.	Date of the transfer;

6.	Total number and value of Shares owned by each Shareholder after any such transfer.

(b)	The pages of the Share Register shall be numbered serially. No page may be detached nor any erasure or revision made to the information contained therein.

(c)	A Shareholder shall have the right to examine the Share Register during the normal working hours of the Company.

Article (10)

Management of the Company:

(a)	The Company shall be managed by a Board of Managers composed of five (5) managers appointed for a period of three (3) years as follows:

1.	Three (3) Managers, including the Chairman of the Board, to be appointed by Saudi Arabian Mining Company (Ma’aden).

2.	Two (2) Managers appointed by Alcoa Inc.

(b)	Board of Managers Authorities

The Board of Managers shall have the broadest possible authorities and powers to manage the Company, which include the following, unless such authorities or powers are reserved for the Shareholders under an operative enactment, or provision in these articles or the shareholders agreement.

•

Representing and managing the Company with full authorities to handle the Company’s affairs and shall have the authority to represent the Company in its relations with third parties, whether corporate or otherwise, and all judicial governmental and nongovernmental bodies.

•	Representing the Company before banking and financial institutions, and all types of companies and organizations and to obtain loans to achieve the Company’s objectives.

•

Raising claims, allegations and law suits on behalf of the Company in courts, as defendant or plaintiff. Attending court meetings, interviewing witnesses, settling claims, receiving the Company’s entitlements, and arranging for the settlement of the Company’s debts.

•	Appointing agents and attorneys for the Company and providing them with the necessary authorities to defend the Company, raise claims, and request the entitlements of the Company.

•

Signing all contracts and agreements, on behalf of the Company including, but not limited to, leases, partnerships, company formation, mergers, liquidation, amendments. Signing Shareholders resolutions for the formation of branches, appointing manager and signing such documents before the notary public and the Ministry of Commerce & Industry and SAGIA.

•

Follow up with Ministry of Commerce & Industry, Municipality, Ministry of Foreign Affairs, Passport Department, Saudi Communications, Ministry of Water & Electricity, Saudi Industrial Development Fund, the General Investment Authority and signing necessary forms and applications before authorized officers at such governmental agencies.

•

Purchasing and selling Shares and attending Meetings of Boards of managers, general assemblies of other companies in which the Company is a Shareholder whether inside or outside the Kingdom and fully representing the Company in such companies.

•

Selling and purchasing, transferring of real estate, accepting and receiving values, amending title documents, requesting amendments to limits of land and real estates, and mortgaging lands and fixed assets necessary to promote the Company’s business.

•

Preparing periodical reports, submitting recommendations to Shareholders general assembly to improve the Company’s work and management, in accordance with the forms and schedules approved for this purpose.

•

Preparing the Company general budget, accounts of profits and losses at the end of each year, reports on the company’s activities, financial status, suggestions on profits, and submitting such reports to the Shareholders assembly together with a copy of the Auditor’s report.

•

Authorization to sign at banks, opening bank accounts, deposit, draw, or request various credit facilities and perform all banking operations in the Kingdom or abroad to achieve the objectives of the Company.

•	Forming one or more committees whenever the Board of Managers deems it necessary and taking any necessary action which serves the effectiveness of the company.

•	Delegating and authorizing all or some of its authorities stated above to others.

(c)	Dismissal of Managers:

Each Shareholder may dismiss the Managers whom he has appointed.

(d)	Board of Managers Meetings:

Meetings of the Board of Managers shall be held at the head office of the Company or at such other places as may be agreed by a majority of the Board of Managers. Meetings shall be held at such times as specified by the Chairman, any two (2) managers of the Board of Managers or any Shareholder, pursuant to a fifteen (15) days notice to the Managers of the Board. The notice shall include the agenda and all documents pertaining to the business to be transacted at the Meeting. The Board may waive these requirements for notice by a unanimous vote at the beginning of the Meeting and before any other business is transacted.

A Manager who is unable to attend a Meeting of the Board of Managers or to take any other necessary action may, by written notice to the Company, give a proxy to any other Manager of the Board of Managers to vote and otherwise act on his behalf in connection with any particular Meeting or matter.

The meeting of the Board of Managers shall not be valid unless convened in the presence of at least one Member representing each Shareholder. If however, a quorum is not obtained for a validly called for Meeting then the Meeting shall be postponed for another date to be agreed upon by the Shareholders.

Meetings of the Board Of Managers may be held by telephone conference calls or other electronic means of communication which permit all managers present to be heard by all others present, provided that the required forum is attained.

The Chairman of the Board of Managers shall preside all the Meetings of the Board of Managers. If the Chairman is unable to attend any Meeting, then the present Board Members may agree on a substitute Chairman to chair the Meeting. The Board shall appoint a Secretary to record the minutes of Meetings.

(e)	Resolutions of the Board:

Each Manager of the Board of Managers shall have one (1) vote on any matter presented to the Board for decision. Resolutions of the Board of Managers shall be adopted by Simple Majority other than the resolutions which require the affirmative vote of (75%) of the attending Managers. A resolution of the Board of Managers may be issued by circulation if necessary and in such cases all Managers of the Board of Managers will confirm their acceptance in writting. All resolutions by circulation shall be presented to the Board in the following Meeting and shall be attested in the minutes of that Meeting.

Article (11)

Shareholders Meetings:

(a)	The duly authorized representatives of each Shareholder shall have the right to attend and take part in the deliberations of and vote at all Shareholder Meetings.

(b)	Shareholder Meetings shall be held at the head office of the Company or at such other places as may be agreed by the Shareholders. Shareholder Meetings shall be convened pursuant to a thirty (30) days notice to the Shareholders from the Chairman of the Board of Managers and the Company accounts Controller. Notice of each Shareholder Meeting shall include the agenda and all documents concerning the business to be transacted at the Meeting.

(c)	The Chairman of the Board of Managers shall call for an annual general Meeting within six (6) months after the close of each fiscal year of the Company to:

(i)	review and approve the report of the Board of Managers concerning the management and administration of the Company;

(ii)	review and approve the auditor’s report for the preceding fiscal year;

(iii)	consider and take any appropriate decision in relation to any of the foregoing matters;

(iv)	appoint or reappoint auditors to audit the Company’s accounts for the ensuing fiscal year and determine their fees.

(v)	discuss and decide upon any other business or matter relating to the Company.

(d)	The presence of the duly authorized representatives of all Shareholders shall be necessary to constitute a valid quorum. If, however, a quorum is not obtained at a validly called Meeting, then the Meeting shall be postponed and convened later by agreement of the Shareholders. This posponed Meeting shall be valid with the attendance of any number of the Shareholders present.

(e)	The Shareholders shall designate, from among those appointed to represent each of them at general Meetings, one person who shall chair the Meetings of the Shareholders’ assembly. The Chairman shall select a person to act as the Secretary for the Meeting and that person will ensure that an adequate and accurate record of Shareholder Meetings is made and kept.

Article (12)

Shareholder Resolutions:

Shareholder resolutions shall be adopted as follows:

(a)	by unanimous approval in relation to any resolution to change the Company’s name or nationality or increase or decrease the financial liability of the Shareholders.

(b)	By approval of Shareholders who together own at least 75% of the Company’s capital in relation to any amendment to the Articles of Association of the Company, appointment or removal of the external auditor, or Board of Managers remuneration; or distribution of profit, or voluntary reserve; and.

(c)	except as mentioned in articles (A) and (B) above, resolutions adopted by the approval of Shareholders who own at least fifty one (51%) of the Company’s capital

Article (13)

Books of Accounts and Annual Financial Statements:

(a)	The Board of Managers shall cause the Company to maintain proper books of accounts and complete and accurate records regarding:

(i)	all income and expenditures of the Company;

(ii)	all contracts entered into by the Company;

(iii)	all purchases and sales made by the Company; and

(iv)	the assets and liabilities of the Company.

(b)	All books of account and records shall be maintained in accordance with generally accepted accounting principles and the regulations of the Kingdom and kept at the head office of the Company.

Article (14)

Auditors:

The Shareholder(s) shall cause an Auditor to be appointed annually by a resolution taken at a general Meeting by Shareholders holding at least seventy five percent (75%) of the Company’s capital. The Auditor must be licensed to practice in the Kingdom in accordance with the Auditors’ Regulations. The Auditor shall ensure that the Articles of Association of the Company and the Companies Regulations are being properly applied. He shall review all inventories and final annual accounts and inspect the balance sheet and submit an annual report to each Shareholder and to the Board of Managers. For that purpose he may review all the Company’s books, documents and contracts entered into with third parties and may request clarification and information as he deems necessary. The Shareholders shall determine the auditor’s annual remuneration on an annual basis.

Article (15)

Fiscal Year:

(a)	The first fiscal year of the Company shall commence on the date of its registration in the Commercial Register and ends on H corresponding to __________G. Each fiscal year after shall be twelve (12) months.

(b)	The Board of Managers shall, within four (4) months following the end of such fiscal year, prepare a balance sheet, profit and loss account, and a report describing the Company’s activities and financial position, and its recommendations as to the distribution of profits. The Board shall send copies of these documents to each Shareholder and to the Companies’ Department at the Ministry of Commerce and Industry , together with a copy of the auditor’s report, within two (2) months of their date of preparation.

Article (16)

Distribution of Profits and Losses:

The annual net profits of the Company, after deduction of depreciation, operating expenses and general expenses, shall be distributed as follows:

(a)	The Company shall set aside four percent (4%) of such profits to constitute the statutory reserve required by Article 176 of the Companies Act. The Company may cease setting aside this reserve when it reaches fifty percent (50%) of the Share capital of the Company.

(b)	The balance of the profits shall be distributed to the Shareholders pro rata to the percentage of the Shares owned by each Shareholder, unless the Shareholders decide to establish other reserves, or carry forward or transfer all or a portion of the profits for the next fiscal year.

(c)	Losses shall be borne by the Shareholders pro-rata to their Shareholding, or if the Shareholders so agree, carry it over to the next fiscal year. No profits shall be distributed until the losses are fully covered. If the Company’s losses reach fifty percent (50%) of its capital the Board of Managers must call the Shareholders to a Meeting within a period not to exceed thirty (30) days from the date on which the losses reach this level in order to consider whether to continue the Company, in which case the Shareholders must undertake to pay its debts, or to dissolve it. The resolution of the Shareholders in this respect shall not be valid unless it is issued in accordance with Article 173 of the Companies Act, and the resolution must in all cases be published in the manner provided in Article 164 of the Companies Act. If the Company continues its business without the issuance of a resolution to continue it pursuant to the foregoing conditions, or to dissolve it, the Shareholders shall become jointly and severally liable to pay all of the Company’s debts and any interested party may request that it be dissolved.

Article (17)

Company Dissolution & Liquidation:

The Company may be dissolved for any of the reasons for dissolution contained in Article (15) of the Companies Act. Upon the Company’s dissolution it shall enter the stage of liquidation in accordance with the provisions of Chapter 11 of the Companies Act. In case of voluntary liquidation, the following must be observed:

(1)	The Shareholders shall appoint one or more liquidator(s) for purposes of liquidating the Company and shall determine their authority and fees.

(2)	A report certified by a chartered accountant licensed to practice in the Kingdom shall be prepared regarding the financial status of the Company as of the date of issuance of the Shareholder resolution to dissolve and liquidate the Company and specifying the Company’s ability to discharge its obligations and its debts vis-a-vis third parties.

(3)	All entitlements of creditors must be paid in full or a settlement entered into with them. Otherwise, the Company shall not be liquidated until after a decision is issued by the Board of Grievances announcing the bankruptcy of the Company pursuant to a request by the creditors or the Shareholders.

Article (18)

Company Documents:

The Company’s letterhead shall clearly show the name of the Company, followed by the phrase “a limited liability company,” as well as the address of its head office, its commercial registration number and its capital. All other documents shall comply with all applicable rules and regulations.

Article (19)

Notices:

All notices given hereunder between Shareholders or with the Company shall be deemed to be sufficiently delivered by postpaid registered mail to their addresses as indicated in the Register of Shares referred in article (9) of these articles.

Article (20)

Miscellaneous:

(a)	The Company is subject to all laws and regulations prevailing in the Kingdom of Saudi Arabia.

(b)	All other matters not specifically provided for herein, or not agreed between the Shareholders shall be subject to the Companies Act.

Article (21)

Copies of Contract:

These Articles of Incorporation have been executed in eight copies of which each Shareholder shall receive one copy. The remaining copies shall be submitted to the concerned authorities for purposes of necessary official procedures. Ali Saeed Al-Ahmari is hereby authorized by the counterparts to take whatever action is necessary to complete the necessary procedures herein mentioned. In witness whereof the two parties signed hereunder.

Alcoa Inc.	Saudi Arabian Mining Company (Ma’aden).

Signature.	Signature.

SCHEDULE 3

Pre-Incorporation Costs

Project Development Costs

Historical costs to 30 November 2009 (the “Calculation Date”)

Period	Cost (USD millions)

To end of April 2007	42.2

1st May 2007 to 31 October 2008	87.6

November 2008 to December 2008	7.4

1st January 2009 to 30 September 2009	110.1

1st October to 30 November 2009	21.1

Cost of money*	18.2

Total project cost at 30 November 2009	286.6

*	Based on averaged LIBOR + 1.5%

This is made up of US$228.4M of project costs and US$58.2M of Plant and Equipment - primarily the contribution of the Project to the 380kV power line and substation which will connect the Project to the national grid and is under construction.

SCHEDULE 4

Gas Allocation Letter

KINGDOM OF SAUDI ARABIA

Ministry of Petroleum & Mineral Resources

Office of the Minister

HE Fhaid Al-Shareef, Governor, Saline Water Conversion Corporation (SWCC) P.O. Box 60889 Riyadh, 11555 Fax: (01)464-1854	Dr. Abdullah E. Dabbagh, President & CEO Saudi Arabian Mining Company (MA’ADEN) P.O. Box 68861 Riyadh 11537 Fax: (01) 472-1333

Regards,

Ref Letter dated 21/10/1430H, Corresponding to 10/10/2009 regarding your request for the allocation of dry gas quantities for SWCC and Ma’ aden joint project for the production of water and power, and Maaden Aluminum Project in Res Ez Zur,

We would like to inform you that the Ministry has allocated a total of 521 MMSCFD (based on 1080 BTU/SCF) of gas fuel and feedstock to Saline Water Conversion Corporation (SWCC) and Saudi Arabian Mining Company (MA’ADEN) combined project at Ras Az zur (the “Project”) until October 30, 2010. The Ministry understands that the fuel/feedstock requirement of the Project is as follows:

•	500 MMSCFD (309 MMSCFD for SWCC and 191 MMSCFD for MA’ADEN) to produce Power and Water required for both SWCC and MA’ADEN, and to export excess power to Saudi Electricity Company (SEC).

•	6 MMSCFD for MA’ADEN Aluminum Smelter Plant Process.

•	15 MMSCFD for MA’ADEN Refinery Plant Process.

In addition, MA’ADEN will also require a maximum of 8 MBD (±20%) of Fuel Oil or Arab Heavy Crude Oil for the Refinery boilers. It must be noted that, this amount will be evaluated and revised during the project development and progress. MA’ADEN is responsible, at its own expense, for securing the 8 MBD from Saudi Aramco through ships or shall build a pipeline with receiving facility.

The Ministry understands that this allocation is contingent on MA’ADEN/SWCC causing the following conditions to be met:

1.	MA’ADEN Aluminum Smelter and Alumina Refinery Project Scope

MA’ADEN Project configuration shall consist of:

1.1	Bauxite Mine (4,000 KTA).

1.2	Alumina Refinery (1.800 KTA).

1.3	Aluminum Smelter Plant (740 KTA).

1.4	Rolling Mill (250 KTA), with total capacity of 460K1A.

2.	Saline Water Conversion Corporation (SWCC) Project Scope

SWCC Power and Water Project configuration shall be as follows:

2.1	Power plant capacity of 2400 MW divided as follows:

a)	1350 MW for MA’ADEN Project.

b)	1050 MW for SEC, SEC Supplies Ras Azzour Downstream Industries with 50 MW.

2.2	Water capacity of 1,025,000 Cubic Meter, utilizing Reverse Osmosis (RO) technology for the production of at least 25% of the total quantities, divided as follows:

a)	25,000 Cubic Meter for MA’ADEN Project.

b)	1,000,000 Cubic Meter for SWCC.

3.	SWCC Power and Water Plant

For best and optimum usage of the gas and efliciency, SWCC shall design its power plant as a Combined Cycle Power Plant and shall use highly efficient gas turbines. This design shall be reviewed and approved by Saudi Aramco before SWCC commence.

4.	Back-Up Fuel

SWCC backup fuel is Arab Extra Light Crude during the emergency only.

MA’ADEN/SWCC shall build their own Arab Extra Light Crude pipeline with metering skid facility from a proper tie-in point at Saudi Aramco facilities that is to be identified by Saudi Aramco. to the project at Ras Azzour, according to Saudi Aramco’s standards. If MA’ADEN/SWCC elect to use diesel as a backup fuel, then MA’ADEN/SWCC will solely be responsible, at their sole risk and own expense, to secure the required backup diesel quantity. Saudi Aramco is not responsible or commiffed to provide the diesel requirements.

5.	Project Start-Up Date

The start up dates of the Project shall be as follows:

5.1	SWCC Power and Water Plant in 4Q 2012.

5.2	MA’ADEN Aluminum Smelter in 1 Q 2013.

5.3	MA’ADEN Rolling Mill in 4Q 2013.

5.4	MA’ADEN Alumina Refinery in 4Q 2014.

6.	Deliverables

MA’ADEN and SWCC shall cause, individually, the following Project deliverables to be submifted to Saudi Aramco no later than the dates specified as follows:

6.1	SWCC Power & Water Plant

a)	Copy of signed Energy Conversion Agreement (ECA) with Ma’aden by October 30, 2009.

b)	Copy of signed Project Management Consultancy (PMC) contract by October 30, 2009.

c)	Copy of signed Engineering, Procurement and Construction (EPC) contract before June 30, 2010.

6.2	MA’ADEN Aluminum Smelter Plant

a)	Copy of signed Financial Closure documents before June 30, 2010.

b)	Copy of signed Engineering, Procurement and Construction (EPC) contract before July 31, 2010.

6.3	MA’ADEN Rolling Mill Plant

a)	Copy of signed Technical Service Support Agreement with Know-How provider for Rolling Mill before March 31, 2010.

b)	Copy of signed Financial Closure documents for Rolling Mill before June 30, 2010.

c)	Copy of signed Engineering, Procurement and Construction (EPC) contracts for Rolling Mill before December 31, 2010.

6.4	MA’ADEN Alumina Refinery

a)	Copy of signed Technology License Agreements before March 31, 2010.

b)	Copy of signed Financial Closure documents before June 30, 2011.

MA’ADEN AND SWCC COMBINED PROJECT SALES GAS ALLOCATION C) Copy of signed Engineering, Procurement and Construction (EPC) contracts by July3l, 2011.

7. If the Alumina Refinery Project is not executed in accordance with the terms set forth herein, MA’ADEN shall immediately pay, upon notification by the Ministry, three hundred and fifty million U.S. Dollars ($350 MM) towards funding the establishment of industrial infrastructure to support downstream industries in the Kingdom, as directed and approved by Ministry. No later than one (1) month following the execution of the Arabic version of the Allocation Letter issued by MinPet, MA’ADEN shall provide the Ministry with an irrevocable letter of credit issued by a financial institution acceptable to the Ministry in the amount of three hundred and fifty million U.S. Dollars ($350 MM) relating to MA’ADEN commitment to fund the industrial infrastructure (the Letter of Credit”). The Letter of Credit shall be in a form acceptable to the Ministry and shall have a term not less than one (1) year, At least thirty (30) days prior to the expiry date of the Letter of Credit, MA’ADEN shall either (i) cause the issuing bank to provide a notice of renewal to the Ministry or (ii) provide a notice of replacement to the Ministry together with a replacement letter of credit fulfilling the requirements set forth herein for a term not less than one year.

The Ministry shall be entitled to demand full payment under the Letter of Credit, without the need for further authorization, in the event that (1) the Ministry determines that Alumina Refinery Project is not implemented in accordance with the terms set forth herein under paragraph 1.2 and milestone dates under paragraph 6.4 b & c, and MA’ADEN have failed to fulfill the commitment to immediately pay the aforementioned amount to fund the establishment of the industrial infrastructure upon notification by the Ministry: or (2) the Ministry has not received a notice of renewal or notice of replacement (together with a replacement letter) at least fifteen (15) days prior to the expiry date of the Letter of Credit.

The obligations to pay the three hundred and fifty million U.S. Dollars ($350 MM) and provide the Letter of Credit shall cease and the Leffer of Credit be released by the Ministry when Ministry determines that the Financial Close referenced in paragraph 6.4.b herein and the award of the EPC contract referenced in paragraph 6.4.c herein have both occurred. If the Ministry receives payment of the three hundred and fifty million U.S. Dollars ($350 MM) to fund the said industrial infrastructure or Alumina Refinery Project is executed in accordance with the terms set forth herein, then MA’ADEN have satisfied the terms of this paragraph 7 in this letter.

8. In case of MA’ADEN failure to execute the Aluminum Project, MinPet has the right to notify SWCC to withdraw the quantities of Power and Water allocated to MA’ADEN. Further, MinPet has the right to allocate these quantities of Power and Water on the same terms and conditions to another future Aluminum Smelter in the Kingdom.

9. In the event of any delay to the Aluminum complex such that Ma’aden are unable to consume the allocated power and water quantities, the unconsumed power and water generated by utilizing Sales Gas allocated to MA’ADEN will be taken by SEC and SWCC.

10. In case MA’ADEN does not meet its obligation to implement the Rolling Mill plant under paragraph 1.4 or any milestone dates for the Rolling Mill under paragraphs 6.3, Then MA’ADEN agrees that the Ministry will assign and allocate 275 KTA of Aluminum Ingots (to produce 250 KTA of Rolling Mill) to other entities determined by the Ministry. The price of the Ingot shall be at production actual cost, to utilize the subject quantities for Rolling Mill project at Ras-Az zur.

11.	Project Progress Reports

MA’ADEN and SWCC shall provide Saudi Aramco with quarterly reports describing the status and progress achieved with respect to each of the deliverables and conditions contained herein. Such quarterly report shall be submitted to Saudi Aramco no later than the end of each calendar quarter starting December 31, 2009.

12.	Supply of Feedstock’s to Conversion/Downstream Industries

MA’ADEN shall enter into long-term supply agreements with investors who want to purchase raw materials from the Project’s produced streams to be used as feed for their in-Kingdom plants. Such supply agreements shall be long-term with competitive market-based prices, terms and conditions.

13.	Ma’aden Support of other industries

MA’ADEN shall work diligently to promote and support downstream industries such as semi-finished and finished aluminum industry and other industries that are intended to support the aluminum industry.

14.	Sales Gas Pipeline

MA’ADEN and SWCC at their own expense shall build their own sales gas pipeline with metering skid facility to transfer the sales gas quantities specified herein above from a proper tie-in point at Saudi Aramco facilities, which is to be identified by Saudi Aramco, to the Project at Ras Azzour according to Saudi Aramco standards after securing the required license as per gas supply and pricing regulations.

Any failure by SWCC and MA’ADEN Company in fulfillment of any of such obligations shall make the gas allocation subject to cancellation.

Kindly, arrange with Saudi Aramco in order to sign the Allocation Letter. Regards,

Faisal bin Turki bin Abdul Aziz

Ministry of Petroleum & Mineral Resources

SCHEDULE 5

Adherence Agreement

THIS DEED is made on [date] by

(1)	SAUDI ARABIAN MINING COMPANY (MA’ADEN), a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as “Ma’aden”);

(2)	ALCOA INC., a corporation under the laws of the Commonwealth of Pennsylvania, USA, whose principal place of business is at 390 Park Avenue, New York, NY 1022, USA, (together with its legal successors and permitted assigns, hereinafter referred to as “Alcoa”), and

(3)	[ALCOA AFFILIATE], a company organized under the laws and regulations of [—], having its head office and address at [—] (together with its legal successors and permitted assigns, hereinafter referred to as the “New Shareholder”).

RECITALS:

(A)	This deed is made by the parties hereto in compliance with Clause 4.8 [and Clause 17.8(v)] of the Framework Shareholders’ Agreement dated [—] made between Ma’aden and Alcoa (as may be amended) (the “Framework Shareholders’ Agreement”).

(B)	[Alcoa wishes the New Shareholder to subscribe for Alcoa’s entitlement to Shares in [—] (the “Company”).] / [The New Shareholder wishes to acquire the Transferable Interests of Alcoa (or its Affiliate) in [—] (the “Company” held by [—] (the “Transferor”) from the Transferor.

(C)	The terms defined in the Framework Shareholders’ Agreement shall unless the context requires otherwise bear the same meaning in this Deed.

THIS DEED WITNESSES as follows:

1.	The New Shareholder confirms that it has been supplied with a copy of and has full knowledge of the terms of the Framework Shareholders’ Agreement.

2.	The warranties in Clause 20 of the Framework Shareholders’ Agreement shall apply, mutatis mutatis, to this Deed as if they were made by the New Shareholder, upon the replacement of all references to “this Agreement” with “this Deed and the Framework Shareholders’ Agreement”.

3.	The New Shareholder undertakes to be bound by the Framework Shareholders’ Agreement in all respects as if the New Shareholder was an original party to the Framework Shareholders’ Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Framework Shareholders’ Agreement applicable to or binding on a Shareholder in respect of the Company under that agreement insofar as they fall to be observed or performed on or after the date of this Deed.

4.	In addition, the New Shareholder shall observe and perform all the provisions and obligations of the Framework Shareholders’ Agreement applicable to or binding on a Shareholder in respect of the Company under that agreement and otherwise act in its capacity as a Shareholder so that no act or omission of the New Shareholder in relation thereto shall constitute, cause or contribute to a breach by Alcoa of any of its obligations under the Framework Shareholders’ Agreement.

5.	This Deed is made for the benefit of the parties to the Framework Shareholders’ Agreement and every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Framework Shareholders’ Agreement or adheres to it.

6.	The address of the New Shareholder for the purposes of Clause 23.1 of the Framework Shareholders’ Agreement [shall be the same as for Alcoa] / [ is as follows:

[insert address]

Fax No: [insert number]]

(attention of [insert name].)]

7.	The construction, validity and performance of this Deed and all non-contractual obligations (if any) arising from or connected with this Deed shall be governed by the laws of England.

IN WITNESS of which this Deed has been executed and has been delivered on the date first written above.

Executed as a Deed by:

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

Executed as a Deed by:

ALCOA INC.

Executed as a Deed by:

[New Shareholder]

SCHEDULE 6

Cast House Users’ Agreement

THIS CAST HOUSE USERS AGREEMENT (hereinafter referred to as the “Agreement”), is made and entered into on [                    ] in the Hejerian calendar, corresponding to the [        ] day of [                    ] 2009 in the Gregorian calendar, by and between:

(1)	MA’ADEN ALUMINIUM COMPANY, a company organised under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No. [—], having its head office and address at [—], Kingdom of Saudi Arabia (together with its legal successors and permitted assigns) (the “Smelting Company”); and

(2)	MA’ADEN ROLLING COMPANY, a company organised under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No. [—], having its head office and address at [—], Kingdom of Saudi Arabia (together with its legal successors and permitted assigns) (the “Rolling Company”); and

(3)	SAUDI ARABIAN MINING COMPANY, a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as “Ma’aden”); and

(4)	[ , a corporation under the laws of , whose principal place of business is at . and an Affiliate of ALCOA INC., a corporation under the laws of the Commonwealth of Pennsylvania, USA, whose principal place of business is at 390 Park Avenue, NY 10022, USA (together with its legal successors and permitted assigns) (“Alcoa”).

Each of the Smelting Company, the Rolling Company, Ma’aden and Alcoa may be referred to as a “Party”, or collectively as the “Parties”).

RECITALS

WHEREAS Alcoa and Ma’aden have entered into an Aluminium Project Framework Shareholders’ Agreement dated [insert date] 2009 (the “Framework Shareholders’ Agreement”) under which, inter alia, the Smelting Company and the Rolling Company have been established.

A.	WHEREAS the Smelting Company and the Rolling Company have entered into into an Aluminium Purchase Agreement dated [insert date] (the “Rolling Company APA”) under which the Rolling Company will purchase its requirements for Rolling Slab from the Smelting Company

B.	WHEREAS the Smelting Company and Alcoa have entered into an Aluminium Purchase Agreement dated [insert date] (the “Alcoa APA”) under which Alcoa will purchase its pro rata share of all Product produced by the Smelting Company which is not sold to the Rolling Company.

C.	WHEREAS the Smelting Company and Ma’aden have also entered into respective an Aluminium Purchase Agreement dated [insert date] (the “Ma’aden APA”) under which Ma’aden will purchase its pro rata share of all Product produced by the Smelting Company which is not sold to the Rolling Company.

D.	WHEREAS the Framework Shareholders’ Agreement contemplates the construction and operation of a central Cast House operated by the Smelting Company accepting Molten Metal from the Smelter and solidifying it into cast products for sale to the Rolling Mill Company and to Ma’aden and Alcoa.

E.	WHEREAS for the efficient and cost-effective operation of the Cast House, the Parties desire to coordinate their activities under the Alcoa APA, the Rolling Company APA and the Ma’aden APA with respect to the operation of the Cast House.

NOW, IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

Defined terms in this Agreement and the Schedules, which may be identified by the capitalisation of the first letter of each principal word thereof, have the meanings set forth in each of the Alcoa APA and the Ma’aden APA, except as set forth below:

“Additional Casting Equipment” means additional, new or specialized casting equipment not part of, or a normal replacement of or enhancement to the existing Cast House equipment that would increase the Capacity of the Cast House and/or the range of Cast House Products that the Cast House is capable of producing.

“Agreement” means this Agreement as the same may be amended, modified or replaced in accordance with the provisions hereof.

“Alcoa” has the meaning given to that term in the Recitals to this Agreement.

“Alcoa APA” has the meaning given to that term in the Recitals to this Agreement.

“APAs” means the Alcoa APA, the Rolling Company APA and the Ma’aden APA, collectively.

“Capacity” means the capacity of the Cast House, expressed in tpa, to produce Cast Products in various forms, taking into account both the installed capacity of the Cast House, productivity and required or expected maintenance.

“Capacity Nomination” means the annual quantity and form of Cast Products that a Cast House Customer desires to receive from the Cast House for a given year.

“Cast Product” means Ingot, Sow, Rolling Slab, Billet, High Purity Product and/or Value Added Product produced by the Cast House.

“Cast House Customer” means each of Ma’aden, Alcoa and the Rolling Company.

“Framework Shareholders’ Agreement” has the meaning given in Recital A.

“Ma’aden” has the meaning given to that term in the Recitals to this Agreement.

“Ma’aden APA” has the meaning given to that term in the Recitals to this Agreement.

“Monthly Orders” means written communications from one of Ma’aden, Alcoa or the Rolling Company setting forth a Contracted Monthly Quantity of Cast Products such entity will purchase from the Cast House in a given month.

“Rolling Company” has the meaning given to that term in the Recitals to this Agreement.

“Rolling Company APA” has the meaning given to that term in the Recitals to this Agreement.

“Scrap” means scrap aluminium of quality acceptable to the Cast House, which may consist of (i) run around scrap from the Smelter and/or the Rolling Mill and/or any of their end use customers; (ii) scrap returned by the Rolling Mill’s customers; (iii) scrap purchased by the Smelter Company or the Rolling Company, whether in the form of used beverage containers (UBCs) or otherwise; or (iv) recycled dross metal units.

“Smelting Company” has the meaning given to that term in the Recitals to this Agreement.

1.2	Interpretation

In this Agreement and in the Schedules, except to the extent that the context otherwise requires:

(a)	the Table of Contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)	words and terms importing the plural include the singular and vice versa;

(c)	words importing gender include all genders;

(d)	unless otherwise specified, references to Articles, Clauses, paragraphs, sub-paragraphs and Schedules are references to Articles, Clauses, paragraphs, sub-paragraphs and Schedules to this Agreement;

(e)	unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, modified, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set out herein;

(f)	a reference to any Party shall include its successors and permitted assigns;

(g)	other than in relation to this Clause, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h)	each of the Schedules hereto shall form an integral part of this Agreement and shall have effect as if set out herein;

(i)	subject to the express provisions of this Agreement, where the “consent”, “approval” or the like of a Party is required under this Agreement, it shall be in writing and may be given or withheld in the absolute discretion of such Party; and

(j)	references to “months” and “years” are to months and years, respectively, in the Gregorian Calendar.

1.3	Contracts (Rights of Third Parties) Act 1999

A Person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (as amended or re-enacted from time to time) to enforce or enjoy the benefit of any term of this Agreement.

1.4	Significant Digits After Decimal Point

For the purposes of this Agreement calculations shall be made taking into account the following digits after the decimal place (except where otherwise provided in this Agreement):

(k)	where a figure or value used for the purposes of this Agreement is a published figure or value, all digits after the decimal place shall be taken into account; and

(l)	where a figure or value used for the purposes of this Agreement results from a computation made by (or on behalf of) the Parties, the first three (3) digits after the decimal point shall be taken into account;

provided that in each case the last digit to be taken into account is to be rounded to the upper unit if the next succeeding decimal digit is equal to or greater than five (5) and is to be rounded to the lower unit if the next succeeding decimal digit is less than five (5).

2.	Cast House; Operation and Capacity

2.1	Cast House

Pursuant to the Framework Shareholders’ Agreement, the Parties have caused the Smelter Company to install the Cast House. The Parties agree to coordinate their activities in the operation of the Cast House consistent with the provisions of the APAs.

2.2	Operation

(a)	In close cooperation with the Rolling Company, the Smelter Company will operate the Cast House in a commercially effective and efficient manner, intended to meet the requirements communicated to it by the Cast House Customers from time to time.

(b)	The Cast House will receive Molten Metal from the Smelter and Scrap, and shall, pursuant to Monthly Orders received from:

(i)	the Rolling Company, produce Rolling Slab;

(ii)	from Ma’aden, produce the desired Cast Products; or

(iii)	from Alcoa, produce the desired Cast Products.

(c)	Monthly Orders for such Cast Products will be produced within the Cast House’s Capacity as set forth in Clauses 2.3 and 2.4 below

2.3	Capacity Planning and Annual Communication

(a)	The Smelting Company will, at all times, maintain rolling three (3) year capital and repair and maintenance budgets, and (consistent with the provisions of Clause 5.2 of the APAs), a rolling five (5) year production plan for the Cast House, designed to meet the communicated and anticipated needs of the Cast House Customers. Except as otherwise required by the APAs or the Cast House Customers, this capital budget will be communicated to the Cast House customers on or before the first day of September each year.

(b)	On or before the first day of September of each year, the Smelting Company shall determine and advise each Cast House Customer of the anticipated Capacity of the Cast House, by Cast Product, for the next year and each month thereof.

2.4	Annual Capacity Nomination Process

(a)

On or before the fifteenth (15th) day of November of each year, each Cast House Customer will provide the Smelting Company with its Capacity Nomination under its Initial Delivery Schedule, detailed by month, for the coming year. For the avoidance of doubt, this Capacity Nomination must be consistent with the Initial Delivery Schedule required to be communicated pursuant to Clause 5.3 of the APAs. The Smelting Company will review the Capacity Nominations, and will seek to develop an annual supply plan capable of meeting all the Capacity Nominations.

(b)	If the Cast House lacks the Capacity to meet all the Capacity Nominations, whether in total or for a particular month, it will communicate its constraints to the Cast House Customers. The Cast House Customers will then agree upon coordinated, revised Capacity Nominations that the Cast House would be able to achieve.

(c)	If the Cast House Customers are unable to agree upon such coordinated Cast House Capacity Nominations, the Smelting Company will communicate its revised plan to meet the collective Cast House Capacity Nominations, with priority given to the requirements of the Rolling Company, and then to Ma’aden and Alcoa pro rata to their ownership interests in the Project.

2.5	Quarterly Planning

The Cast House will issue its Quarterly Shipping Schedule to the Cast House Customers not earlier than sixty (60) days and not later than forty five (45) days before each calendar quarter for the succeeding quarter. Any changes to the quantities to be shipped for a Cast House Customer under a Quarterly Shipping Schedule must be communicated to the Cast House at least ten (10) days prior to the beginning of the month of shipping.

2.6	Monthly Commitments and Coordination

(a)	Seven (7) days prior to the beginning of each month, each Cast House Customer will place its Monthly Orders for production in the following month for Cast Products consistent with the Quarterly Shipping Schedule, and within its annual Capacity Nomination as determined pursuant to Clause 2.4 above. Such Monthly Orders will be binding, and a Cast House Customer will be obligated to take or pay for the quantity and form of Cast Products contained in such Monthly Orders. The Cast House will build such Monthly Orders into its monthly Production Plan. If a Cast House Customer does not provide the Cast House with a Monthly Order with respect to any calendar month consistent with the paragraph (a), the Cast House shall produce such Cast Products in the proportion as set out in previously-provided Quarterly Shipping Plan.

(b)	If a Cast House Customer desires additional quantities of Cast Products beyond those available to it by virtue of its Capacity Nomination and Monthly Orders, and the Cast House is able to accommodate such increase within in its then-current Production Plan, then the Cast House Customer may increase its Monthly Order accordingly.

(c)	If the Cast House is not able to accommodate a requested increase within its Production Plan, a Cast House Customer may request that one or more of the other Cast House Customers make capacity available to it by reducing or releasing the quantity of such other Cast House Customer’s Monthly Orders. The reducing or releasing Cast House Customer is not required to agree, and may require as a condition of its agreement reasonable compensation and/or other considerations including without limitation an equitable adjustment of the increasing Cast House Customer’s planned Monthly Orders in future months.

2.7	Disputes

Any disputes arising out of the Capacity Nominations, the allocation of Cast House Capacity, or Monthly Orders or the Production Plan (including any modifications or adjustments thereto) must be resolved solely pursuant to the consultation and referral to Lead Representatives provisions of the Ma’aden APA, the Rolling Company APA and the Alcoa APA, as the case may be.

3.	Cast House Expansions and Additional Casting Equipment

3.1	Subject to Framework Shareholders’ Agreement Capacity Expansion Provisions. In general, Cast House Expansions will be subject to the Expansion provisions contained in Clause 5.9 (but for the avoidance of doubt, not Clause 5.10 or Clause 5.11) of the Framework Shareholders’ Agreement.

3.2	Disagreement or Deadlock. If, following the rejection of, or Deadlock concerning any proposed Cast House Expansion, a Cast House Customer desires the installation, operation and maintenance of Additional Casting Equipment, such Cast House Customer shall request the Smelting Company to produce the plans and specifications for, and the estimate of all costs and expenses in connection with the installation, operation and maintenance of such Additional Casting Equipment.

3.3	Installation, Operation and Maintenance of Additional Casting Equipment. If Alcoa and/or Ma’aden choose not to participate in the installation, operation and maintenance of the Additional Casting Equipment, the other Cast House Customer(s) may lease or purchase such Additional Casting Equipment for their own account(s). Thereafter, the Cast House Customer(s) may request the Smelting Company to install, operate and maintain such Additional Casting Equipment on behalf of and as agent for such Cast House Customer(s). Unless the Smelting Company shall determine in its sole, reasonable judgment that the installation, operation or maintenance of the Additional Casting Equipment would unreasonably interfere with the development, construction, operation or maintenance of the Cast House, the Smelting Company shall install, operate and maintain such Additional Casting Equipment on behalf of and as agent for such Cast House Customer(s). Costs for the preparation, submission, evaluation, operation, repair and maintenance of such installed Additional Casting Equipment incurred by the Smelting Company shall be paid by such Cast House Customer(s) alone. Only such participating Cast House Customer(s) will have the right to place Orders for Cast House Products utilizing such installed Additional Casting Equipment.

4.	Confidentiality and public announcements

The provisions on confidentiality and public announcements found in Clause 22 of the Framework Shareholders’ Agreement are hereby incorporate herein by this reference.

5.	General provisions

5.1	Notices

(a)	Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report, confirmation, agreement or other communication to be given in connection with this Agreement shall be given in writing in the English language (or accompanied by an accurate English language translation upon which the recipient shall have the right to rely for all purposes) and shall be deemed duly given on the Day of delivery at the place of intended receipt when (a) personally delivered, (b) sent by facsimile transmission (but only if receipt is confirmed by return facsimile transmission) or (c) received after mailing by certified or registered mail, postage pre-paid, in each case addressed to a Party at its address or facsimile number as indicated in by a Party to the others.

(b)	Where a notice is received during a Day which is not a Business Day (in the place of receipt), or after 3pm local time, it shall be deemed to have been received in the next Business Day (at such place of receipt) thereafter.

5.2	Governing Law

This Agreement shall be governed and construed in accordance with the laws of England.

5.3	Waiver of Immunity

Each Party unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that a Party or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party irrevocably agrees not to claim and irrevocably waives such immunity.

5.4	Judgment Currency

The obligations of a Party to make payments hereunder in Dollars shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court or arbitral judgment or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to New York, New York under normal banking procedures does not yield the amount of Dollars due, and each Party, as a separate obligation and notwithstanding any such judgment, agrees to indemnify each other Party against, and to pay to each such other Party on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

5.5	Currency Equivalents

For purposes of this Agreement, calculation of Dollar equivalents on any day shall be based on (a) the spot rate of exchange for settlement on such date as reported in The Wall Street Journal, Eastern Edition, as the New York foreign exchange selling rate applying to trading among banks in amounts of US$1,000,000 or more, or, if not so reported, (b) the arithmetic average of the day’s spread for settlement on such date as reported in the Financial Times, London Edition, or, if not so reported, (c) the spot selling rate for trading among banks in amounts of US$1,000,000 or more as quoted by Citibank, N.A. at its principal office in New York, New York at or around 3:00 p.m. (New York time) on the date on which spot exchange transactions settled on such date are quoted.

5.6	Limitation of Liability

(a)	Notwithstanding anything in this Agreement, neither Party shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to this Agreement, whether out of any Event of Default, other breach of this Agreement, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

(b)	Notwithstanding the foregoing, a Party shall be liable to the other Party for any direct damages incurred by that Party arising from any breach by the other Party of its obligations under this Agreement where such breach has arisen due to the gross negligence or wilful misconduct of the other Party or its Affiliates (or their respective employees).

5.7	Severability

If any provision or term (or part thereof) of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions or terms (or parts thereof) in that jurisdiction or the whole of the Agreement in any other jurisdiction, all of which shall remain in full force and effect. As regards the provision or term (or part thereof) which is or has been found to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision and which as closely as possible validly gives effect to the intentions of the Parties as expressed herein.

5.8	Survival

The obligations of the Parties under the following provisions shall survive the expiration or earlier termination of this Agreement:

(a)	Clause 4 (Confidentiality and Public Announcements), for a period of five (5) years from the date of such expiry or termination;

(b)	Clause 5.2 (Governing Law);

(c)	Clause 5.3 (Waiver of Immunity);

(d)	Clause 5.6 (Limitations on Liability); and

(e)	this Clause 5.8 (Survival).

5.9	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

5.10	Amendments

No variation or amendment to this Agreement shall be effective unless in writing signed by duly authorised officers or representatives of each of the Parties.

5.11	Waivers

The failure, delay or forbearance of any Party to insist upon, exercise or enforce any right or remedy conferred by this Agreement shall not be or be deemed to be or be construed as a waiver of the right or remedy or of any other rights or remedies nor shall such failure, delay or forbearance operate as a bar to the exercise or enforcement of the right or remedy at any time or times thereafter.

5.12	Costs

Each Party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement.

5.13	No Partnerships

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the Parties (or any of them) and none of the Parties shall have any authority to bind or commit any other party in any way, save as expressly set out herein.

5.14	Translation

This Agreement shall be executed in Arabic and in English. The English language shall be the governing language despite translation into any language(s), and the English versions shall prevail over any translated versions in the event of conflict. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of each of the Parties.

5.15	Conflict between this Agreement and APAs.

In the event of a conflict between the terms of this Agreement and the APAs with respect to the operation of the Cast House, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

MA’ADEN ALUMINIUM COMPANY	MA’ADEN ROLLING COMPANY

By	By

Signed	Signed

SAUDI ARABIAN MINING COMPANY (MA’ADEN)	[ALCOA INC.]

By	By

Signed	Signed

SCHEDULE 7

Description of the Ras Az ZawrComplex

Set out below is the plan of the Ras Az Zawr site showing the location of the smelter, rolling mill, refinery and village in relation to the other developments at the site:

Refinery

The Refinery will be located at the Ras Az Zawr site. The Refinery will use the Bayer process in a continuous operation and have an annual capacity of 1.8 million tonnes of smelter grade alumina. The alumina from the Refinery will be conveyed to the Smelter by tube conveyor, and any excess alumina will be trucked to the Port for export.

Bauxite from the Al Ba’itha Mine will be transported to the Refinery by rail and unloaded onto the Refinery stockpiles. The Refinery will employ milling, jacketed pipe unit (JPU) digestion, high rate settlers, deep cone washing train, pressure security filtration, heat exchange, oxalate free precipitation with cyclone classification, stationary calciners and red mud storage with dry disposal.

Power, demineralised water and potable water will be supplied to the Refinery by SWCC, while steam, cooling water, plant air and instrument air will be the responsibility of the Refinery.

Provision has been made in the layout of the Refinery site for the Refinery to be expanded to twice its initial capacity.

Smelter

The Smelter will be based on technology provided by Aluminium Pechiney under a Technology Supply Agreement.

•

The Smelter will be located adjacent to the Refinery at the Ras Az Zawr Site. It will be constructed as two modern, pre-bake, high amperage technology potlines (AP37 initially but AP39 capable at the first reline), with an overall facility annual rated capacity of 740,000 tonnes aluminium metal. This will increase to 780,000 tpy at the first reline using AP39 technology. The Smelter will be expandable in three stages to 6 x 360 pots.

•	In addition to the two potlines, the Smelter would include a carbon plant for anode production, cast house for ingot production, material handling, and support facilities.

•	AP37, 360 pots(2 potlines), 20 stems version, capable of AP37 and AP39

•	Tube conveyor alumina transport from Refinery

•	Materials transport from port by truck

•	Paste plant - two trains 35 tph each

•	Baking furnace

•	Cold cleaning rodding room for 20 stems

Integrated Cast House

An Integrated Cast House will be constructed at the Ras Az Zawr site, to provide Cast House services to the Smelter and the Rolling Mill. The Integrated Cast House will consist of:

•	3 ingot lines with an annual capacity of 150,000 tonnes each

•	2 VDC centers with an annual capacity of 250,000 tonnes each (sheet ingot)

•	2 additional pits for future expansion of the VDC centers (sheet ingot or billet)

•	A remelt furnace center for recycle of internal scrap (approximately 30% of Rolling Mill capacity)

During the ramp up of the Rolling Mill, the DC centers will produce some T ingot to balance the Cast House capacity against the Smelter production. The Cast House will be operated by the Rolling Mill organisation subject to an operating agreement with the Smelter.

Rolling Mill

The Rolling Mill to be located at the Ras Az Zawr site adjacent to the smelter will be designed to produce predominantly beverage can stock for sales in MENA other appropriate customers outside of MENA. The principal equipment will consist of a hot reversing mill and a 4 stand tandem hot finishing mill along with appropriate cold rolling and finishing lines

The rolling mill will have an initial capacity of approximately 385,000 tpy of finished Rigid Container Sheet (RCS) products ramping up to a capacity of approx 540,000 tpy with a second phase of capital investment. The rolling mill will process Used Beverage Container (UBC) scrap and has an allocation of up to 380,000 tpy of molten prime from the adjacent smelter.

Provision will be made in the layout to provide for expansion to the ultimate capacity of the hot rolling line which depending on product mix will be in the order of 750,000 tpy.

Supporting Infrastructure

Power for the Smelter and Refinery will be supplied from a new power house being developed in conjunction with the Saline Water Conversion Corporation. This plant will be built on land adjacent to the industrial site at Ras Az Zawr and will supply electric power, potable water and desalinated water to the Project. The power house will be fuelled with natural gas supplied by Saudi Aramco in accordance with the key terms described in the Gas Allocation Letter.

Supporting infrastructure is divided into infrastructure which will be provided by the project for its own use; common infrastructure which will be provided by the Ma’aden Infrastructure Company under the Land Use and Services Agreement; and infrastructure developed by the Saudi Government and accessed by the Project under separate agreements. Key infrastructure provided in each category are:

Project provided:

•	IT&S (ERP and each plant MES)

•	Alumina loading and unloading equipment

•	Training Centre

•	Central Medical centre.

Provided by the MIC:

•	Land access

•	Common roads

•	Access to central communications

•	Ras Az Zawr single status village

•	Site drainage

Provided by the Saudi Government:

•	Railway for transport of bauxite from the Mine to the Refinery

•	Port infrastructure

SCHEDULE 8

Description of the Mine

The Al Ba’itha bauxite deposit is located in the Qassim province in the north eastern region of the Kingdom of Saudi Arabia, at latitude 27°55’N, longitude 43°41’E approximately 600m above sea level. It is approximately 450 km northwest of Riyadh.

The deposit has an overall strike length of approximately 105 km, trending in a northwest – southeast direction, with an identified width of approximately 5 km. The deposit comprises three main zones, the Northern Zone, Central Zone and Southern Zone, with each zone being approximately 30 km long. As on the Effective Date, Ma’aden holds mining concessions or licenses over the Southern Zone as set out in the map below.

Southern Zone Tenement Boundaries

No.	Code	Expiry Date	Current Status	Area hectares	Tenure Boundary Co-Ordinates
					Point	Latitude	Longitude
					A	27° 42’ 23.16”	43° 56’ 43.98”

6/Q	Site 1	13/02/2037	Granted	5,000	B	27° 44’ 37.29”	44° 00’16.73”
					C	27° 39’ 17.51”	43° 59’ 11.75”

					D	27° 41’ 31.57”	44° 02’ 44.48”

					C	27° 39’ 17.5”	43° 59’ 11.75”

					D	27° 41’ 31.57”	44° 02’ 44.48”

7/Q	Site 2	13/02/2037	Granted	5,000	E	27° 38’ 36.73”	43° 59’ 44.16”
					F	27° 39’ 20.84”	44° 00’ 54.16”

					G	27° 35’ 44.69”	44° 03’ 45.89”

					H	27° 37’14.55”	44° 06’ 8.58”

					H	27° 37’14.55”	44° 06’ 8.58”

8Q	Site 3	13/02/2037	Granted	4,700	G	27° 35’ 44.69”	44° 03’ 45.89”
					I	27° 31’ 20.1”	44° 07’ 15.77”

					J	27° 32’ 49.93”	44° 09’ 38.42”

Southern Zone Tenement Details

License to explore and investigate the feasibility of the Az Zabirah bauxite deposit was granted to Ma’aden in 1999 following a competitive tender. Mining licenses over three tenure areas covering the Southern Zone were granted to Ma’aden by the Minister for Petroleum and Mineral Resources on the 13/2/2007 for a period of 30 Hijjrah years (approximately 29 years and 1 month Gregorian). These licenses entitle Ma’aden to exclusive right of utilizing bauxite and annexed minerals existing in the licensed area.

The targeted bauxite production from the Al Ba’itha bauxite mine is approximately 4 million tonnes of bauxite per year, matched to the demand for bauxite to feed the Refinery. Relative to other world bauxite deposits, the ore has higher reactive silica content, balanced by reasonable alumina content. The deposit has a higher proportion of boehmite (monohydrated alumina) in relation to gibbsite (tri-hydrated alumina) than most bauxite. The geologic resources, at a grade cut-off of 40 percent total available alumina, have been estimated as 252 million tonnes in measured, indicated and inferred categories with an overall average grade of 47.8 percent total available alumina.

The Mine will be a conventional open pit operation with trucks and hydraulic excavators. It is expected that blasting of overburden and iron cap will be required. Processing at the Mine will include crushing and screening to a size distribution suitable for rail transport and further processing att he Refinery. Where possible, waste material will be stockpiled in mined out areas

The Mine infrastructure facilities will include site roads, drainage, bore field and water supply pipeline, reticulation of utilities, and the mine site village. The Mine infrastructure will also include two distinct groupings of support buildings, the industrial operations’ buildings, and the mine site village. The Mine infrastructure electricity will be produced by a diesel generating power unit adequately sized for the purpose.

SCHEDULE 9

Project Agreements

Agreement		Parties	Brief Description
Part 1 (a) - ANCILLARY AGREEMENTS - AT COST BASIS
Technology Arrangements

1	Technical Support - Refinery	Alcoa Inc. and Ma’aden / Refining Company	Agreement for technical support services being performed outside the Kingdom in respect of the Refinery. Agreement to be developed.

2	Technical Support - Smelter	Alcoa Inc. and Ma’aden / Smelting Company	Agreement for technical support services being performed outside the Kingdom in respect of the Smelter. Agreement to be developed.

3	Technical Support - Rolling Mill	Alcoa Inc. and Ma’aden / Rolling Company	Agreement for technical support services being performed outside the Kingdom in respect of the Rolling Mill. Agreement to be developed.

4	Technical Support (in-country) – Refinery	Alcoa entity and Ma’aden/Refining Company	Agreement for technical support services being performed in the Kingdom in respect of the Refinery. Agreement to be developed.

5	Technical Support (in-country) – Smelter	Alcoa entity and Ma’aden/Smelting Company	Agreement for technical support services being performed in the Kingdom in respect of the Smelter. Agreement to be developed.

6	Technical Support (in-country) – Rolling Mill	Alcoa entity and Ma’aden/Rolling Company	Agreement for technical support services being performed in the Kingdom in respect of the Rolling Mill. Agreement to be developed.
Shareholder Offtake and Marketing Arrangements

7	Cast House Users Agreement	Smelting Company, Rolling Company, Alcoa Affiliate and Ma’aden

Provision of casting and recycling services to the Rolling Mill and co-ordination of offtaker requirements.

Agreed Form to be included as a Schedule to the Framework Shareholders Agreement. Note that no payment is required pursuant to this Agreement.

Land Use and Support Services Agreements

8	Land Use and Services Agreement (“LUSA”)	Ma’aden Infrastructure Company (“MIC”) and Ma’aden (to be novated to the Companies)	Grant of land user rights to the Project over the Ras Az Zawr project site and provision of certain services and facilities by MIC. The cost basis is as set out in the LUSA.

Signed agreement in place.

9	Ma’aden Support Services Agreement	Ma’aden and The Companies	Provision of certain support services from Ma’aden to the Companies, with the exclusion of services covered by the LUSA.

To be developed.

10	Village Utilization Agreement	MIC and the Companies	Provision of user rights, facilities and other related rights in respect of the area representing the proposed village.

To be developed.
Part 1 (b) - ANCILLARY AGREEMENTS - COMMERCIAL TERMS BASIS Technology Arrangements

11	Interim Technology Licence Agreement for Refinery	Alcoa Inc. and Ma’aden	Interim technology licence in respect of the Refinery. To be in Agreed Form on signing the Framework Shareholders Agreement. No payment if superseded by full licence.

12	Interim Technology Licence Agreement for Rolling Mill	Alcoa Inc. and Ma’aden	Interim technology licence in respect of the Rolling Mill. To be in Agreed Form on signing the Framework Shareholders Agreement. No payment if superseded by full licence.

13	Technology Licence Agreement for Refinery	Alcoa Inc. and Ma’aden / the Refining Company	Agreement for relevant technology for the Refinery. To be developed.

14	Technology Licence Agreement for Smelter	Alcoa Inc. and Ma’aden / the Smelting Company	Agreement for relevant technology for the Smelter. To be developed.

15	Technology Licence Agreement for Rolling Mill	Alcoa Inc. and Ma’aden / the Rolling Company	Agreement for relevant technology for the Rolling Mill. To be developed.
Shareholder Offtake and Marketing Arrangements

16	Aluminium Purchase Agreement (Alcoa)	Alcoa Affiliate and Smelting Company	Purchase by Alcoa Affiliate of aluminium produced at the Smelter. To be in Agreed Form on signing the Framework Shareholders Agreement.

17	Aluminium Purchase Agreement (Ma’aden)	Ma’aden and the Smelting Company	Purchase by Ma’aden of aluminium produced at the Smelter. To be in Agreed Form on signing the Framework Shareholders Agreement.

18	Aluminium Purchase Agreement (Rolling Mill)	Rolling Company and Smelting Company	Purchase by the Rolling Company of aluminium produced at the Smelter. To be developed.

19	Sales Agency Agreement (Sales Outside KSA)	Alcoa Affiliate (as sales agent) and Ma’aden

Appointment of Alcoa Affiliate as Ma’aden’s sales agent for the sale outside Saudi Arabia of a portion of Ma’aden’s share of Smelter aluminium in consideration for the payment of a reasonable agency fee to be agreed.

To be developed.

20	Sales Agency Agreement (Sales Within KSA)	Ma’aden (as sales agent) and Alcoa Affiliate

Appointment of Ma’aden as the exclusive sales agent of Alcoa for sales in Saudi Arabia of that portion of Alcoa’s share of the Smelter aluminium to be sold to purchasers located inside Saudi Arabia, in consideration for the payment of a reasonable agency fee to be agreed.

To be developed.

Alumina Supply and Offtake Arrangements

21	Alumina Supply Agreement	Alcoa/Alcoa Affiliate (as supplier) and Smelting Company

Supply of alumina to the Smelter (in cases of shortfall, prior to Refinery start-up and force majeure), subject to terms and conditions including pre-condition for availability of adequate port facilities.

To be developed.

22	Alumina Purchase and Sales Agency Agreement	Alcoa/Alcoa Affiliate (as offtaker) and Smelting Company

Offtake by Alcoa or Alcoa Affiliate, of excess alumina not required by the Project, subject to terms and conditions including pre-condition for availability of adequate port facilities.

To be developed.

Part 2 - OTHER PROJECT AGREEMENTS

Technology Arrangements

23	Smelter Technology Transfer Agreement (“Smelter TTA”)	Aluminium Pechiney (“AP”) and Ma’aden Provision for novation to the Smelting Company

Grant by AP of a licence to use the process and the know-how, owned by AP, for the purposes of the Smelter and for the provision of relevant basic engineering services specific to the Smelter.

Signed agreement in place.

24	Smelter On-Site Assistance Agreement (“Smelter On-Site Assistance”)	Alumint and Ma’aden Provision for novation to the Smelting Company

Provision by Alumint of on-site assistance to procure, build and start up the Smelter using the process, know-how, design and engineering documentation provided under the Smelter TTA.

Signed Agreement in place.

25	Refinery Integrated Digestion and Evaporation Facility Basic Engineering	Hatch / Outotec Joint Venture and Ma’aden	Design of the digestion and evaporation facilities for the refinery to completion of Basic Engineering. Includes term sheet for the technology agreement. Signed agreement in place.

26	Refinery Process Design and Basic Engineering	WorleyParsons and Ma’aden	Design of the overall Refinery except for the digestion and evaporation areas to the completion of Basic Engineering. Signed agreement in place.
Infrastructure Agreements

27	Railway Co-operation Agreement (“RCA”)	Public Investment Fund (“PIF”); Saudi Railways (“SAR”) and Ma’aden

Construction and operation by PIF / SAR of the North South railway project from Al Jalamid to Ras Az Zawr, passing through Az Zabirah (“Railway Project”), for providing railway transportation services to the Project Company.

Signed agreement in place

28	Railway Transportation Agreement (“Rail TA”)	PIF, SAR and the Companies	Provision of affreightment services to the Companies, for the transportation of certain materials. To be developed.

29	Port Services Agreement	Saudi Port Authority, Port Concession Holder and the Companies	Provision of port infrastructure, facilities and services to the Project Company by the Saudi Port Authority / Port Concession Holder. To be developed.

30	MOU with the Royal Commission	Ma’aden, Royal Commission for Jubail and Yanbu.	MOU in respect of the proposed development and operation of infrastructure at Ras Az Zawr by the Royal Commssion. Signed MOU in place

Fuel Supply Agreements

31	Maaden and SWCC Combined Projects Sales Gas Allocation (“Gas Allocation Letter”)	Ma’aden, Saline Water Conversion Corporation and Saudi Aramco

Allocation of sales gas for the SWCC power station, smelter furnaces and refinery calciners as well as Arab Heavy Crude for the boiler house to be built in the refinery. This letter also sets terms on the project development and financing, with penalties for non-compliance.

Signed agreement in place.

32	Ma’aden, SWCC and SEC Basic Agreement	Ma’aden, Saline Water Conversion Corporation and Saudi Electricity Company

This agreement provides for the security of electricity supply from SWCC, construction of backup power plant dedicated to Ma’aden and the structure of the future power tariff.

Signed agreement in place.

33	SWCC Energy Conversion Agreement	Ma’aden and SWCC	Establishes tolling arrangements for Ma’aden gas allocation through SWCC power plant. Signed agreement in place.
Power Arrangements (with SEC)

34	MOU for Interconnection Agreement with SEC	SEC and Ma’aden	Interconnection agreement with SEC. Signed agreement in place.

35	Interim Power Supply Agreement	SEC and the Companies	Provision of construction power to the Project. Format developed per MPC. May be incorporated into SPSA (24).

36	Supplementary Power Supply Agreement	SEC and Ma’aden	Provision of permanent back-up supply from SEC to the Companies, for the purposes of the Complex. Draft developed and under negotiation.

37	Connection & Energisation Agreement for 380 kV substation	SEC and Ma’aden	Provision of connection of the 380kV substation to the SEC transmission system for delivering electricity between such transmission system and the Project. Signed agreement in place.

38	Connection & Energisation Agreement for Aluminium Project	SEC and Ma’aden

Provision of connection of the Project to the SEC transmission system at a specified connection point for delivering electricity between such transmission system and the Project.

Signed agreement in place.

39	Transmission and Distribution Assets Allocation Agreement	Ma’aden and the Companies

Provisions for distribution of responsibility between Ma’aden and the Companies in relation to the responsibility for financing, engineering, construction and operation and maintenance of the 380 kV Ras Az Zawr Substation and Overhead Line for the connection of the Project to SWCC.

Signed agreement in place.

40	SEC Confidentiality Agreement	SEC, Ma’aden and Alcoa	Confidentiality obligations in relation to information exchanged amongst the parties in connection with the power related agreements. Signed agreement in place with Ma’aden.

Transportation Agreement

41	Maritime Transportation Agreement(s)	Selected Supplier(s) and the Companies	Provision of maritime services to the Companies for the maritime transportation of materials. To be developed.

Supply Arrangements

42	Caustic Soda Supply Agreement(s)	Selected Supplier(s) and the Companies	Supply of caustic soda to the Companies for the purposes of the Project. To be developed.

43	Coal Tar Pitch Supply Agreement(s)	Selected Supplier(s) and the Companies	Supply of coal tar pitch for the purposes of the Project. Under development.

44	Carbon Block (Cathodes) Supply Agreement(s)	Selected Supplier(s) and the Companies	Supply of carbon block (cathodes) for the purposes of the Project. To be developed.

45	Aluminium Fluoride Supply Agreement(s)	Selected Supplier(s) and the Companies	Supply of aluminium fluoride for the purposes of the Project. Under development.

46	Calcined Coke Supply Agreement(s)	Selected Supplier(s) and the Companies	Supply of calcined coke for the purposes of the Project. Under development.

Engineering and Construction Arrangements

47	Smelter EPCM Agreement	Saudi Arabian Bechtel Company and Ma’aden; and Overseas Bechtel, Incorporated and Ma’aden	EPCM arrangements for the Smelter. Signed agreement in place

48	Refinery EPCM Agreement	Selected Supplier(s) and the Refining Company	EPCM arrangements for the Refinery. Currently out for bids.

49	Rolling Mill Feasibility Study	Fluor	To conduct a bankable feasibility study of the Rolling Mill. Signed agreement in place.

50	2009 marketing study – rolled products	McKinsey	Marketing study to assist with identification of final product mix for Rolling Mill in support of feasibility study. Signed agreement in place.

51	Conceptual engineering study for Rolling Mill	SMS Siemag	Equipment configuration and engineering design data to support feasibility study. Signed agreement in place.

Mining Licences

52	License No. 6/g dated 12/02/2007	Ministry of Petroleum & Mineral Resources and Ma’aden	Mining licence in respect of 50 Sq. Km Al-Zabirah (Area 1) site. Thirty (30) years in duration.

53	License No. 7/g dated 13/02/2007	Ministry of Petroleum & Mineral Resources and Ma’aden	Mining licence in respect of 50 Sq. Km Al-Zabirah (Area 2) site. Thirty (30) years in duration.

54	License No. 8/g dated 13/02/2007	Ministry of Petroleum & Mineral Resources and Ma’aden	Mining licence in respect of 47.76 Sq. Km Al-Zabirah (Area 3) site. Thirty (30) years in duration.

SCHEDULE 10

Project Economics

Part 1 - Estimate of Project Costs

Capital costs for the Project have been assessed according to the table below. Each sector of the Project is at a different stage of development, namely:

•	Mine and Refinery – FEL 2, estimate accuracy +/- 20%

•	Smelter – FEL 3, estimate accuracy +/- 10%

•	Rolling Mill – initial feasibility, factored estimate

•	Project infrastructure – factored estimate

These costs do not include the cost of financing or interest during construction.

Financing costs and interest during construction will be negotiated during the project financing and captured in the Base Case Model for the Project.

Aluminium Project Capital Estimate Summary

USD Millions

	Mine	Refinery	Smelter	Casthouse	Rolling Mill	Infrastructure	Total
Direct Costs	205	1,686	2,407	400	1,300	237	6,235
Indirect Costs	54	519	535		300	50	1,457
Contingency	23	303	297		150	15	787
Escalation		—			—
EPC/M Controlled Scope	282	2,508	3,239	400	1,750	302	8,480

Owner’s Team	6	57	106	—	60	20	249
TTA & OSA		21	168	—			189
Construction Office	2			—		5	7
Insurance				—		35	35
Owner’s Project Costs	1	6		—	5	3	15
Operations Team	1	42	24	—	40		107
Corporate Management				—		10	10
ERP				—		60	60
Start-up Raw Materials		15	100	—	50		165
Initial Working Capital	2	22	20	—	30		74
Operational Readiness Costs	4	12		—	10		26
Contingency	28	137	150	—	200	25	540
Escalation				—			—
Forex				—			—
Owner’s Reserves				—			—
Gap to Existing Scope			40				40
Owner Managed Costs	45	312	608	—	395	158	1,517

Total	327	2,819	3,847	400	2,145	460	9,998

Note: Project costs do not include financing costs or interest during construction

Part 2 - Pre-Financing Budget

The forecast of remaining costs to incorporation has been calculated on the assumption that incorporation will occur in conjunction with the Notice to Proceed for the Smelter and Rolling Mill at the end of June 2010. This is summarised in the table below:

Period	USD (Millions)	Key Activities
Q4 2009 Forecast	$45.5
H1 2010 Forecast	$287.0	Based on Smelter NTP 1st July 2010
Forecast to Incorporation	$332.5

This is made up of US$162 million of Project costs and US$125 million of Plant and Equipment, which includes allowances for the completion of the 380kV substation and transmission line as well as early works for the Smelter, Rolling Mill and Refinery.

Additional costs will be incurred between the NTP for Phase 1 and Financial Close. This budget will be developed and agreed between the Parties.

Part 3 - Project Model

The Project has prepared a Project Model for analysis of the Project. The Project Model is calculated before the effects of project financing and tax, using the following assumptions:

•Base Discount Rate (nominal)	9.0%
•Long- Term General Inflation CPI	2.5%
•Long-Term Metal Price Assumption (Nominal Terms - 2013)	2,248
•Alumina Price Assumption (% LME)	13.5%
•Credit Terms - Receivables (days)	30
•Payment Terms - Payables (days)	60
•Days of Inventory (days of cash cost)	15

Operating cash costs are calculated for the first year of full production as:

•Mine and Refinery (USD/tonne)	146
•Smelter (USD/tonne)	1,244
•Rolling Mill (USD/tonne excluding metal)	257

The results of the financial modeling are summarized below:

	Capex (US$ millions)	IRR (%)	NPV (US$ millions)
Smelter and Infrastructure(1)	4,706	14.0%	3,450
Rolling Mill	2,145	8.8%	(61)
Phase 1 Total	6,851	12.2%	3,389

Mine and Refinery	3,146	10.0%	384

Integrated Aluminium Project	9,997	11.6%	3,773

Notes:

(1)	Includes Casthouse $400M and Infrastructure $460M
(2)	Based on AP37 technology, AP39 in 2020

(3)	All results are nominal, pre-tax and ungeared

Further work is required on the Project Model to ensure alignment on the model structure and input assumptions prior to the development of the Base Case Model. The results shown above are preliminary only.

SCHEDULE 11

Ma’aden Existing Project Assets

1.	Permits

The following permits will be transferred to the Company by Ma’aden in accordance with the provisions of Clause 6.1 of the Agreement:

1.1	Industrial license – this is subject to update to reflect the current capacities and configuration of the Project

1.2	Mining Licenses (as defined in Schedule 9)

1.3	Water well drilling and extraction authorization

1.4	Access roads and rights-of-way, including right of way dated 29 May 2007 issued by Saudi Electric Company for the construction of a new 380kV and 230kV overhead transmission line from Jubail substation

1.5	Authorization for power generation for the Mine

1.6	Aviation clearance for high rise buildings proposed in respect of the Project

1.7	Environmental Permit for the Project – this is subject to update to reflect the current capacities and configuration of the Project

Application forms for any other permits relating to the Project, submitted to KSA Governmental Authorities by Ma’aden or its Affiliates prior to the Effective Date and additional permits that may be issued to Ma’aden or its Affiliates in respect of the Project pursuant to pending application forms filed by Ma’aden prior to the Effective Date, shall be transferred to the Company on its formation.

2.	Physical assets

The following physical assets will be transferred to the Project Company by Ma’aden in accordance with Clause 6.1:

2.1	Ma’aden Aluminium Project interest in the 380 kV substation and associated infrastructure

3.	Agreements and allocation letters

Agreements and allocation letters as described in Schedule 9 will be transferred or novated to the Project Company by Ma’aden in accordance with Clause 6.1

SCHEDULE 12

Alcoa Existing Project Assets

No assets.

SCHEDULE 13

Pre-Incorporation Development Committee, Project Account and Steering Committees

Part 1 – Development Committee Procedures

1.	Definitions

In this Schedule 13, the following terms shall have the following meanings:

“Deadlock” for the purposes of this Schedule 13 shall bear the meaning stated in paragraph 9.

“Member” means a member from time to time of the Development Committee.

“Project Executive Director” means the project director appointed by the Development Committee, being a member of the Steering Committees.

“Steering Committee” means the working group which shall be drawn from the Project team under the general authority and supervision of the Development Committee for each of the Mine/Refinery, the Smelter and the Rolling Mill.

2.	Appointment of the Development Committee

(a)	Prior to incorporation of the Company and appointment of the Board of Managers, the development of the Project shall be managed by the Development Committee. The Development Committee shall consist of five (5) Members. Promptly after the Effective Date, the required appointments shall be made such that Ma’aden will appoint three (3) Members and Alcoa will appoint two (2) Members.

(b)	Ma’aden shall appoint the Chairman of the Development Committee.

(c)	All appointments of Members shall be effected by written notice to the other Party.

(d)	Unless otherwise agreed between the Parties, vacancies will be promptly filled by the Party having the right to appoint a Member to the vacant seat, such that the composition of the Development Committee shall at all times be in accordance with this Schedule 13.

(e)	The Party who appointed a Member may remove that Member at any time by written notice to the other Party. In the event that a Member is removed or resigns or becomes incapacitated or otherwise unable to serve for any reason, the Party who appointed him shall promptly appoint a replacement.

3.	Authority of the Development Committee

3.1	Authority

(a)	The Members shall have full authority to act on behalf of the Parties, in accordance with the terms and conditions of the Agreement and this Schedule 13.

(b)	The Development Committee shall have authority to bind the Parties in relation to the Project within the framework of the authorities and responsibilities specified below:

(i)	The Development Committee shall be responsible for:

(A)	overall coordination for the development of the Project;

(B)	appointing the Project Executive Director, the Director, Project Governance, and such other executive positions as it deems necessary;

(C)	establishing the Steering Committees, whose charter is set forth at Part 3 of this Schedule 13;

(D)	setting budgets for Project development costs;

(E)	setting and revising guidelines for the Steering Committees; and

(F)	reviewing the progress of the Steering Committees.

(ii)	The Development Committee shall have authority to approve Development Committee Funding Calls.

(iii)	The Development Committee shall have authority to approve expenditures and payments to be made on behalf of the Project and reimbursed as set out in Clause 13 of the Agreement.

(iv)	The Development Committee shall have authority to approve the entry into third party contracts by either Shareholder on behalf of a Company in connection with the Project.

(v)	The Development Committee shall have authority to approve any Project Agreement.

(vi)	The Development Committee will review a recommended authorities matrix for commitments and payment approvals which, if approved by the Development Committee, will be delegated to the Project Director appointed by the Development Committee and to members of the Steering Committees.

(vii)	Commitments made by the Project Director and/or the Steering Committees consistent with their delegated authority shall be reported to the Development Committee at the next meeting after the commitment.

(viii)	Requests for the approval of commitments above delegated authority level shall be submitted to the Development Committee in a standard format to be specified by the Development Committee.

(ix)	Upon approval by the Development Committee of commitments, the Chairman of the Development Committee shall issue, under his signature, an extract of the minutes confirming the approval.

(x)	Members of the Development Committee shall be responsible for keeping the respective Shareholders well informed on all aspects of the Committee’s operations, decisions and commitments.

3.2	Voting Thresholds

(a)	Subject to paragraphs 3.2(b) and 4(g) below, each Member shall have one (1) vote, and the Chairman of the Development Committee shall not have any additional voting power (including any casting vote) by virtue of his position.

(b)

Subject to paragraph 3.2(c), the Development Committee shall adopt its resolutions with the affirmative simple majority vote of the Members being present in person or by proxy, and entitled to vote, at a duly convened meeting of the Development Committee at which a quorum is present (or in the case of a written resolution taken without a Development

Committee meeting, the total number of Members). The decisions requiring the affirmative simple majority vote of the Members shall comprise all such decisions of the Members other than those for which a special majority resolution is required pursuant to paragraph 3.2(c) below.

(c)	The following decisions shall require the affirmative special majority vote of seventy five per cent (75%) of the Members being present in person or by proxy, and entitled to vote, at a duly convened meeting of the Development Committee at which a quorum is present or in the case of a written resolution taken without a meeting of the Development Committee, seventy five per cent (75%) of the Managers entitled to vote:

(i)	Approval of the Project Budget and any material change thereto having a value in excess of the lower of fifty million US Dollars (US$ 50 million) or ten (10) percent of the Project Budget; and

(ii)	Approval of any Construction Agreement to be entered into after the Effective Date having a value in excess of fifty million US Dollars (US$50 million).

4.	Meetings of the Development Committee

(a)	The Chairman of the Development Committee shall appoint a secretary to circulate to the Members a proposed agenda for each Development Committee meeting along with notice of such meeting at least seven (7) days prior to the commencement of the meeting, which agenda shall include:

(i)	standing agenda items (including, as appropriate, review of previous meeting minutes, Project reports, incorporation of the Company status report, and any other relevant business);

(ii)	matters for approval, including authorisation of any Development Committee Funding Calls;

(iii)	special business matters; and

(iv)	any papers to be considered by the Development Committee at such meeting.

(b)	The Project Executive Director, the Director, Project Governance and the chairs of each Steering Committee and their deputies (or their respective designees) will attend each Meeting of the Development Committee.

(c)	Any Member may propose additional items for the agenda not less than three (3) days prior to the meeting, following which the secretary shall circulate to the Members the revised agenda for the meeting. Except as may be agreed by all Members present and entitled to attend and vote at a meeting of the Development Committee, no resolution or business shall be passed or transacted at any such meeting that is not included in the agenda for such meeting.

(d)	No business shall be transacted at any duly convened meeting of the Development Committee unless a quorum is present. The quorum for the transaction of business at any meeting of the Development Committee shall be at least one (1) Member appointed by each Shareholder. The Parties shall use reasonable endeavours to ensure that the Members appointed by them attend each meeting of the Development Committee and that a quorum is present throughout the meeting.

(e)	The secretary shall circulate the minutes of each meeting to all Members within three (3) days after the meeting. Each Member shall respond within five (5) days of receipt, either countersigning the minutes to confirm agreement to their contracts or raising comments, as appropriate.

(f)	Meetings of the Members may be held by conference call or video conference. Meetings of the Members shall be held on a monthly basis, on the second Monday of each month, unless all Members agree otherwise. Any Member may request an additional meeting by giving ten (10) days written notice to all other Members, unless all other Members agree a shorter time period for such notice.

(g)	Meetings of the Members shall be held at the Project offices in Al-Khobar in the Kingdom, or at such other places as may be agreed by the Shareholders. Meetings shall be held at such times as specified by the Chairman of the Development Committee. The notice shall include the agenda and all documents pertaining to the business to be transacted at the meeting. The Development Committee may waive or modify the requirement for notice (including the duration of the notice) with the written consent of all the Members either prior to or at the commencement of the meeting and before any other business is transacted.

(h)	A Member may grant a proxy to any other Member appointed by the Party appointing such Member to attend meetings of the Development Committee and to vote on his behalf.

(i)	The resolutions of the Development Committee shall be laid down in writing in the English language, and if Ma’aden so requires, in the Arabic language.

(j)	Resolutions of the Members may be passed by written resolution.

5.	Steering Committees

(a)	The Development Committee shall establish the Steering Committees to carry out day-to-day Project development activities under the general authority and supervision of the Development Committee.

(b)	The Steering Committees shall act in accordance with the instructions and guidelines of the Development Committee and within the authority delegated by the Development Committee.

(c)	The Steering Committees shall continue to operate until such time as the Parties agree to disband them.

(d)	A Mine/Refinery, Smelter and a Rolling Mill Steering Committee will each be commissioned by the Development Committee pursuant to this Schedule 13.

(e)	Steering Committee Membership and Procedures:

(i)	Each Steering Committee shall consist of six (6) members in total, with 3 members appointed by Ma’aden and 3 members appointed by Alcoa, each by written notice to the other Party. Each Party may designate one (1) alternative member, who may attend in substitution for an absent member appointed by his Party. Alcoa will appoint the Chair of each Steering Committee.

(ii)	Each Steering Committee will meet at least once per calendar month at the Project offices in Al-Khobar, Saudi Arabia, or such other location as may be mutually agreed between the Parties from time to time. Meetings will generally be in person, but may be held by video conference or teleconference.

(iii)	At meetings of each Steering Committee, a quorum shall be constituted by the attendance of at least one representative of each Party.

(iv)	Each Steering Committee shall be responsible for:

(A)	overall coordination and for the development of its respective part of the Project;

(B)	setting budgets for development costs for its respective part of the Project; and

(C)	reporting project progress and issues to the Development Committee, and making recommendations for decisions to the Development Committee (where such decisions are not within the delegated authority of the Steering Committee).

(v)	Individuals who are engaged in the Project may be invited to attend Steering Committee meetings for the purpose of presenting reports or recommendations to the Steering Committee, or receiving direction from the Steering Committee. Advisors may accompany the Steering Committee members as required

(vi)	The Steering Committees may establish sub-committees if considered appropriate to assist the Steering Committees in discharging its responsibilities.

(vii)	The Steering Committee Chairman will circulate an agenda for each meeting at least ten (10) days prior to the commencement of the meeting, which agenda shall include:

(A)	Standing agenda items (including, as appropriate, review of previous meeting minutes, Project report, approvals required and any other relevant business);

(B)	Matters for approval; and

(C)	Special business.

(viii)	Any member of the Steering Committee may propose additional items for the agenda not less than six (6) days prior to the meeting, following which the Steering Committee Chairman shall circulate to the members a revised agenda for the meeting.

(ix)	Papers for consideration by the Steering Committee shall be issued with the agenda, at least four (4) days prior to the meeting unless a shorter period is agreed upon by all members.

(x)	Unless otherwise agreed by all members present at a Steering Committee meeting, no resolution or business shall be passed or transacted at any such meeting that is not included in the agenda for such meeting.

(xi)	A decision of the Steering Committee shall require consensus between the members of the Steering Committee in attendance.

(xii)	If a resolution in connection with any matter is considered at any meeting of the Steering Committee and not passed, any member can refer it to the Development Committee.

(xiii)	Each Steering Committee Chairman shall appoint a Secretary to prepare minutes of each meeting. The minutes of each meeting shall be circulated to all members within three (3) days after the date of the meeting. Each member shall respond within five (5) days of receipt, either to confirm agreement to their contents or raising comments if appropriate.

(xiv)	Each Steering Committee Chairman shall consider comments received on the draft minutes and shall issue final minutes to all members within fourteen (14) days of the meeting. Each member shall either countersign the minutes (electronic, facsimile or PDF signatures are acceptable) or, in the event that members of the Steering Committee disagree on the content of a minute from the meeting, the disagreement will be advised to the Chairman and shall be included in the agenda of the following meeting for resolution.

(xv)	Members of each Steering Committee are responsible for keeping the respective Parties well informed on all aspects of the Steering Committee’s operations and decisions. Each Steering Committee Chairman will attend meetings of the Development Committee (and, eventually the Board) and will report on such Steering Committee’s activities.

6.	Project Integration and Executive Council

(a)	The Project Integration and Executive Council (the “Council”) will facilitate the coordination of the three elements of the Project, and the Project interfaces with shared site infrastructure.

(b)	The Council will be composed of the three Steering Committee Chairmen, the three Steering Committee Deputy Chairmen, the Project Director – Project Systems and Project Services, and the Project Executive Director, who will serve as the chair of the Council.

(c)	The Council will meet as frequently as required.

7.	Costs

(a)	Each Party shall bear the costs incurred by its appointed Members in connection with their attendance at meetings of the Development Committee, including travel and accommodation costs.

(b)	Administrative costs incurred by the Development Committee shall constitute Pre-Incorporation Development Costs.

8.	Winding up

(a)	The Development Committee may be wound up at any time on the agreement of the Parties, subject to the prior reconciliation of expenditures made and committed by the Parties to date.

(b)	The Development Committee shall be wound up on incorporation of the relevant Company and appointment of the Board of Managers.

(c)	The Steering committees may be wound up by agreement of both Parties and the reconciliation of expenditures.

9.	Deadlock

(a)	If a resolution with respect to any proposed action or omission by the Development Committee that constitutes a matter requiring affirmative special majority decision by the Development Committee, as identified in paragraph 3.2(c) above, is proposed at two (2) consecutive meetings of the Development Committee and such resolution (as it may be amended or supplemented) is not approved at either of such meetings, such situation shall be considered to constitute a “Deadlock” for the purposes of this Schedule 13.

(b)	Any Shareholder whose appointed Members have not voted against or abstained from voting in respect of a resolution that has resulted in Deadlock, may during the period of thirty (30) days after such Deadlock has arisen (but not after such period) request that the chief executive officers of the ultimate parent companies of each of the Parties or their representatives, specifically designated for the purpose of resolving the Deadlock shall meet within a further fifteen (15) days to negotiate in good faith with a view to resolving the Deadlock.

(c)	A Deadlock shall not be submitted to, or be capable of resolution by, arbitration under this Agreement, provided that, any dispute with respect to the compliance by the Parties with their obligations under this paragraph 8 may be subject to arbitration pursuant to Clause 21.3 of the Agreement.

(d)	The rights and remedies of the Parties under this paragraph 8 shall be the exclusive rights and remedies of the Parties with respect to any Deadlock of the Development Committee.

Part 2 – Payment Mechanism

1.	Within seven (7) days of the Effective Date, the Parties shall open the Project Account. The initial deposit in the Project Account shall be USD 5 (five) million, which shall be paid by each Party in proportion to their Shareholder Percentage.

2.	Subsequently, the Project Account shall be funded by deposits from the Party in accordance with each Development Committee Funding Call. The Parties shall make payments in proportion to their Shareholder Percentage.

3.	Each Party shall designate two (2) persons as authorised signatories for the Project (each an “Authorised Signatory”). One (1) Authorised Signatory designated by each Party will be required to sign all bank instruments and any other related documentation in connection with the Project Account.

4.	Payments out of the Project Account shall:

(a)	be subject to the approval of the Development Committee; and

(b)	be effected on the basis of an approved Project payment request in a form to be agreed to by the Parties, and all such payment requests shall be supported by copies of orders, invoices and Development Committee approvals, as applicable.

5.	A schedule of payments effected out of the Project Account in any given month shall be submitted to the Development Committee on a monthly basis.

Part 3 - Project Organisation (graphic depiction)

The attached PowerPoint illustrates the current working model for the Project organisation.

ALCOA

MA'ADEN معادن

Alumco Project Organizational Timeline

November 2009

Alcoa Confidential

ALCOA

Principles

MA'ADEN معادن

- Separate lines of reporting for the Project and Operational readiness teams reporting to the JV Business Steering Committee.
- Strong Interface between the Project and Operational readiness teams.
- Governance structure (PMO) to oversee the 3 main Projects as well as the external, and inter-related projects (Port, rail, power & water).
- Steering Committee for each project reporting to the Development Committee (or Company Board post-formation).
- Common functional services part of Project structure for the Duration of the project. (Cost control, Finance, HR, Administration).
- Common Services transferred to Operations at the appropriate time/milestone.
- Any council or decision making body at any level should have joint representation of the owners

November 2009

ALCOA

Principles (cont'd)

MA'ADEN معادن

- Common Stage Gate process & reporting for all projects.
- Any Council or decision-making body at any level should have joint representation of the owners.
- A Joint effort in recruiting the agreed roles: "best person " for the role.
- Structure to be based on what's best for the success of the projects.
- The project must have a formal approach to Training and placing Saudi' into learning environments.
- Common Public Relations & Communications.
- A common Business / Project model is to be used for the project evaluations.

November 2009

Color Code

Chaired by Ma'aden Nominee

Chaired by Alcoa Nominee

Ma'aden nominated

Alcoa nominated

To be handled by the unit

Nomination process:

Based on the common objective to achieve a successful project. Candidates can be proposed by, or sourced from either party or externally. One owner nominates and the other owner approves or rejects until consensus. The Partnership approach must guide this process.

Two types of charts follow, one explains the direct lines of reporting between individuals; the second describes the governing lines between owner's committees and individuals.

Temporary reporting line

Oversight reporting line

Direct reporting line

Project Organization – Governance

Owner Ma'aden
Development Committee/Company Board of Managers
Owner Alcoa
Project integration & Executive Council**
** composed of the 3 SC chairs + 3 SC deputy chairs + Project Director, Project Systems + VP Projects (Chair)
Project Executive Director/ VP Projects
President (post-formation)
Project Manager IT
Project Director, Project Systems and Project Services
Mine/Refining Steering Committee
Project Director, Mining / Refining
Smelter Steering Committee
Project Director, Smelting
Rolling Mill Steering Committee
Project Director, Rolling Mill

Project Governance

Governance is structured in two tiers:

- Company Board of Managers focusing on business aspects, and Steering Committees focusing on Project Delivery.
- Steering Committees have a Project Integration & Executive Council to fill gaps between the three projects and to provide oversight for the Project Systems, Project Services, and IT areas.

ALCOA

MA'ADEN معادن

Project Timeline – Post JVA Signing

The Project Executive Director needs to be empowered by the development committee to implement the organization that will deliver the project safely on budget, on scope, on time.

Confidentiality agreement signed
JVA initialing
04/ 2009
07/ 2009
Q4 2009
06/ 2010
06/ 2011
Q4/ 2012
Q1/ 2013
Q4/ 2013
Q4/ 2014
MOU signed

The right hand side project directors need sufficient authority to execute their projects to deliver the required outcomes.

The project systems box on the left hand side is focused on developing systems and providing them to the projects. The corresponding functions in the projects will then use these systems.

Post JVA Initialing

Alcoa Confidential

Project Organization - Post JVA Signing

Owner Ma'aden
Development Committee
Owner Alcoa
Project Executive Director
Project Systems
Director Finance (Cost reporting, cash calls, Treasury, liaison with Lenders, audit, but payables are with the projects)
Director HR for Alcoa provided resources
Director HR for Ma'aden, Ind. Security
Director HSE
Director Commercial
Director Risks
Public Affairs and Communication
Each Project Director has an HR, HSE, Risk and Finance Managers directly reporting to him with a dotted line to the central functional managers
Project Director, Systems & Integration:
1-Interface SWCC-SEC-Port-Infraco-Rail, etc.
2- Everything that is not inside the 3 project scopes
3-Gate reviews
Project Manager IT
Project Director, Mining / Refining
Project Director, Smelting
Project Director, Rolling Mill
Project Execution Team Mining/Refining
Operational Readiness Team Mining/Refining
Project Execution Team Smelting
Operational Readiness Team Smelting
Project Execution Team Rolling
Operational Readiness Team Rolling

ALCOA

MA'ADEN معادن

Project Timeline – Post Company Incorporation

Company Board of Managers replaces the Project Development Committee

JVA signing
JVA initialing
Company Incorporation
04/ 2009
07/ 2009
Q4 2009
06/ 2010
06/ 2011
Q4/ 2012
Q1/ 2013
Q4/ 2013
Q4/ 2014

The President begins to build the Business Organization focusing on systems and processes to support the three project companies.

This is in addition to the ongoing Project Organization but does not duplicate the functions.

Post JVA Initialing

Post JVA Signing

Post Company Incorporation

Alcoa Confidential

Project Organization - Post Company Incorporation

Owner Ma'aden
Company Board of Managers
Owner Alcoa
VP Projects
President
Business Focus
Public Affairs and Ext. Communication
VP Finance, IT (com. syst.& business systems)
VP HR for Ma'aden, Ind. Security
Legal ,Audit
Director HR for Alcoa provided resources
Director Finance (Cost reporting, cash calls, IT, Treasury, liaison with Lenders, audit, but payables are with the projects)
Project Director, Systems & Integration:
1-Interface SWCC-SEC-Port-Infraco-Rail, etc.
2- Everything that is not inside the 3 project scopes
3-Gate reviews
Director HSE
Director Risks
Director Commercial
Each Project Director will have an HR , HSE, Risk and Finance Managers directly reporting to him with a dotted line to the central functional managers
Project Manager IT
Project Director, Mining / Refining
Project Director, Smelting
Project Director, Rolling Mill
Project Execution Team Mining/Refining
Operational Readiness Team Mining/Refining
Project Execution Team Smelting
Operational Readiness Team Smelting
Project Execution Team Rolling
Operational Readiness Team Rolling

ALCOA

MA'ADEN معادن

Project Timeline – Post Company Incorporation and on achieving specific milestones

Operations teams join Business Organization
Under the VP Operations the Operational Readiness Teams will split off from the Project Organization and become part of the Business Organization after achieving specific milestones

Smelter FHM
04/ 2009
07/ 2009
Q4 2009
06/ 2010
06/ 2011
Q4/ 2012
Q1/ 2013
Q4/ 2013
Q4/ 2014
Post JVA Initialing
Post JVA Signing
Post Company Incorporation
Post Company Incorporation and on achieving specific milestones

Alcoa Confidential

10

Post Company Incorporation and on achieving specific milestones

Owner Ma'aden
Company Board of Managers
Owner Alcoa
VP Projects
President
Director Finance (Cost reporting, cash calls, IT, Treasury, liaison with Lenders, audit, but payables are with the projects)
Director HSE
Director Risks
Director Commercial
Project Director, Governance & Integration
Public Affairs and Ext. Communication
Legal, audit
VP, HR, Industrial Security
VP Finance, IT (com. syst.& business systems)
VP Operations
Milestones to move the Readiness Team over for each project:
- Company infrastructure in place
- Engineering 95% completed
- Not later than 12 months before commissioning begins
- Not before the owners team move to site
Project Director, Mining / Refining
Project Execution Team Mining/Refining
Project Director, Smelting
Project Execution Team Smelting
Project Director, Rolling Mill
Project Execution Team Rolling
Each Project Director will have an HR , HSE, Risk and Finance Managers directly reporting to him with a dotted line to the central functional managers
Operational Readiness Team Mining/Refining
Operational Readiness Team Smelting
Operational Readiness Team Rolling

ALCOA

MA'ADEN معادن

Project Timeline – Project Close Out

Project Close Out
VP Projects proceeds with the project close out reporting directly to the Company Board of Managers maintaining project scope and budget

Smelter project closeout (example)

04/ 2009 | 07/ 2009 | Q4 2009 | 06/ 2010 | 06/ 2011 | Q4/ 2012 | Q1/ 2013 | Q4/ 2013 | Q4/ 2014

- Post JVA Initialing
- Post JVA Signing
- Post Company Incorporation
- Post Company Incorporation and on achieving specific milestones

Alcoa Confidential

ALCOA

MA'ADEN معادن

Project Close Out Organization

Owner Ma'aden
Company Board of Managers
Owner Alcoa
President
VP Projects
Closeout Team
Operation Team
Admin Team
Closeout Team
Operation Team
Admin Team
Closeout Team
Operations Team
Admin Team
Sales & Marketing Team
Project common services
Finance, & IT
Admin (HR, Industrial Security, Government Affairs)
HSE
Internal Audit
Legal
Commercial
VP Operations (COO)
Shared Services Engineering & maintenance
VP/GM/MD Mining / Refining
VP/GM/MD Smelting
VP/GM/MD Rolling Mill

***Note**: operational titles (e.g. VP vs. GM vs. MD) to be harmonized with Ma'aden organizational structure*

ALCOA

MA'ADEN معادن

Project Timeline – Project Steady State

Project Steady State
VP Projects position no longer required, President is the CEO of the 3 Companies reporting directly to the Company Board of Managers

Smelter steady state (example)

04/ 2009 | 07/ 2009 | Q4 2009 | 06/ 2010 | 06/ 2011 | Q4/ 2012 | Q1/ 2013 | Q4/ 2013 | Q4/ 2014

- Post JVA Initialing
- Post JVA signing
- Post Company Incorporation
- Post Company Incorporation and on achieving specific milestones
- Post Smelter Project Closeout

Alcoa Confidential

Project Steady State Organization

Owner Ma'aden
Companies Board of Managers
Owner Alcoa
President (CEO for the 3 companies)
Common services
Finance, & IT
Admin (HR, Industrial Security, Government Affairs)
HSE
Internal Audit
Legal
Commercial
VP Operations (COO)
Shared Services Engineering & maintenance
VP/GM/MD Mining / Refining
VP/GM/MD Smelting
VP/GM/MD Rolling Mill
Operation Team
Admin Team
Operation Team
Admin Team
Operations Team
Admin Team
Sales & Marketing Team

Note: *operational titles (e.g. VP vs. GM vs. MD) to be harmonized with Ma'aden organizational structure*

Project Organization by Legal Entity – Governance

Owner Ma'aden
Owner Alcoa
Note: 3 Boards expected to have common membership
Mine/Refining Board
Smelter Board
Rolling Mill Board
Mining and Refining
Smelting
Rolling Mill

President is a non-voting member of the Board

ALCOA
MA'ADEN معادن
Alumco Project Organizational Timeline

END

SCHEDULE 14

Alcoa Services

Part 1 - Alcoa Services

In addition to (a) participation in the Development Committee and on the Mine/Refinery, Smelter and Rolling Mill Steering Committees under Schedule 13; (b) the technology licensing and assistance being provided pursuant to the interim Technology Licenses; and (c) services to be provided under various Ancillary Agreements, the following are the services that Alcoa anticipates providing to the Companies:

1.	Engineering and Construction Phase

1.1	General Services

(a)	Project execution leadership in all three Steering Committees, and at overall Project level including through deputation of experience personnel where needed

(b)	Contribute experienced technical, financial, energy, managerial, marketing, raw material procurement and other resources to the owner’s team

(c)	Design engineering and construction peer review teams; Monitoring of construction progress and development of remedial plans where required

(d)	Procurement advisory services

(e)	Development of EPC/EPCM bid packages and evaluation of bid submissions

(f)	Negotiation assistance, both with potential EPCs/EPCMs, but also with other contractors and power supplier(s);

(g)	Assistance on Project Financing process, including financial work on bankable feasibility studies

(h)	Advise on sales and marketing (critical for Rolled Products)

(i)	Research and Development linkage to Alcoa’s worldwide research facilities and product development activities

(j)	Assistance on Human Resources (HR) systems/standards/practices , including, (i) Strategic HR activities, including developing long-term hiring/sourcing, employment and training plans; (ii) Tactical HR activities, including identifying Alcoa and other industry resources to assist during engineering and construction; and (iii) Facilitate training assignments and secondments for operating staff at Alcoa facilities

(k)	Disclosure of non-confidential improvements and innovations

(l)	Environmental , health and safety services

(m)	Any other services or assistance (including inter-alia any services in the nature of business advisory services and management services)as mutually agreed to by both parties

1.2	Mine/Refinery-specific Services

(a)	Refinery technology and design elements required following RTA’s withdrawal

(b)	Leverage engineering work done previously on refinery projects, expected to result in time and cost savings to Project

(c)	Initiate planning to provide an experienced commissioning team to ensure a smooth start up.

(d)	Any other services or assistance as mutually agreed to by both parties

1.3	Smelter-specific Services

(a)	Provide significant assistance in managing the Bechtel relationship – this will leverage Alcoa’s experience with Bechtel on the Fjarðaál Project in Eastern Iceland, and should improve Bechtel’s accountability and performance and result in budget savings to Project

(b)	Smelting technology and design elements required following RTA’s withdrawal

(c)	Initiate planning to provide an experienced commissioning team to ensure a smooth start up

(d)	Smelting technology and design elements required following RTA’s withdrawal including the design changes implemented to achieve high amperage and high energy efficiency as implemented in Alcoa high amperage smelters including the Fjardaal smelter.

(e)	Any other services or assistance as mutually agreed to by both parties

1.4	Rolling Mill (including Casthouse and Metal Recycling / Dross Processing)

(a)	Provide critical equipment configurations based on Alcoa best practices, operating experience and critical proprietary technology, develop and provide detailed equipment specifications for major CAPEX pieces of equipment, said specifications to comprehend critical process / quality requirements needed to produce can sheet and end and tab products , provide detailed input into equipment layouts, process and material flow , scrap handling etc. . Optimize CAPEX investment by eliminating unnecessary CAPEX (e.g. elimination of edge scalping , minimization of Cast house CAPEX via EMC technology., etc. ) through the integration and use of proprietary Alcoa technology. Alcoa will provide subject matter experts to provide detailed know how for all sections of the mill to ensure that the mill will be capable to produce the can products targeted.

(b)	Provide Alcoa’s proprietary designs for UBC scrap recycling equipment as well specialized and proprietary equipment for casting , filtration, metal treatment, and dross processing. Said equipment will represent state of the art technology and know how based off Alcoa best practices, proprietary technology and expertise.

(c)	Participate in an integrated team (Alcoa subject matter experts and Ma’aden employees) in a parallel approach going forward to reach Financial Closure in the required time, including (i) engaging OEMs for engineering on the rolling and casting /ancillary equipment ; (ii) engaging an engineering firm for engineering of infrastructure, buildings and facility elements; and (iii) engaging and guiding consultants to establish market data to determine product mix and speed of ramp up to full production of mainly sophisticated sheet for can production. Technical engagement will include detailed engineering inputs based on Alcoa experience such as typical emissions levels, consumption levels, supporting utilities requirements and the like . Marketing engagement will include the supply of Alcoa proprietary market data on the RCS market including RCS sheet demand knowledge in MENA, Europe and Asia.

(d)	Initiate planning to provide an experienced commissioning team to ensure that the mill will produce customer accepted products from the earliest date possible. This should eliminate technical problems from the ramping up period to the minimum necessary to capture the envisaged market share.

(e)	Any other services or assistance as mutually agreed to by both parties

2.	Start-up and operation phase

2.1	General Services

(a)	Deploy high-functioning, experienced commissioning teams to Mine/Refinery, Smelter and Rolling Mill to start up facilities as efficiently, safely and effectively as possible

(b)	Provide assistance in hiring/sourcing training and developing the operating company’s workforce

(c)	Provide experienced resources for key managerial positions (across all material functions) as needed including through deputation of experience personnel where needed

(d)	Provide access to Alcoa’s system of operational development and relevant personnel to maintain competiveness (as reflected inter-alia through cost of production, downtime etc.) of the assets deployed across all three project elements

(e)	On request, review relevant operational data from the Companies and provide feedback on specific aspects

(f)	Provide access to product development know-how, particularly for rolled products

(g)	Provide technical sales support, particularly for rolled products

(h)	Provide access to Alcoa’s worldwide leveraged procurement initiatives

(i)	Provide access to Alcoa’s operating procedures / quality control procedures /any other relevant best practices in order for the companies to establish their governance framework, internal policies & procedures

(j)	Dispatch of subject matter experts on short term assignments (on request)

(k)	Research and Development linkage to Alcoa’s worldwide research facilities and product development activities

(l)	Assistance on Human Resources (HR) systems/standards/practices including, (i) Strategic HR activities, including developing long-term hiring/sourcing, employment and training plans; (ii) Tactical HR activities, including identifying Alcoa and other industry resources to assist during engineering and construction; and (iii) Facilitate training assignments and secondments for operating staff at Alcoa facilities

(m)	Environmental, health & safety services

(n)	Raw material procurement, Marketing and logistics services

(o)	Finance / Accounting & Control / Treasury & Risk Management Services

(p)	Disclosure of non-confidential improvements and innovations

(q)	Any other services or assistance (including inter-alia any services in the nature of business advisory services or management services) as mutually agreed to by both parties

2.2	Mine/Refinery-specific Services

(a)	Pre-train key managers and operators to ensure smooth Refinery start-up including through on-site training

(b)	Deploy experienced Mine/Refinery start-up team

(c)	Provide technological, technical and managerial linkage to Alcoa’s world-wide Mining and Refining system, which mines in excess of 35 million MTPY of bauxite, and refines in excess of 15 million MTPY of alumina

(d)	Any other services or assistance as mutually agreed to by both parties

2.3	Smelter-specific Services

(a)	Pre-train key managers and operators at Alcoa’s AP smelters around the world to ensure smooth Smelter start-up

(b)	Deploy experienced Smelter start-up team

(c)	Provide smelter-casthouse quality system and best practices for controlling metal purity and primary aluminum product qualification into London Metal Exchange (LME)

(d)	Provide technological, technical and managerial linkage to Alcoa’s world-wide Smelting system, which produces in excess of 4.5 million MTPY of primary aluminum

(e)	Marketing and logistics services

(f)	Any other services or assistance as mutually agreed to by both parties

2.4	Rolling Mill

(a)	Pre-train key managers and operators at Alcoa’s can sheet rolling mills around the world to ensure smooth start-up of the cast house and rolling mill.

(b)	Deploy experienced Rolling Mill start-up team (Subject Matter experts) during commissioning and start-up phases.

(c)	Provide personnel, laboratory and customer linkages necessary to qualify a new can stock facility

(d)	Provide technological, technical and managerial linkage to Alcoa’s world-wide Rolling system, which includes the premier can end, tab and body stock manufacturing plants

(e)	Provide proprietary Alcoa Technology necessary for the operation of the mill. This proprietary technology includes access to Alcoa Proprietary:

(i)	EMC casting technology (High productivity equipment hardware modifications made by Alcoa, casting practices)

(ii)	EMC mold technology

(iii)	Molten metal filtration technology and practices

(iv)	Molten metal degassing technology and practices

(v)	Modified alloy chemistries to maximize scrap content & associated processing paths to still meet customer requirements

(vi)	Melter energy/dross optimization technology and practices

(vii)	Alcoa developed controls/models for Hot mills and Cold mills

(viii)	In-line Alcoa proprietary Surface Quality Inspection Systems (SQM)

(ix)	Alcoa Proprietary Water based lubrication technology

(x)	Alcoa proposed cold mill pre-quench (significantly minimizes working capital / min hot mill store size)

(xi)	Taper rolling technology

(xii)	Roll Coating Technology including Alcoa developed grinding/polishing practices

(xiii)	Can body scalp elimination requirements (Significant recovery improvements)

(xiv)	Scalper controls / measurement system (Recovery optimization)

(xv)	End and Tab coating Line Equipment Configuration and practices

(f)	Any other services or assistance as mutually agreed to by both parties

Part 2 - Technology Licenses and Support Services

Pursuant to Clause 26.4, Alcoa will offer to enter into separate technology license agreements and technical support agreements with the Companies in respect of the following and on the payment terms detailed below, the Parties shall grant to the Companies a license to use Intellectual Property which is owned by the Parties but is required to implement the Project.

1.	Intellectual Property

Alcoa will make the following technologies available to the relevant Company on the terms and conditions to be set out in the technology license agreements contemplated by Clause 26.4:

1.1	Mining & Refining Company

(a)	QUASAR

1.2	Smelting Company

(a)	Potential Replacement of AP39 with AP33 + Fjardaal improvements

1.3	Rolling Company

(a)	Alcoa Rolling Mill technology

(b)	Alcoa Casting Technology

(c)	Recovery Maximization Technology

(d)	Melter Optimization Technology

(e)	Alcoa Proprietary Surface Inspection Systsms

(f)	Proprietary Roll Coating Technology

(g)	Water based Rolling Lubricants

(h)	Alcoa Proprietary Control Systems

(i)	Alcoa UBC Delacquering Technology

(j)	Dross Processing/Metal Reclamation Technology

(k)	Rolling Lubricant Management Technology

(l)	Alloy Cost Optimization

2.	Support services

In addition to the specific technologies set out above, Alcoa will provide the following support services in relation to the Project for each of the Mining & Refining Company, the Smelting Company, and the Rolling Company:

(a)	Replication of existing engineering where appropriate

(b)	Access to incremental technology advancements

(c)	Access to Alcoa Business Systems and support in implementation

(d)	Access to and support in implementing operating systems, procedures and know-how

(e)	Design and commissioning support for process & engineering technology

(f)	Technical problem solving

(g)	Coaching of JV operational leadership

(h)	Ongoing access to Alcoa facilities for the purposes of training and transfer of best practice

To structure this support, Alcoa will conduct an annual review of the operational performance of each of the Mine, the Rolling Mill and the Smelter. The review will measure the improvements achieved in the previous year, and recommend the technology and operational improvements to be implemented in the coming year. On approval by the relevant Company, Alcoa, together with the [Development Committee/Board of Managers] of the relevant Company, will plan the support necessary to transfer and embed these gains into the operations of each Company.

3.	Fees

In consideration for the licenses granted and services provided as described in this Schedule 14, the relevant Company will pay the following fees (plus the relevant travel and expenses):

3.1	Technology access fees:

(a)	Mining & Refining Company ($25m)

(b)	Smelting Company ($30m payable only if Fjardaal technology is selected)

3.2	Ongoing license fees for access to support:

(a)	Mining & Refining Company: $3/t alumina produced (with an option to exit the support arrangement after 10 years or on every 5th year thereafter)

(b)	Smelting Company: $8/tonne of aluminum produced escalated at 2.5% pa for 7 years.

(c)	Rolling Company: 1% of total revenue (with an option to exit the agreement after 10 years)

SCHEDULE 15

Project Milestones

Task	Start	End	GAL Deadline
Common Activities

Smelter and Power
Stage 3 +/- 15% Estimate		Oct ‘09
Stage 3 +/- 10% Estimate		Dec ‘09
Stage 3 Report		Jan ‘10
Project financing	Oct ‘09	Apr ‘10	Jun ‘10
NTP		Apr ‘10
First Metal		Apr ‘13	Q1 2013
Rolling Mill
Stage 2 +/- 20% Study		Dec ‘09
Stage 3 +/- 15% Study		Apr ‘10
TSA Signed			Mar ‘10
Financial Close			Jun ‘10
EPC Contract Signed			Dec ‘10
Startup			Q4 2013
Mine and Refinery
Stage 2 +/- 20% Estimate		Oct ‘09
Stage 2 Report		Dec ‘09
Technology Agreement			Mar ‘10
Stage 3 Engineering	Dec ‘09	Aug ‘10
Stage 3 +/- 10% Estimate		Jul ‘10
Stage 3 Report		Aug ‘10
Project Financing	Sep ‘10	Mar ‘11	Jun ‘11
NTP		Apr ‘11
EPC Contract Signed		Apr ‘11	Jul ‘11
First Alumina		Aug ‘14	Q4 2014